Exhibit 4.472
Deed Register No. 396/2011-G
Recorded
in Frankfurt am Main on September 8, 2011
Before me, the undersigning Civil Law Notary in the district of the Higher Regional Court (Oberlandesgericht) of Frankfurt am Main
Dr. Olaf Gerber
with my official place of business in Frankfurt am Main
appeared today:
1.	Dr. David Witzel, born 5 February 1975, whose business address is Taubenstraße 7-9, 60313 Frankfurt am Main, and who is personally known to the notary.

2.	Tereza Sipkova, born 6 January 1979, whose business address is Bockenheimer Landstraße 24, 60323 Frankfurt am Main, and who identified herself by presenting her valid passport.
The person appearing to 1. declared to make the following declarations not in his own name but, excluding any personal liability, for and on behalf of
a)	SIG Combibloc Systems GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 3935 presenting a power of attorney dated July 23, 2011, a copy of which, without Exhibit 1, is attached to this deed;

b)	SIG Combibloc Zerspanungstechnik GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Aachen, Germany and its business address at Walkmühlenstraße 4-10, 53074 Aachen, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen under HRB 3814 presenting a power of attorney dated July 20, 2011, a copy of which, without Exhibit 1, is attached to this deed,

i

c)	Closure Systems International B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered address at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, which is registered under registration number 34291082 with the Chamber of Commerce presenting a power of attorney dated July 20, 2011, a copy of which is attached to this deed,

d)	Closure Systems International Holdings (Germany) GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Worms, Germany and its business address at Mainzer Straße 185, 67547 Worms, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz under HRB 41388 presenting a power of attorney dated July 23, 2011, a copy of which, without Exhibit 1, is attached to this deed,

e)	Closure Systems International Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Worms, Germany and its business address at Mainzer Straße 185, 67547 Worms, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz under HRB 10054 presenting a power of attorney dated July 25, 2011, a copy of which, without Exhibit 1, is attached to this deed,

f)	SIG Combibloc Group AG, a stock corporation (Aktiengesellschaft) organised under the laws of Switzerland, having its business address at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland, which is registered in the commercial register (Handelsregister) of the Canton of Schaffhausen under the federal register number CH-290.3.004.149-2 presenting a power of attorney dated July 22, 2011, a copy of which is attached to this deed,

g)	SIG Combibloc Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5751 presenting a power of attorney dated July 20, 2011, a copy of which, without Exhibit 1, is attached to this deed,

h)	SIG Euro Holding AG & Co. KG aA, a limited liability company (Kommanditgesellschaft auf Aktien) organised under the laws of the Federal Republic of Germany, having its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5754 presenting a power of attorney dated July 20, 2011, a copy of which, without Exhibit 1, is attached to this deed,

i)	SIG Beverages Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Waldshut-Tiengen, Germany and its business address at Weilheimer Straße 5, 79761 Waldshut-Tiengen, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Freiburg i. Br. under HRB 702482 presenting a power of attorney dated July 20, 2011, a copy of which, without Exhibit 1, is attached to this deed,

j)	SIG International Services GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Linnich, Germany and its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 3925 presenting a power of attorney dated July 20, 2011, a copy of which, without Exhibit 1, is attached to this deed,

k)	SIG Information Technology GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Linnich, Germany and its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 4050 presenting a power of attorney dated July 20, 2011, a copy of which, without Exhibit 1, is attached to this deed,

1)	SIG Combibloc GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Linnich, Germany and its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5182 presenting a power of attorney dated July 20, 2011, a copy of which, without Exhibit 1, is attached to this deed,

m)	SIG Vietnam Beteiligungs GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Waldshut-Tiengen, Germany and its business address at Weilheimer Straße 5, 79761 Waldshut-Tiengen, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Freiburg i. Br. under HRB 621587 presenting a power of attorney dated July 20, 2011, a copy of which, without Exhibit 1, is attached to this deed,

n)	Pactiv Deutschland Holdinggesellschaft mbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Friedensallee 23-25, 22765

Hamburg, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg under HRB 71774 presenting a power of attorney undated, a copy of which, without Exhibit 1, is attached to this deed,

o)	Omni-Pac Ekco GmbH Verpackungsmittel, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its corporate seat in Hamburg, Germany and its business address at Friedensallee 23-25, 22765 Hamburg, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg under HRB 102663 presenting a power of attorney undated, a copy of which, without Exhibit 1, is attached to this deed,

p)	Omni-Pac GmbH Verpackungsmittel, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its corporate seat in Elsfleth, Germany and its business address at Am Tidehafen 5, 26931 Elsfleth, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Oldenburg under HRB 201738 presenting a power of attorney undated, a copy of which, without Exhibit 1, is attached to this deed,

q)	Pactiv Hamburg Holdings GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Hamburg, Germany and its business address at Friedensallee 25, 22765 Hamburg, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg under HRB 106481 presenting a power of attorney undated, a copy of which, without Exhibit 1, is attached to this deed,

r)	Pactiv Corporation, a company organised under the laws of Delaware, with the corporate identity number 0624402 having its business address at 1900 West Field Court, Lake Forest, IL 60045, USA presenting a power of attorney undated, a copy of which is attached to this deed.
The person appearing to 2. declared to make the following declarations not in her own name but, excluding any personal liability, for and on behalf of
The Bank of New York Mellon, having its business address at 1 Wall Street, New York, NY 10286, The United States of America,

presenting a power of attorney dated August 5, 2011, a copy of which is attached to this deed.

Neither the Notary nor the proxies assume any liability as to the validity and/or the scope of the powers of attorney presented.

In the case a certified copy of the power/sub-power of attorney is attached to this deed, the original was presented to the notary and it is herewith certified that the attached copies are true and correct copies of the original powers/sub-powers of attorney presented to me. In the case only a simple copy is attached, originals shall be provided to the notary in due course. Certified copies thereof shall be sealed to the present deed.

The Notary convinced himself that the persons appearing are in adequate command of the English language and declared that he is in command of the English language as well.

The persons appearing stated that the parties represented by them requested that this instrument be recorded in the English language.

On being asked whether there had been any prior involvement by the Notary in terms of Section 3 para 1 no 7 of the German Notarisation Act (Beurkundungsgesetz) the provisions of which had been explained by the Notary, the persons appearing said that there had been no such prior involvement.

The deponents, acting as aforesaid, then requested the notary to notarise the
Share Pledge Agreements
attached to this deed as appendices 1 to 9 with its schedules. These Share Pledge Agreements with the exclusion of its table of contents form an integral part of this deed.

This deed with appendices 1 to 9 including their schedules 1 ans 2 but excluding their table of contents ans schedule 3 of appendix 8 was read aloud by the notary to the deponents, was approved by the deponents and was signed by the deponents and the notary in their own hands as follows:
/s/ David Witzel
/s/ Tereza Sipkova
/s/ Dr. Olaf Gerber

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Appendix 1
PACTIV HAMBURG HOLDINGS GMBH
PACTIV CORPORATION
as Pledgors
PACTIV DEUTSCHLAND HOLDINGGESELLSCHAFT MBH
as Company
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee
SHARE PLEDGE AGREEMENT RELATING TO
THE SHARES IN PACTIV DEUTSCHLAND
HOLDINGGESELLSCHAFT MBH
(Geschäftsanteilsverpfändung)
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

Clause	Page
Schedule 1	26
Part 1 List of Current Borrowers	26
Part 2 List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current October 2010 Secured Notes Guarantors and Current February 2011 Secured Notes Guarantors	27
Part 3 List of Current New Secured Notes Guarantors	32
Part 4 Copy of shareholders List (Gesellschafterliste)	37

This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on September 8, 2011
BETWEEN:
(1)	Pactiv Hamburg Holdings GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Hamburg, Germany and its business address at Friedensallee 25, 22765 Hamburg, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg under HRB 106481 (the “Pledgor 1”);

(2)	Pactiv Corporation, a company organised under the laws of Delaware, with the corporate identity number 0624402 having its business address at 1900 West Field Court, Lake Forest, IL 60045, USA, (the “Pledgor 2” and, together with Pledgor 1, the “Pledgors”);

(3)	Pactiv Deutschland Holdinggesellschaft mbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Hamburg, Germany and its business address at Friedensstraße 23-25, 22765 Hamburg, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg under HRB 71774 (the “Company); and

(4)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, NY 10286, The United States of America in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent” or the “Pledgee”).
WHEREAS:
(A)	Pursuant to the second amended and restated senior secured multi-currency term and revolving credit agreement dated 9 August 2011 of currently up to USD 4,445,000,000 and EUR 330,000,000 between, inter alia, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Second Amended and Restated Credit Agreement”), which amends and restates the multicurrency term and revolving credit agreement dated 5 November 2009 between, inter alia, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Second Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group

Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “2009 Senior Secured Notes”) to certain noteholders.

(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alia, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alia, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)	The Pledgor has entered into the Existing Share Pledge Agreement (as defined below).

(F)	Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alia, the RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the

“August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “New Secured Notes”). In connection with the release from escrow of the proceeds of the New Secured Notes, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A. the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. At such time certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 3 hereto as current new secured notes guarantors (the “Current New Secured Notes Guarantors”) will accede to the New Secured Notes Indenture).

(G)	As a result of the Second Amended and Restated Credit Agreement and the amendment No. 6 and incremental term loan assumption agreement dated 9 August 2011 between, inter alia, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the “Amendment No. 6 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,000,000,000.

(H)	The Pledgors have agreed to grant an additional pledge (subject to the pledges arising under the Existing Share Pledge Agreement (as defined below)) over their respective Shares (as defined below) in the Company as security for the Pledgee’s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No.1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents and the New Secured Notes Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“Existing Shares 1” has the meaning given to such term in sub-Clause 2.1 hereof.

“Existing Share 2” has the meaning given to such term in sub-Clause 2.1 hereof.

“Existing Shares” has the meaning given to such term in sub-Clause 2.1 hereof.

“Existing Share Pledge Agreement” means the share pledge agreement dated 2 March 2011 entered into between Pactiv Hamburg Holdings GmbH and Pactiv Corporation as pledgors and The Bank of New York Mellon as collateral agent and as pledgee

“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

“Future Shares 1” means all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor 1 may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of the Company (including by way of authorised capital (genehmigtes Kapital) or otherwise.

“Future Shares 2” means all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor 2 may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of the Company (including by way of authorised capital (genehmigtes Kapital) or otherwise.

“Future Shares” means the Future Shares 1 and the Future Shares 2 referred to collectively and “Future Share” means any of them.

“Grantors” means the Loan Parties, the Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 2,000,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No.1 and Joinder Agreement, the Second Amended and Restated Credit Agreement and the Amendment No. 6 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing,

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the August 2011 Escrow Issuers and/or of the August 2011 Ultimate Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge 1” and “Pledges 1” have the meanings given to such terms in sub-Clause 3.1.

“Pledge 2” and “Pledges 2” have the meanings given to such terms in sub-Clause 3.1.

“Pledges” means the Pledges 1 and the Pledges 2 referred to collectively and “Pledge” means any of them.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Shares 1” means the Existing Shares 1 and the Future Shares 1.

“Shares 2” means the Existing Share 2 and the Future Shares 2.

“Shares” means the Existing Shares and Future Shares.

1.2	Construction

In this Agreement any reference to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGED SHARES

2.1	The Company has a nominal share capital (Stammkapital) of EUR 25,000 (in words: Euro twenty five thousand) which is divided into three shares,

persisting of one share with a nominal amount (Nennbetrag) of EUR 5,750 (in words: Euro five thousand seven hundred fifty) carrying the serial number (laufende Nummer) 1 and one share with the nominal amount of EUR 17,750 (in words: Euro seventeen thousand seven hundred fifty) carrying the serial number (laufende Nummer) 2 (the “Existing Shares 1”), and one share with the nominal amount of EUR 1,500 (in words: Euro one thousand five hundred) carrying the serial number (laufende Nummer) 3 (the “Existing Share 2”),

(the Existing Shares 1 and the Existing Share 2 are together the “Existing Shares”).

2.2	Pledgor 1 is the owner of the Existing Shares 1 and Pledgor 2 is the owner of the Existing Share 2 and both Pledgors are registered as such in the shareholders list (Gesellschafterliste) of the Company as filed (aufgenommen) with the commercial register (Handelsregister), a copy of which is attached as Schedule 1 Part 4 (Copy of Shareholders List).

3.	PLEDGE

3.1	Pledgor 1 hereby pledges to the Pledgee the Shares 1 together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (each a “Pledge 1” and together the “Pledges 1”).

3.2	Pledgor 2 hereby pledges to the Pledgee the Shares 2 together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (each a “Pledge 2” and together the “Pledges 2”).

3.3	The Pledgee hereby accepts the Pledges.

3.4	The Pledges are in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

4.	SCOPE OF THE PLEDGES

4.1	The Pledges constituted by this Agreement include:
(a)	the present and future rights to receive:
(i)	dividends attributable to the Shares, if any; and

(ii)	liquidation proceeds, redemption proceeds (Einziehungsentgelt) repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe) any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;
(b)	the right to subscribe for newly issued shares; and

(c)	all other rights and benefits attributable to the Shares capable of being pledged (verpfändbar) (including without limitation all present and future pecuniary claims of any Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs-und/oder Gewinnabführungsvertrag) or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may be entered into between any Pledgor and the Company).
4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, each Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the agreements between the parties) with all items described in Clause 4.1 hereof in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledges constituted hereunder.

4.3	On the date and during the period in which the Pledgee is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledges (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of the Company or in connection with the reduction of the amount of the registered share capital of the Company; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares, shall be forthwith delivered to the Pledgee and held as security for and on behalf of the Secured Parties, If such proceeds or property are received by any Pledgor, they shall be received as trustee for the benefit of the Pledgee and shall be segregated from other property or funds of the respective Pledgor and shall be forthwith delivered to the Pledgee as security in the form so received (with any necessary endorsement).

5	PURPOSE OF THE PLEDGES

The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledges shall also cover any future extension of the Obligations and each Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Shares remain with the respective Pledgor. Each Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledges, the existence of all or part of the Shares or cause an Event of Default to occur. Each Pledgor undertakes, unless otherwise agreed between the parties, that no resolutions will be passed which would, if passed, constitute a breach of its obligations under Clause 10 or any other obligation under this Agreement.

7.	ENFORCEMENT OF THE PLEDGES

7.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of the Pledges are met (Pfandreife), in particular, if any of the Obligations have become due and payable, then in order to enforce the Pledges, the Pledgee (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgee shall be entitled to have the Pledges enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledges sold (including at public auction).

7.3	Each Pledgor hereby expressly agrees that 5 (five) business days’ prior written notice to the respective Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the respective Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Pledgee.

7.4	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledges under sub-Clause 7.1, each Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

7.5	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing, all subsequent dividend payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, each Pledgor shall, during the continuation of an event which allows the Pledgee to enforce the Pledges, have the obligations and the Pledgee shall have the rights set forth in sub-Clause 10.6 below regardless of which resolutions are intended to be adopted.

7.7	The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. Each Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledges and pledges over the shares or partnership interests in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Pledgee may decide to enforce the Pledges over the shares in the Company individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding (Gesamtverwertung).

7.8	Each Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.9	Each Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.10	If the Pledges are enforced or if any Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgee shall pass to the respective Pledgor by subrogation or otherwise. Further, the Pledgors shall at no time before, on or after an enforcement of the Pledges and as a result of the Pledgors entering into this Agreement, be entitled to demand indemnification or compensation from the Company or the Company’s affiliates or to assign any of these claims.

8.	LIMITATIONS ON ENFORCEMENT

8.1	The Pledgee shall be entitled to apply proceeds of an enforcement of the Pledges 1 towards satisfaction of the Obligations without limitation in respect of:
(a)	all and any amounts which are owed under the Credit Documents by Pledgor 1 itself, the Company or by any of their subsidiaries; and

(b)	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, Pledgor 1, the Company or any of their subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time
(in aggregate, the “Unlimited Enforcement Amount”).

8.2	Besides an application of proceeds from an enforcement of the Pledges 1 towards satisfaction of the Obligations in respect of the Unlimited Enforcement Amount pursuant to Clause 8.1 above, the Pledgee shall not be entitled to apply proceeds of an enforcement of the Pledges 1 towards satisfaction of the Obligations but shall return to Pledgor 1 proceeds of an enforcement of the Pledges 1 if and to the extent that:
(a)	the Pledges 1 secure the obligations of a Grantor which is (x) a shareholder of Pledgor 1 or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of Pledgor 1 (other than Pledgor 1 and its subsidiaries); and

(b)	the application of proceeds of an enforcement of the Pledges 1 towards the Obligations would have the effect of (x) reducing Pledgor l’s net assets (Reinvermögen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of Pledgor l’s stated share capital (Stammkapital) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Collateral Agent.
8.3	The Net Assets shall be calculated as an amount equal to the sum of the values of Pledgor l’s assets (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of Pledgor l’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code), save that:
(a)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for Pledgor l’s business (nicht betriebsnotwendig) shall be taken into account with its market value;

(b)	obligations under loans provided to Pledgor 1 by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of Pledgor 1; and

(c)	obligations under loans or other contractual liabilities incurred by Pledgor 1 in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.
The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by Pledgor 1 in the preparation of its most recent annual balance sheet (Jahresbilanz).

It being understood that the assets of Pledgor 1 will be assessed at liquidation values (Liquidationswerte) if the managing directors of Pledgor 1, at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of Pledgor 1 can carry on as a going concern (positive Fortführungsprognose), in particular when the Pledges 1 are enforced.

8.4	The limitations set out in Clause 8.2 above shall only apply if and to the extent that:
(a)	without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce the Pledges 1 (the “Notice”), Pledgor 1 has confirmed in writing to the Collateral Agent (x) to what extent such Pledges 1 are up-stream or cross-stream security as described in Clause 8.2 above and (y) which amount of proceeds of an enforcement of the Pledges 1 attributable to the enforcement of such upstream or cross-stream security cannot be applied towards satisfaction of the Obligations but would have to be returned to Pledgor 1 as it would otherwise cause the Net Assets of Pledgor 1 to fall below its stated share capital (taking into account the adjustments set out in Clause 8.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”) and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain Pledgor l’s stated share capital; or

(b)	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from Pledgor 1 an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of Pledgor l’s Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 8.3 above, provided that the final sentence of Clause 8.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of Pledgor 1 should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 8.3 above. If Pledgor 1 fails to deliver a Balance Sheet within the aforementioned time period, the Pledgee shall be entitled to apply the proceeds of an enforcement of the Pledges 1 towards satisfaction of the Obligations irrespective of the limitations set out in Clause 8.2 above.
8.5	If the Pledgee disagrees with the Balance Sheet it shall be entitled to apply proceeds of an enforcement of the Pledges 1 in satisfaction of the Obligations up to an amount which, according to the Balance Sheet, can be applied in satisfaction of the Obligations in compliance with the limitations set out in Clause 8.2 above. In relation to any additional amounts for which Pledgor 1 is liable under this Agreement, the Pledgee shall be entitled to further pursue its claims (if any) and Pledgor 1 shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Pledgee has given notice that it intends to enforce the security created under this Agreement).

8.6	No reduction of the amount enforceable or applicable towards satisfaction of the Obligations under this Clause 8 will prejudice the right of the Pledgee to continue enforcing the Pledges 1 (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.

9.	APPROVAL AND CONFIRMATION

Each Pledgor as the shareholders of the Company hereby approve the Pledges over the Shares and over any and all ancillary rights and claims associated with the Shares (as more particularly specified in Clause 4) and pursuant to the articles of association of the Company the Pledges are not subject to any approval of the Company.

10.	UNDERTAKINGS OF EACH PLEDGOR

Unless otherwise agreed between the parties, during the term of this Agreement, each Pledgor undertakes to the Pledgee:

10.1	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

10.2	to inform the Pledgee promptly of any change made in the registered share capital of the Company, or any changes made to the articles of association of the Company which would materially adversely affect the security interest of the Pledgee and in each such case to promptly deliver to the Pledgee a copy of the updated shareholders list (Gesellschafterliste) and a copy of the amended articles of association (Satzung) both as filed (aufgenommen) with the commercial register (Handelsregister);

10.3	to promptly notify the Pledgee, by notification in writing of the registration of an objection (Widerspruch) in relation to the Shares of the respective Pledgor in the shareholders list (Gesellschafterliste) as filed (aufgenommen) with the commercial register (Handelsregister).

10.4	to promptly notify the Pledgee, by notification in writing, of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1 such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the respective Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;

10.5	in the event of any increase in the capital of the Company, not to allow, without the prior written consent of the Pledgee (such consent not to be unreasonably withheld), any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

10.6	to promptly inform the Pledgee, by notification in writing, of all matters concerning the Company of which the respective Pledgor is aware which would materially adversely affect the security interest of the Pledgee. In particular, the respective Pledgor shall notify the Pledgee, by notification in writing, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon the Pledges. The respective Pledgor shall allow, following the occurrence and during the continuance of any of the circumstances which permit the Pledgee to enforce the Pledges constituted hereunder in accordance with Clause 7, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders’ meetings of the Company as attendants without power to vote. Subject to the provision contained in sub-Clause 14.1, the Pledgee’s right to attend a shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;

10.7	to refrain from any acts or omissions the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist, unless permitted by the Pledgee (acting reasonably);

10.8	not to amend the articles of association of the Company to the extent that such amendment would materially adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee (such consent not to be unreasonably withheld);

10.9	insofar as additional declarations or actions are necessary for the creation of the Pledges in favour of the Pledgee and at the Pledgee’s reasonable request (acting on the reasonable instructions of the Secured Parties), to make such declarations and undertake such actions at its own costs and expenses; and

10.10	for the avoidance of doubt, notification and consent requirements as set out in sub-Clauses 10.1 through 10.8 of this Agreement are deemed to be satisfied if and to the extent such notification or consent has been delivered under the Existing Share Pledge Agreement provided that such notification to the Pledgee or consent of the Pledgee makes reference to this Agreement and the Existing Share Pledge Agreement.

11.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

12.	INDEMNITY

The Pledgors shall reimburse the Pledgee (which, for purposes of this Clause 12, shall include its officers, directors, employees, agents and counsel) upon request for all properly incurred, reasonable and documented out-of-pocket expenses incurred or made by it in connection with the Credit Documents. Such expenses shall include the properly incurred, reasonable and documented compensation and expenses, disbursements and advances of the Pledgee’s agents, counsel, accountants and experts. The Pledgors shall indemnify the Pledgee against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred, reasonable and documented attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of the Pledgee’s performance of its duties under this Agreement and under German law, including the costs and expenses of enforcing this Agreement and defending itself against or investigating any claim. The obligation to pay such amounts shall survive the payment in full or defeasance of the Obligations or the removal or resignation of the Pledgee. The Pledgee shall notify Reynolds Group Holdings Limited of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify Reynolds Group Holdings Limited shall not relieve the Pledgors of their indemnity obligations hereunder. The Pledgors may defend themselves against such claim and the Pledgee shall provide reasonable cooperation in such defense. The Pledgee may have separate counsel and the Pledgors shall pay the properly incurred, reasonable and documented fees and expenses of such counsel. The Pledgors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Pledgee through the Pledgee’s own wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit). No provision of this Agreement shall require the Pledgee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

13.	NO LIABILITY

Except as otherwise agreed between the parties to this Agreement, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahriässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

14.	DURATION AND INDEPENDENCE

14.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledges shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.

14.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgors pursuant to it.

14.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

14.4	Waiving Section 418 of the German Civil Code, the Pledgors hereby agree that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

15.	RELEASE OF PLEDGE (PFANDFREIGABE)

15.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledges (Pfandfreigabe) to the Pledgors as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledges, due to its accessory nature (Akzessorietät) ceases to exist by operation of German mandatory law.

15.2	At any time when the total value of the aggregate security granted by the Pledgors and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of any of the Pledgors release such part of the Security (Sicherheitenfreigabe) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

15.3	The parties acknowledge that the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will declare in writing the release of the Pledges (Pfandfreigabe) to each Pledgor as soon as reasonably practicable in accordance with, and to the extent required by, the Intercreditor Arrangements.

16.	PARTIAL INVALIDITY; WAIVER

16.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

16.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

16.3	In particular, the Pledges shall not be affected and shall in any event extend to any and all shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

17.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 17 shall be made in writing except where notarisation is required.

18.	NOTICES AND THEIR LANGUAGE

18.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgors:	Pactiv Hamburg Holdings GmbH

	Address:	Friedensallee 25, 22765 Hamburg, Germany,

	Telephone:	+49 40 39199211

	Fax:	+49 40 39199298

	Attention:	Managing directors (Geschäftsführung)

for the Pledgors with a copy to:

	Address:	c/o Rank Group Limited

Level 9

148 Quay Street PO Box 3515

Auckland 1140 New Zealand

	Telephone.	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Pledgee:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E

New York, NY 10286

The United States of

America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust

18.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing by the parties, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

18.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 18 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 18.

18.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

19.	NOTIFICATION

19.1	Each Pledgor and the Pledgee hereby give notice of this Agreement and the Pledges of the rights pursuant to Clause 3 and Clause 4 to the Company.

19.2	The Company hereby acknowledges the notification pursuant to Clause 19.1 above.

20.	APPLICABLE LAW, JURISDICTION

20.1	This Agreement is governed by the laws of the Federal Republic of Germany.

20.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against any Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against any Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

The Notary advised the persons appearing:
•	that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

•	that notwithstanding Section 16 para 3 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) there is no bona fide creation, acquisition nor ranking of a pledge of shares (in the sense that the pledgees are not protected if the shares purported to be pledged do not exist or have been previously encumbered for the benefit of a third party); and

•	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

SCHEDULE 1
PART 1
LIST OF CURRENT BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holdings Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Pactiv Corporation

PART 2
LIST OF CURRENT GUARANTORS, CURRENT 2009 SENIOR SECURED NOTES
GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS
AND CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS
Whakatane Mill Australia Pty Limited
SIG Austria Holding GmbH
SIG Combibloc GmbH & Co KG
SIG Combibloc GmbH
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH

SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.

CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Irrnovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.

Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC

Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

PART 3
LIST OF CURRENT NEW SECURED NOTES GUARANTORS1
Whakatane Mill Australia Pty Limited
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH

[1]	Post closing Austrian guarantors excluded.

Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S,A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.

Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B,V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.

Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC

Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

PART 4
COPY OF SHAREHOLDERS LIST (GESELLSCHAFTERLISTE)

Amtsgericht Hamburg
HRB 71774
Amtlicher Ausdruck aus dem Registerordner
Dokument: Liste der Gesellschafter
(20355_HRB71774_GEL_S2010-01-06_3462192_#001.PDF)
Eingestellt in den Registerordner am (letztes Freigabedatum): 08.01.2010
Abgerufen aus dem Registerordner am: 09.08.2011 14:19:45
Dieser Ausdruck bezeugt den Inhalt eines Dokuments des Registerordners.
Dieser Ausdruck wird nicht unterschrieben und gilt als beglaubigte Abschrift.
Hamburg, den 09.08.2011
/s/ [ILLEGIBLE]

Heil
Justizobersekretär

Gesellschafterliste
gem. § 40 Abs. 2 GmbHG
der
Pactiv Deutschland Holdinggesellschaft mbH
mit dem Sitz in Hamburg
eingetragen im Handelsregister des Amtsgerichts Hamburg zu HRB 71774
Stand: 1. Januar 2010

			Lfd. Nr. des
		Nennbetrag des	Geschäfts-
Gesellschafter	Wohnort/Sitz	Ge-schäftsanteils	anteils

Pactiv Hamburg Holdings GmbH (derzeit noch firmierend unter fentus 13. GmbH)	Friedensallee 25, 22765 Hamburg, AG Hamburg, HRB 106481	5.750,00 EUR	1

Pactiv Hamburg Holdings GmbH (derzeit noch firmierend unter feutus 13. GmbH)	Friedensallee 25, 22765 Hamburg, AG Hamburg, HRB 106481	17.750,00 EUR	2

Pactiv Corporation	1900 West Field Court, Lake Forest, IL 60045, Vereinigte Staaten von Amerika	1.500,00 EUR	3

Summe Geschäftsanteile		25.000,00 EUR

Nummer 6 der Urkundenrolle für das Jahr 2010
Hiermit bescheinige ich, der unterzeichnende Notar, dass die geänderten Eintragungen den Veränderungen entsprechen, an denen ich mitgewirkt habe, und die übrigen Eintragungen mit dem Inhalt der zuletzt im Handelsregister aufgenommenen Liste übereinstimmen.
Diese Bescheinigung ist ein gebührenfreies Nebengeschäft im Sinne des § 35 Kost0.
Frankfurt am Main, 6. Januar 2010

/s/ Dr. Wolfgang Hauser

Dr. Wolfgang Hauser, Notar

Hiermit beglaubige ich die Übereinstiininung der in dieser Datei enthaltenen Bilddaten (Absohrift) mit dem mir vorliegenden Papierdokument (Urschrift).
Frankfurt am Main, den 06.01.2010
Dr. Wolfgang Hauser
Notar

Appendix 2
CLOSURE SYSTEMS INTERNATIONAL B.V.
as Pledgor
CLOSURE SYSTEMS INTERNATIONAL HOLDINGS (GERMANY) GMBH
as Company
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee
SHARE PLEDGE AGREEMENT RELATING TO
THE SHARES IN CLOSURE SYSTEMS
INTERNATIONAL HOLDINGS (GERMANY) GMBH
(Geschäftsanteilsverpfändung)
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

Clause	Page
Schedule 1	23
Part 1 List of Current Borrowers	23
Part 2 List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current October 2010 Secured Notes Guarantors and Current February 2011 Secured Notes Guarantors	23
Part 3 List of Current New Secured Notes Guarantors	29
Part 4 Copy of Shareholders List (Gesellschafterliste)	34

This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on September 8, 2011
BETWEEN:
(1)	Closure Systems International B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered address at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, which is registered under registration number 34291082 with the Chamber of Commerce (the “Pledgor”);

(2)	Closure Systems International Holdings (Germany) GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Worms, Germany and its business address at Mainzer Straße 185, 67547 Worms, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz under HRB 41388 (the “Company”); and

(3)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent” or the “Pledgee”).
WHEREAS:
(A)	Pursuant to the second amended and restated senior secured multi-currency term and revolving credit agreement dated 9 August 2011 of currently up to USD 4,445,000,000 and EUR 330,000,000 between, inter alia, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Second Amended and Restated Credit Agreement”), which amends and restates the multicurrency term and revolving credit agreement dated 5 November 2009 between, inter alia, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Second Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD

1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “2009 Senior Secured Notes”) to certain noteholders.

(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alia, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alia, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)	The Pledgor has entered into the Existing Share Pledge Agreements (as defined below).

(F)	Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alia, the RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the “August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “New Secured Notes”). In connection with the release from escrow of the proceeds of the New Secured Notes, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A. the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. At such time certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 3 hereto as current new secured notes guarantors (the “Current New Secured Notes Guarantors”) will accede to the New Secured Notes Indenture).

(G)	As a result of the Second Amended and Restated Credit Agreement and the amendment No. 6 and incremental term loan assumption agreement dated 9 August 2011 between, inter alia, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the “Amendment No. 6 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,000,000,000.

(H)	The Pledgor has agreed to grant an additional pledge (subject to the pledges arising under the Existing Share Pledge Agreements (as defined below)) over its Shares (as defined below) in the Company as security for the Pledgee’s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No. 1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents and the New Secured Notes Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.ä.r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“Existing Share Pledge Agreements” means
a)	the share pledge agreement dated 5 November 2009 (as amended by a confirmation and amendment agreement dated 4 May 2010) entered into between Closure Systems International B.V. as pledgor and The Bank of New York Mellon as collateral agent and as pledgee and others as pledgees;

b)	a confirmation and amendment agreement dated 4 May 2010 entered into between, inter alios, Closure Systems International B.V. as pledgor and The Bank of New York Mellon as collateral agent and others (the “Confirmation and Amendment Agreement”);

c)	the share pledge agreement dated 16 November 2010 entered into between Closure Systems International B.V. as pledgor and The Bank of New York Mellon as collateral agent and as pledgee; and

d)	the share pledge agreement dated 2 March 2011 entered into between Closure Systems International B.V. as pledgor and The Bank of New York Mellon as collateral agent and as pledgee.
“Existing Shares” has the meaning given to such term in sub-Clause 2.1 hereof.

“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

“Future Shares” means all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of the Company (including by way of authorised capital (genehmigtes Kapital)) or otherwise.

“Grantors” means the Loan Parties, the Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured

Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 2,000,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No. l and Joinder Agreement, the Second Amended and Restated Credit Agreement and the Amendment No. 6 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.ä.r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the August 2011 Escrow Issuers and/or of the August 2011 Ultimate Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 3.1.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Shares” means the Existing Shares and the Future Shares.

1.2	Construction

In this Agreement any reference to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGED SHARES

2.1	The Company has a nominal share capital (Stammkapital) of EUR 25,000 (in words: Euro twenty-five thousand) which consists of one share with the serial number (laufende Nummer) 1 (the “Existing Shares”).

2.2	The Pledgor is the owner of the Existing Shares and is registered as such in the shareholders list (Gesellschafterliste) of the Company as filed (aufgenommen) with the commercial register (Handelsregister), a copy of which is attached as Schedule 1 Part 4 (Copy of Shareholders List).

3.	PLEDGE

3.1	The Pledgor hereby pledges to the Pledgee the Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (the “Pledge” and/or the “Pledges”).

3.2	The Pledgee hereby accepts the Pledge.

3.3	The Pledge is in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

4.	SCOPE OF THE PLEDGES

4.1	The Pledge constituted by this Agreement includes:
(a)	the present and future rights to receive:
(i)	dividends attributable to the Shares, if any; and

(ii)	liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;
(b)	the right to subscribe for newly issued shares; and

(c)	all other rights and benefits attributable to the Shares capable of being pledged (verpfändbar) (including without limitation all present and future pecuniary claims of the Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabfuhrungsvertrag) or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may be entered into between the Pledgor and the Company).
4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the agreements between the parties) with all items described in Clause 4.1 hereof in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledge constituted hereunder.

4.3	On the date and during the period in which the Pledgee is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledge (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of the Company or in connection with the reduction of the amount of the registered share capital of the Company; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares, shall be forthwith delivered to the Pledgee and held as security for and on behalf of the Secured Parties. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Pledgee and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Pledgee as security in the form so received (with any necessary endorsement).

5.	PURPOSE OF THE PLEDGES

The Pledge hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledge shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledge, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise agreed between the parties, that no resolutions will be passed which would, if passed, constitute a breach of its obligations under Clause 10 or any other obligation under this Agreement.

7.	ENFORCEMENT OF THE PLEDGES

7.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of the Pledge are met (Pfandreife), in particular, if any of the Obligations have become due and payable, then in order to enforce the Pledge, the Pledgee (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgee shall be entitled to have the Pledge enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledge sold (including at public auction).

7.3	The Pledgor hereby expressly agrees that 5 (five) business days’ prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Pledgee.

7.4	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledge under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

7.5	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing, all subsequent dividend payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, during the continuation of an event which allows the Pledgee to enforce the Pledge, have the obligations and the Pledgee shall have the rights set forth in sub-Clause 10.6 below regardless of which resolutions are intended to be adopted.

7.7	The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledge and pledges over the shares or partnership interests in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Pledgee may decide to enforce the Pledge over the shares in the Company individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding (Gesamtverwertung).

7.8	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.9	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.10	If the Pledge is enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor - Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledge and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or the Company’s affiliates or to assign any of these claims.

8.	UNLAWFUL FINANCIAL ASSISTANCE

No obligations shall be included in the definition of Obligations to the extent that, if they were included, the security interest granted pursuant to this Agreement or any part thereof would be void as a result of violation of the prohibition on financial assistance contained in Article 2:98c and 2:207c Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and all provisions hereof will be interpreted accordingly. For the avoidance of doubt, this Agreement will continue to secure those obligations which, if included in the definition of Obligations, will not constitute a violation of the Prohibition,

9.	APPROVAL AND CONFIRMATION

The Pledgor as the sole shareholder of the Company hereby approves the Pledge over the Shares and over any and all ancillary rights and claims associated with the Shares (as more particularly specified in Clause 4) and pursuant to the articles of association of the Company the Pledge is not subject to any approval of the Company.

10.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise agreed between the parties, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

10.1	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

10.2	to inform the Pledgee promptly of any change made in the registered share capital of the Company, or any changes made to the articles of association of the Company which would materially adversely affect the security interest of the Pledgee and in each such case to promptly deliver to the Pledgee a copy of the updated shareholders list (Gesellschafterliste) and a copy of the amended articles of association (Satzung) both as filed (aufgenommen) with the commercial register (Handelsregister);

10.3	to promptly notify the Pledgee, by notification in writing of the registration of an objection (Widerspruch) in relation to the Shares of the Pledgor in the shareholders list (Gesellschafterliste) as filed (aufgenommen) with the commercial register (Handelsregister).

10.4	to promptly notify the Pledgee, by notification in writing, of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1 such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;

10.5	in the event of any increase in the capital of the Company, not to allow, without the prior written consent of the Pledgee (such consent not to be unreasonably withheld), any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

10.6	to promptly inform the Pledgee, by notification in writing, of all matters concerning the Company of which the Pledgor is aware which would materially adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, by notification in writing, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon the Pledge. The Pledgor shall allow, following the occurrence and during the continuance of any of the circumstances which permit the Pledgee to enforce the Pledge constituted hereunder in accordance with Clause 7, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders’ meetings of the Company as attendants without power to vote. Subject to the provision contained in sub-Clause 14.1, the Pledgee’s right to attend a shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;

10.7	to refrain from any acts or omissions, subject to the performance of its rights and duties under the Existing Share Pledge Agreements, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist, unless permitted by the Pledgee (acting reasonably);

10.8	not to amend the articles of association of the Company to the extent that such amendment would materially adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee (such consent not to be unreasonably withheld);

10.9	insofar as additional declarations or actions are necessary for the creation of the Pledge in favour of the Pledgee and at the Pledgee’s reasonable request (acting on the reasonable instructions of the Secured Parties), to make such declarations and undertake such actions at its own costs and expenses; and

10.10	for the avoidance of doubt, notification and consent requirements as set out in sub-Clauses 10.1 through 10.8 of this Agreement are deemed to be satisfied if and to the extent such notification or consent has been delivered under the Existing Share Pledge Agreements provided that such notification to the Pledgee or consent of the Pledgee makes reference to this Agreement and each Existing Share Pledge Agreement.

11.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

12.	INDEMNITY

The Pledgor shall reimburse the Pledgee (which, for purposes of this Clause 12, shall include its officers, directors, employees, agents and counsel) upon request for all properly incurred, reasonable and documented out-of-pocket expenses incurred or made by it in connection with the Credit Documents. Such expenses shall include the properly incurred, reasonable and documented compensation and expenses, disbursements and advances of the Pledgee’s agents, counsel, accountants and experts. The Pledgor shall indemnify the Pledgee against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred, reasonable and documented attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of the Pledgee’s performance of its duties under this Agreement and under German law, including the costs and expenses of enforcing this Agreement and defending itself against or investigating any claim. The obligation to pay such amounts shall survive the payment in full or defeasance of the Obligations or the removal or resignation of the Pledgee. The Pledgee shall notify Reynolds Group Holdings Limited of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify Reynolds Group Holdings Limited shall not relieve the Pledgor of its indemnity obligations hereunder. The Pledgor may defend itself against such claim and the Pledgee shall provide reasonable cooperation in such defense. The Pledgee may have separate counsel and the Pledgor shall pay the properly incurred, reasonable and documented fees and expenses of such counsel. The Pledgor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Pledgee through the Pledgee’s own wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit). No provision of this Agreement shall require the Pledgee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

13.	NO LIABILITY

Except as otherwise agreed between the parties to this Agreement, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

14.	DURATION AND INDEPENDENCE

14.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledge shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.

14.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

14.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

14.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

15.	RELEASE OF PLEDGE (PFANDFREIGABE)

15.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledge, due to its accessory nature (Akzessorietät) ceases to exist by operation of German mandatory law.

15.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

15.3	The parties acknowledge that the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as soon as reasonably practicable in accordance with, and to the extent required by, the Intercreditor Arrangements.

16.	PARTIAL INVALIDITY; WAIVER

16.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

16.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

16.3	In particular, the Pledge shall not be affected and shall in any event extend to any and all shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

17.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 17 shall be made in writing except where notarisation is required.

18.	NOTICES AND THEIR LANGUAGE

18.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	Closure Systems International B.V.

	Address:	Teleboulevard 140, 1043 EJ Amsterdam, The Netherlands

	Telephone:	+31 20 540 5800

	Fax:	+31 20 644 7011

	Attention:	Managing directors
(Geschäftsführung)

for the Pledgor with a copy to:

	Address:	c/o Rank Group Limited Level 9 148 Quay Street PO Box 3515 Auckland 1140 New Zealand

	Telephone.	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Pledgee:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E New York, N.Y. 10286 The United States of America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust
18.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing by the parties, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

18.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 18 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 18.

18.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

19.	NOTIFICATION

19.1	The Pledgor and the Pledgee hereby give notice of this Agreement and the Pledge of the rights pursuant to Clause 3 and Clause 4 to the Company.

19.2	The Company hereby acknowledges the notification pursuant to Clause 19.1 above.

20.	APPLICABLE LAW, JURISDICTION

20.1	This Agreement is governed by the laws of the Federal Republic of Germany.

20.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
The Notary advised the persons appearing:
•	that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

•	that notwithstanding Section 16 para 3 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) there is no bona fide creation, acquisition nor ranking of a pledge of shares (in the sense that the pledgees are not protected if the shares purported to be pledged do not exist or have been previously encumbered for the benefit of a third party); and

•	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

SCHEDULE 1
PART 1
LIST OF CURRENT BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holdings Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Pactiv Corporation
PART 2
LIST OF CURRENT GUARANTORS, CURRENT 2009 SENIOR SECURED NOTES
GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS
AND CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS
Whakatane Mill Australia Pty Limited
SIG Austria Holding GmbH
SIG Combibloc GmbH & Co KG
SIG Combibloc GmbH
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.

SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited

Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG

SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.

Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc. BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.

The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv Mexico, S. de R.L. de C.V.

PART 3
LIST OF CURRENT NEW SECURED NOTES GUARANTORS1
Whakatane Mill Australia Pty Limited
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH

[1]	Post closing Austrian guarantors excluded.

Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártóés Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.

Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.

Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC

Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

PART 4
COPY OF SHAREHOLDERS LIST (GESELLSCHAFTERLISTE)

Amtsgericht Mainz
HRB 41388
Ausdruck aus dem Registerordner
Dokument:	55116_HRB41388_GEL_R_2008-11-18_1186728_#001.PDF (Liste der Gesellschafter)
Eingestellt in den Registerordner am: 03.12.2008
Abgerufen aus dem Registerordner am: 04.08.2011 11:40:03

Mainz, den 04.08.2011

/s/ [ILLEGIBLE]

Metzler Justizbeschäftigte
Dieses Schrelben lst maschinell erstellt und auch ohne Unterschrift wirksam.

Gesellschafterliste
gernäß § 40 1 GmbH-Gesetz
der
Closure Systems International Holdings (Germany) GmbH
(eingetragen im Handelsregister des Amtsgerichts Mainz unter HRB 41388)

Nr. des Geschäftsanteils	Gesellschafter	Sitz	Ncnnbetrag des Geschäftsanteils in Euro
1	Closure Systems International B.V.	Amsterdam	25.000 €

Summe (Stammkapital)			25.000 €
Auckland, den 18th November 2008

/s/ Helen Golding	/s/ Gregory Cole

Helen Golding	Gregory Cole
— Geschäftsführein —	— Geschäftsführer —

Appendix 3
SIG COMBIBLOC GROUP AG
as Pledgor
SIG COMBIBLOC HOLDING GMBH
as Company
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee
SHARE PLEDGE AGREEMENT RELATING TO
THE SHARES IN SIG COMBIBLOC HOLDING
GMBH
(Geschäftsanteilsverpfändung)
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

Contents

Clause	Page
1. Definitions and Language	4
2. Pledged Shares	11
3. Pledge	11
4. Scope of the Pledges	11
5. Purpose of the Pledges	12
6. Exercise of Membership Rights	13
7. Enforcement of the Pledges	13
8. Swiss Limitations	16
9. Undertakings of the Pledgor	17
10. Delegation	19
11. Indemnity	19
12. No Liability	19
13. Duration and Independence	20
14. Release of Pledge (Pfandfreigabe)	20
15. Partial Invalidity; Waiver	20
16. Amendments	21
17. Notices and their Language	21
18. Notification	23
19. Applicable Law, Jurisdiction	23
Schedule 1	25
Part 1 List of Current Borrowers	25
Part 2 List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current October 2010 Secured Notes Guarantors and Current February 2011 Secured Notes Guarantors	25
Part 3 List of Current New Secured Notes Guarantors	31
Part 4 Copy of Shareholders List (Gesellschafterliste)	36

This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on September 8, 2011
BETWEEN:
(1)	SIG Combibloc Group AG, a stock corporation (Aktiengesellschaft) organised under the laws of Switzerland, having its business address at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland, which is registered in the commercial register (Handelsregister) of the Canton of Schaffhausen under the federal register number CH-290.3.004.149-2 (the “Pledgor”);

(2)	SIG Combibloc Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Waldshut-Tiengen, Germany and its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Duren under HRB 5751 (the “Company”); and

(3)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent” or the “Pledgee”).
WHEREAS:
(A)	Pursuant to the second amended and restated senior secured multi-currency term and revolving credit agreement dated 9 August 2011 of currently up to USD 4,445,000,000 and EUR 330,000,000 between, inter alia, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Second Amended and Restated Credit Agreement”), which amends and restates the multicurrency term and revolving credit agreement dated 5 November 2009 between, inter alia, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Second Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “2009 Senior Secured Notes”) to certain noteholders.
(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alia, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “ October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alia, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)	The Pledgor has entered into the Existing Share Pledge Agreements (as defined below).

(F)	Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alia, the RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the “August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “New Secured Notes”). In connection with the release from escrow of the proceeds of the New Secured Notes, RGHL US Escrow II

Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A. the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. At such time certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 3 hereto as current new secured notes guarantors (the “Current New Secured Notes Guarantors”) will accede to the New Secured Notes Indenture).
(G)	As a result of the Second Amended and Restated Credit Agreement and the amendment No. 6 and incremental term loan assumption agreement dated 9August 2011 between, inter alia, the Current Borrowers, the Current Guarantors, Credit Suisse AG, Cayman Islands Branch as administrative agent and others (the “Amendment No. 6 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,000,000,000.

(H)	The Pledgor has agreed to grant an additional pledge (subject to the pledges arising under the Existing Share Pledge Agreements (as defined below)) over its Shares (as defined below) in the Company as security for the Pledgee’s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No.1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.
“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents and the New Secured Notes Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“Existing Share Pledge Agreements” means
(a)	the share pledge agreement dated 5 November 2009 (as amended by a confirmation and amendment agreement dated 4 May 2010) entered into between SIG Combibloc Group AG as pledgor and The Bank of New York Mellon as collateral agent and as pledgee and others as pledgees;
(b)	a confirmation and amendment agreement dated 4 May 2010 entered into between, inter alios, SIG Combibloc Group AG as pledgor and The Bank of New York Mellon as collateral agent and others (the “Confirmation and Amendment Agreement”);

(c)	the share pledge agreement dated 16 November 2010 entered into between SIG Combibloc Group AG as pledgor and The Bank of New York Mellon as collateral agent and as pledgee; and

(d)	the share pledge agreement dated 2 March 2011 entered into between SIG Combibloc Group AG as pledgor and The Bank of New York Mellon as collateral agent and as pledgee.
“Existing Shares” has the meaning given to such term in sub-Clause 2.1 hereof.

“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

“Future Shares” means all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of the Company (including by way of authorised capital (genehmigtes Kapital)) or otherwise.

“Grantors” means the Loan Parties, the Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 2,000,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No.l and Joinder Agreement, the Second Amended and Restated Credit Agreement and the Amendment No. 6 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S. à r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” Shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the August 2011 Escrow Issuers and/or of the August 2011 Ultimate Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 3.1.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Shares” means the Existing Shares and the Future Shares.

1.2	Construction

In this Agreement any reference to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGED SHARES

2.1	The Company has a nominal share capital (Stammkapital) of EUR 5,200,000 (in words: Euro five million two hundred thousand) which is divided into 2 shares.

2.2	The Pledgor is the owner of 1 share in the Company with a nominal amount (Nennbetrag) of EUR 260,520 (in words: Euro two hundred sixty thousand five hundred twenty) carrying the serial number (laufende Nummer) 2 (the “Existing Shares”).

2.3	The Pledgor as owner of the Existing Shares is registered as such in the shareholders list (Gesellschafterliste) of the Company as filed (aufgenommen) with the commercial register (Handelsregister), a copy of which is attached as Schedule 1 Part 4 (Copy of Shareholders List).

3.	PLEDGE

3.1	The Pledgor hereby pledges to the Pledgee the Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (the “Pledge” and/or the “Pledges”).

3.2	The Pledgee hereby accepts the Pledge.

3.3	The Pledge is in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

4.	SCOPE OF THE PLEDGES

4.1	The Pledge constituted by this Agreement includes:
(a)	the present and future rights to receive:
(i)	dividends attributable to the Shares, if any; and

(ii)	liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;
(b)	the right to subscribe for newly issued shares; and

(c)	all other rights and benefits attributable to the Shares capable of being pledged (verpfändbar) (including without limitation all present and future pecuniary claims of the Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may be entered into between the Pledgor and the Company).
4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the agreements between the parties) with all items described in Clause 4.1 hereof in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledge constituted hereunder.

4.3	On the date and during the period in which the Pledgee is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledge (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of the Company or in connection with the reduction of the amount of the registered share capital of the Company; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares, shall be forthwith delivered to the Pledgee and held as security for and on behalf of the Secured Parties. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Pledgee and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Pledgee as security in the form so received (with any necessary endorsement).

5.	PURPOSE OF THE PLEDGES

The Pledge hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledge shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches GesetZzbuch) shall not apply to this Agreement.
6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledge, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise agreed between the parties, that no resolutions will be passed which would, if passed, constitute a breach of its obligations under Clause 9 or any other obligation under this Agreement.

7.	ENFORCEMENT OF THE PLEDGES

7.1
(a)	Subject to paragraph (b) of this Clause 7.1 below, if (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of the Pledge is met (Pfandreife), in particular, if any of the Obligations have become due and payable, then in order to enforce the Pledge, the Collateral Agent (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

(b)	The Collateral Agent may only enforce the Pledge in accordance with paragraph (a) of this Clause 7.1 above in relation to obligations of any Grantor (other than obligations under the Credit Documents of (i) the Pledgor (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with a Hedge Counterparty, (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture or the New Secured Notes Indenture have been made available to the Pledgor, up to such proceeds and (ii) a Pledgor’s Subsidiary (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor’s Subsidiary is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes

Indenture or the New Secured Notes Indenture have been made available to the Pledgor’s Subsidiary, up to such proceeds) after (i) the Pledgor’s auditors have (y) delivered an audited interim balance sheet of the Pledgor (valuating the Shares at their realisation value) to the Collateral Agent and (z) determined the existence and extent of the profits available for the payment of a dividend by the Pledgor in accordance with the relevant provisions of the Swiss Code of Obligations (the “Auditor’s Determination”) and (ii) the Pledgor’s shareholders have passed for such dividend payment resolutions for the distribution of dividends (“Dividend Resolution”) in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time. The Pledgor shall deliver the Auditor’s Determination and the Dividend Resolution within 30 business days after the Collateral Agent has given notice to the Pledgor of its intention to enforce the Pledge. The Collateral Agent shall only enforce the Pledge in relation to obligations of any Grantor (other than obligations under the Credit Documents of (i) the Pledgor (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty, (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture or the New Secured Notes Indenture have been made available to the Pledgor, up to such proceeds and (ii) a Pledgor’s Subsidiary (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor’s Subsidiary is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture or the New Secured Notes Indenture have been made available to the Pledgor’s Subsidiary, up to such proceeds) if according to the Auditor’s Determination and the Dividend Resolution the Pledgor has validly resolved to distribute the profits available for payment of a dividend, subject to Clause 8 (Swiss Limitations) below, provided that if the Pledge is not enforced and/or enforceable, the Collateral Agent may subsequently again seek to enforce the Pledge in accordance with this paragraph (b) of this Clause 7.1 and Clause 8 (Swiss Limitations) at any time thereafter.
(c)	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (yollstreckbarer Titel). The Pledgee shall be entitled to have the

Pledge enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledge sold (including at public auction).
7.2	The Pledgor hereby expressly agrees that 5 (five) business days’ prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Pledgee.

7.3	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledge under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

7.4	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing, all subsequent dividend payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.5	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, during the continuation of an event which allows the Pledgee to enforce the Pledge, have the obligations and the Pledgee shall have the rights set forth in sub-Clause 9.6 below regardless of which resolutions are intended to be adopted.

7.6	The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledge and pledges over the shares or partnership interests in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Pledgee may decide to enforce the Pledge over the shares in the Company individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding (Gesamtverwertung).

7.7	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeif) 7 and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.8	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.9	If the Pledge is enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledge and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or the Company’s affiliates or to assign any of these claims.
8.	SWISS LIMITATIONS

8.1	Proceeds of an enforcement of the Pledge shall only be applied towards satisfaction of the Obligations in relation to obligations of any Grantor (other than obligations under the Credit Documents of (i) the Pledgor (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty, (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture or the New Secured Notes Indenture have been made available to the Pledgor, up to such proceeds and (ii) a Pledgor’s Subsidiary (v) incurred as Borrower under the Credit Agreement, (w) incurred as borrower under a Local Facility Agreement, (x) incurred as a party to and beneficiary under any hedging agreement entered into with an Hedge Counterparty (y) owed as cash management obligations to a Cash Management Bank for Cash Management Services, provided the Pledgor’s Subsidiary is a beneficiary of the Cash Management Services causing such cash management obligations or (z) to the extent certain proceeds of the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture or the New Secured Notes Indenture have been made available to the Pledgor’s Subsidiary, up to such proceeds) to the extent application of the proceeds of an enforcement of the Pledge towards such obligations does not constitute a repayment of capital (Einlagerueckgewaehr), a violation of the legally protected reserves (gesetzlich geschuetzte Reserven) or a payment of a (constructive) dividend prohibited by the Swiss Federal Code of Obligations by the Pledgor and in the maximum amount of the Pledgor’s profits available for the distribution of dividends at the point in time the Pledge is enforced (being the balance sheet profits and any free reserves made for this purpose, in each case in accordance with the relevant Swiss law) (the “Available Enforcement Proceeds”). From the proceeds of an enforcement an amount equal to the sum of (i) the excess, if any, of the enforcement proceeds over the Available Enforcement Proceeds plus (ii) the Tax Payment Amount (as defined below) shall be returned to the Pledgor;

8.2	for such application of the Available Enforcement Proceeds towards satisfaction of the Obligations the Pledgor shall procure to pass a shareholders’ resolutions for the distribution of dividends in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time (currently the profits available for the distribution of dividends as described above must be determined based on an audited balance sheet and such shareholders’ resolution must be based on the report from the Pledgor’s auditors approving the proposed distribution of dividends); and
8.3	deduct from the Available Enforcement Proceeds Swiss Anticipatory Tax (withholding tax) at the rate of 35% (or such other rate as in force from time to time) and subject to any applicable double taxation treaty and/or agreements entered into with the Swiss Federal Tax administration (the “Tax Payment Amount”):
(a)	pay the Tax Payment Amount to the Swiss Federal Tax Administration; and

(b)	give evidence to the respective beneficiary or beneficiaries (as the case may be) of such deduction of the Tax Payment Amount in accordance with Clause 2.20 (Taxes) of the Credit Agreement and Clause 4.15 (Withholding Taxes) of the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture or the New Secured Notes Indenture.
But if such a deduction is made, the Pledgor shall not be obliged to gross-up pursuant to Clause 2.20 (Taxes) of the Credit Agreement or Clause 4.15 (Withholding taxes) of the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture or the New Secured Notes Indenture to the extent that such gross-up would result in the aggregate of the amounts of the proceeds of an enforcement of the Pledge applied by the beneficiary or beneficiaries (as the case may be) towards satisfaction of the Obligations and the Tax Payment Amount paid to the Swiss Federal Tax administration exceeding the maximum amount of its profits available for the distribution of dividends.

9.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise agreed between the parties, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

9.1	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

9.2	to inform the Pledgee promptly of any change made in the registered share capital of the Company, or any changes made to the articles of association of the Company which would materially adversely affect the security interest of the Pledgee and in each such case to promptly deliver to the Pledgee a copy of the updated shareholders list (Gesellschafterliste) and a copy of the amended articles of association (Satzung) both as filed (aufgenommen) with the commercial register (Handelsregister);

9.3	to promptly notify the Pledgee, by notification in writing of the registration of an objection (Widerspruch) in relation to the Shares of the Pledgor in the shareholders list (Gesellschafterliste) as filed (aufgenommen) with the commercial register (Handelsregister).

9.4	to promptly notify the Pledgee, by notification in writing, of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1 such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;

9.5	in the event of any increase in the capital of the Company, not to allow, without the prior written consent of the Pledgee (such consent not to be unreasonably withheld), any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

9.6	to promptly inform the Pledgee, by notification in writing, of all matters concerning the Company of which the Pledgor is aware which would materially adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, by notification in writing, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon the Pledge. The Pledgor shall allow, following the occurrence and during the continuance of any of the circumstances which permit the Pledgee to enforce the Pledge constituted hereunder in accordance with Clause 7, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders’ meetings of the Company as attendants without power to vote. Subject to the provision contained in sub-Clause 13.1, the Pledgee’s right to attend a shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;

9.7	to refrain from any acts or omissions, subject to the performance of its rights and duties under the Existing Share Pledge Agreements, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist, unless permitted by the Pledgee (acting reasonably);

9.8	not to amend the articles of association of the Company to the extent that such amendment would materially adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee (such consent not to be unreasonably withheld);

9.9	insofar as additional declarations or actions are necessary for the creation of the Pledge in favour of the Pledgee and at the Pledgee’s reasonable request (acting on the reasonable instructions of the Secured Parties), to make such declarations and undertake such actions at its own costs and expenses; and

9.10	for the avoidance of doubt, notification and consent requirements as set out in sub-Clauses 9.1 through 9.8 of this Agreement are deemed to be satisfied if and to the extent such notification or consent has been delivered under the Existing Share Pledge Agreements provided that such notification to the Pledgee or consent of the Pledgee makes reference to this Agreement and each Existing Share Pledge Agreement.

10.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

11.	INDEMNITY

The Pledgor shall reimburse the Pledgee (which, for purposes of this Clause 11, shall include its officers, directors, employees, agents and counsel) upon request for all properly incurred, reasonable and documented out-of-pocket expenses incurred or made by it in connection with the Credit Documents. Such expenses shall include the properly incurred, reasonable and documented compensation and expenses, disbursements and advances of the Pledgee’s agents, counsel, accountants and experts. The Pledgor shall indemnify the Pledgee against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred, reasonable and documented attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of the Pledgee’s performance of its duties under this Agreement and under German law, including the costs and expenses of enforcing this Agreement and defending itself against or investigating any claim. The obligation to pay such amounts shall survive the payment in full or defeasance of the Obligations or the removal or resignation of the Pledgee. The Pledgee shall notify Reynolds Group Holdings Limited of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify Reynolds Group Holdings Limited shall not relieve the Pledgor of its indemnity obligations hereunder. The Pledgor may defend itself against such claim and the Pledgee shall provide reasonable cooperation in such defense. The Pledgee may have separate counsel and the Pledgor shall pay the properly incurred, reasonable and documented fees and expenses of such counsel. The Pledgor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Pledgee through the Pledgee’s own wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlassigkeit). No provision of this Agreement shall require the Pledgee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

12.	NO LIABILITY

Except as otherwise agreed between the parties to this Agreement, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of willful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

13.	DURATION AND INDEPENDENCE

13.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledge shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.

13.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

13.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

13.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

14.	RELEASE OF PLEDGE (PFANDFREIGABE)

14.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledge, due to its accessory nature (Akzessorietät) ceases to exist by operation of German mandatory law.

14.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

14.3	The parties acknowledge that the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as soon as reasonably practicable in accordance with, and to the extent required by, the Intercreditor Arrangements.

15.	PARTIAL INVALIDITY; WAIVER

15.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

15.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

15.3	In particular, the Pledge shall not be affected and shall in any event extend to any and all shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

16.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 16 shall be made in writing except where notarisation is required.

17.	NOTICES AND THEIR LANGUAGE

17.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	SIG Combibloc Group AG

	Address:	Laufengasse 18, CH- 8212, Neuhausen am Rheinfall, Switzerland

	Telephone:	+41 52 674 6111

	Fax:	+41 52 674 6574

	Attention:	Head of legal coporate

for the Pledgor with a copy to:

	Address:	c/o Rank Group Limited

Level 9

148 Quay Street

PO Box 3515

Auckland 1140

New Zealand

	Telephone.	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Pledgee:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E

New York, N.Y. 10286

The United States

of America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust
17.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing by the parties, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

17.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 17 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 17.

17.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

18.	NOTIFICATION

18.1	The Pledgor and the Pledgee hereby give notice of this Agreement and the Pledge of the rights pursuant to Clause3 and Clause 4 to the Company.

18.2	The Company hereby acknowledges the notification pursuant to Clause 18.1 above.

19.	APPLICABLE LAW, JURISDICTION

19.1	This Agreement is governed by the laws of the Federal Republic of Germany.

19.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
The Notary advised the persons appearing:
•	that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

•	that notwithstanding Section 16 para 3 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) there is no bona fide creation, acquisition nor ranking of a pledge of shares (in the sense that the pledgees are not protected if the shares purported to be pledged do not exist or have been previously encumbered for the benefit of a third party); and

•	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

SCHEDULE 1
PART 1
LIST OF CURRENT BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holdings Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Pactiv Corporation
PART 2
LIST OF CURRENT GUARANTORS, CURRENT 2009 SENIOR SECURED NOTES
GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS
AND CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS
Whakatane Mill Australia Pty Limited
SIG Austria Holding GmbH
SIG Combibloc GmbH & Co KG
SIG Combibloc GmbH
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.

SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited

Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG

SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.

Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.

The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

PART 3
LIST OF CURRENT NEW SECURED NOTES GUARANTORS1
Whakatane Mill Australia Pty Limited
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH

[1]	Post closing Austrian guarantors excluded.

Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Tecnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.

Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.

Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC

Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

PART 4
COPY OF SHAREHOLDERS LIST (GESELLSCHAFTERLISTE)

Liste der Gesellschafter
der
SIG Combibloc Holding GmbH
mit Sitz in Waldshut-Tiengen
(Amtsgericht Freiburg i, Br., HRB 620756)
gemäß § 40 Abs. 1 S. 1 GmbHG
(nach erfolgter Umflrmierung der Gesellschafterin SIG Holding AG in SIG Combibloc Group AG)

		(Ubernommene
		Geschäftsanteile	laufende Nummarn
Gesellschafter		(Nennbetrage)	der Geschäftsanteile
1.	SIG Euro Holding AG & Co. KGaA mit Sitz in Waldshut-Tiengen (Amtsgericht Freiburg i. B., HRB 621259)	EUR	4.939,480,00	(1)

2.	SIG Combibloc Group AG mit Sitz in Neuhausen am Rheinfall/Schweiz (Handelsregister Kanton Schaffhausen, Firmennummer: CH-290.3.004.149-2)	EUR	260,520,00	(2)

Stammkapital Insgesamt		EUR	5,200,000,00

Walsshut- Tiengen, den

/s/ Marco Hausener	/s/ André Rosnstock
Marco Hausener	André Rosnstock
- Geschäftsführer -	- Geschäftsführer -

Appendix 4
SIG COMBIBLOC SYSTEMS GMBH
as Pledgor
SIG COMBIBLOC ZERSPANUNGSTECHNIK GMBH
as Company
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee
SHARE PLEDGE AGREEMENT RELATING TO THE
SHARES IN SIG COMBIBLOC
ZERSPANUNGSTECHNIK GMBH
(Geschäftsanteilsverpfändung)
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

Clause	Page
Schedule 1	25
Part 1 List of Current Borrowers	25
Part 2 List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current October 2010 Secured Notes Guarantors and Current February 2011 Secured Notes Guarantors	25
Part 3 List of Current New Secured Notes Guarantors	31
Part 4 Copy of Shareholders List (Gesellschafterliste)	36

This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on September 8, 2011
BETWEEN:
(1)	SIG Combibloc Systems GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Duren under HRB 3935 (the “Pledgor”);

(2)	SIG Combibloc Zerspanungstechnik GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Aachen, Germany and its business address at Walkmühlenstraße 4-10, 53074 Aachen, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen under HRB 3814 (the “Company); and

(3)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent” or the “Pledgee”).
WHEREAS:
(A)	Pursuant to the second amended and restated senior secured multi-currency term and revolving credit agreement dated 9 August 2011 of currently up to USD 4,445,000,000 and EUR 330,000,000 between, inter alia, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Second Amended and Restated Credit Agreement”), which amends and restates the multicurrency term and revolving credit agreement dated 5 November 2009 between, inter alia, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Second Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “2009 Senior Secured Notes”) to certain noteholders.

(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alia, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alia, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)	The Pledgor has entered into the Existing Share Pledge Agreements (as defined below).

(F)	Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alia, the RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the “August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “New Secured Notes”). In connection with the release from escrow of the proceeds of the New Secured Notes, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A. the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. At such time certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 3 hereto as current new secured notes guarantors (the “Current New Secured Notes Guarantors”) will accede to the New Secured Notes Indenture).

(G)	As a result of the Second Amended and Restated Credit Agreement and the amendment No. 6 and incremental term loan assumption agreement dated 9 August 2011 between, inter alia, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the “Amendment No. 6 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,000,000,000.

(H)	The Pledgor has agreed to grant an additional pledge (subject to the pledges arising under the Existing Share Pledge Agreements (as defined below)) over its Shares (as defined below) in the Company as security for the Pledgee’s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No.1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents and the New Secured Notes Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S. á r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“Existing Share Pledge Agreements” means
a)	the share pledge agreement dated 5 November 2009 (as amended by a confirmation and amendment agreement dated 4 May 2010) entered into between SIG Combibloc Systems GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee and others as pledgees;

b)	a confirmation and amendment agreement dated 4 May 2010 entered into between, inter alios, SIG Combibloc Systems GmbH as pledgor and The Bank of New York Mellon as collateral agent and others (the “Confirmation and Amendment Agreement”);

c)	the share pledge agreement dated 16 November 2010 entered into between SIG Combibloc Systems GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee; and

d)	the share pledge agreement dated 2 March 2011 entered into between SIG Combibloc Systems GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee,
“Existing Shares” has the meaning given to such term in sub-Clause 2.1 hereof.

“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

“Future Shares” means all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of the Company (including by way of authorised capital (genehmigtes Kapital)) or otherwise.

“Grantors” means the Loan Parties, the Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured

Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 2,000,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No.l and Joinder Agreement, the Second Amended and Restated Credit Agreement and the Amendment No. 6 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S. á r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the August 2011 Escrow Issuers and/or of the August 2011 Ultimate Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 3.1.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Shares” means the Existing Shares and the Future Shares.

1.2	Construction

In this Agreement any reference to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGED SHARES

2.1	The Company has a nominal share capital (Stammkapital) of EUR 256,000 (in words: Euro two hundred fifty-six thousand) which consists of one share (the “Existing Shares”).

2.2	The Pledgor is the owner of the Existing Shares and is registered as such in the shareholders list (Gesellschafterliste) of the Company as filed (aufgenommen) with the commercial register (Handelsregister), a copy of which is attached as Schedule 1 Part 4 (Copy of Shareholders List).

3.	PLEDGE

3.1	The Pledgor hereby pledges to the Pledgee the Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (the “Pledge” and/or the “Pledges”).

3.2	The Pledgee hereby accepts the Pledge.

3.3	The Pledge is in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

4.	SCOPE OF THE PLEDGES

4.1	The Pledge constituted by this Agreement includes:
(a)	the present and future rights to receive:
(i)	dividends attributable to the Shares, if any; and

(ii)	liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kundigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;
(b)	the right to subscribe for newly issued shares; and

(c)	all other rights and benefits attributable to the Shares capable of being pledged (verpfändbar) (including without limitation all present and future pecuniary claims of the Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) or partial profit transfer agreement (Teilgewinnabfuhrungsvertrag) which may be entered into between the Pledgor and the Company).
4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the agreements between the parties) with all items described in Clause 4.1 hereof in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledge constituted hereunder.

4.3	On the date and during the period in which the Pledgee is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledge (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of the Company or in connection with the reduction of the amount of the registered share capital of the Company; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares, shall be forthwith delivered to the Pledgee and held as security for and on behalf of the Secured Parties. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Pledgee and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Pledgee as security in the form so received (with any necessary endorsement).

5.	PURPOSE OF THE PLEDGES

The Pledge hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledge shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledge, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise agreed between the parties, that no resolutions will be passed which would, if passed, constitute a breach of its obligations under Clause 1010 or any other obligation under this Agreement.

7.	ENFORCEMENT OF THE PLEDGES

7.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seg. of the German Civil Code with regard to the enforcement of the Pledge are met (Pfandreife), in particular, if any of the Obligations have become due and payable, then in order to enforce the Pledge, the Pledgee (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgee shall be entitled to have the Pledge enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledge sold (including at public auction).

7.3	The Pledgor hereby expressly agrees that 5 (five) business days’ prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Pledgee.

7.4	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledge under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

7.5	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing, all subsequent dividend payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, during the continuation of an event which allows the Pledgee to enforce the Pledge, have the obligations and the Pledgee shall have the rights set forth in sub-Clause 10.6 below regardless of which resolutions are intended to be adopted.

7.7	The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledge and pledges over the shares or partnership interests in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Pledgee may decide to enforce the Pledge over the shares in the Company individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding (Gesamtverwertung).

7.8	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.9	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.10	If the Pledge is enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsubergang auf den Verpfander) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledge and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or the Company’s affiliates or to assign any of these claims.

8.	LIMITATIONS ON ENFORCEMENT

8.1	The Pledgee shall be entitled to apply proceeds of an enforcement of the Pledge towards satisfaction of the Obligations without limitation in respect of:
(a)	all and any amounts which are owed under the Credit Documents by the Pledgor itself, the Company or by any of their subsidiaries; and

(b)	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the Pledgor, the Company or any of their subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time
(in aggregate, the “Unlimited Enforcement Amount”).

8.2	Besides an application of proceeds from an enforcement of the Pledge towards satisfaction of the Obligations in respect of the Unlimited Enforcement Amount pursuant to Clause 8.1 above, the Pledgee shall not be entitled to apply proceeds of an enforcement of the Pledge towards satisfaction of the Obligations but shall return to the Pledgor proceeds of an enforcement of the Pledge if and to the extent that:
(a)	the Pledge secures the obligations of a Grantor which is (x) a shareholder of the Pledgor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the Pledgor (other than the Pledgor and its subsidiaries); and

(b)	the application of proceeds of an enforcement of the Pledge towards the Obligations would have the effect of (x) reducing the Pledgor’s net assets (Reinvermogen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of the Pledgor’s stated share capital (Stammkapital) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Collateral Agent,
8.3	The Net Assets shall be calculated as an amount equal to the sum of the values of the Pledgor’s assets (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the Pledgor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code), save that:
(a)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the Pledgor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;

(b)	obligations under loans provided to the Pledgor by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Pledgor; and

(c)	obligations under loans or other contractual liabilities incurred by the Pledgor in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.
The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsatze

Ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Pledgor in the preparation of its most recent annual balance sheet (Jahresbilanz).

It being understood that the assets of the Pledgor will be assessed at liquidation values (Liquidationswerte) if the managing directors of the Pledgor, at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the Pledgor can carry on as a going concern (positive Fortfuhrungsprognose), in particular when the Pledge is enforced.

8.4	The limitations set out in Clause 8.2 above shall only apply if and to the extent that:
(a)	without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce the Pledge (the “Notice”), the Pledgor has confirmed in writing to the Collateral Agent (x) to what extent such Pledge is up-stream or cross-stream security as described in Clause 8.2 above and (y) which amount of proceeds of an enforcement of the Pledge attributable to the enforcement of such up-stream or cross-stream security cannot be applied towards satisfaction of the Obligations but would have to be returned to the Pledgor as it would otherwise cause the Net Assets of the Pledgor to fall below its stated share capital (taking into account the adjustments set out in Clause 8.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”) and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the Pledgor’s stated share capital; or

(b)	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the Pledgor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of the Pledgor’s Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 8.3 above, provided that the final sentence of Clause 8.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the Pledgor should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsatze ordnungsmaBiger Buchfuhrung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 8.3 above. If the Pledgor fails to deliver a Balance Sheet within the aforementioned time period, the Pledgee shall be entitled to apply the proceeds of an enforcement of the Pledge towards satisfaction of the Obligations irrespective of the limitations set out in Clause 8.2 above.
8.5	If the Pledgee disagrees with the Balance Sheet it shall be entitled to apply proceeds of an enforcement of the Pledge in satisfaction of the Obligations up to an amount which, according to the Balance Sheet, can be applied in satisfaction of the Obligations in compliance with the limitations set out in Clause 8.2 above. In relation to any additional amounts for which the Pledgor is liable under this Agreement, the Pledgee shall be entitled to further pursue its claims (if any) and the Pledgor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Pledgee has given notice that it intends to enforce the security created under this Agreement).

8.6	No reduction of the amount enforceable or applicable towards satisfaction of the Obligations under this Clause 8 will prejudice the right of the Pledgee to continue enforcing the Pledge (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.

9.	APPROVAL AND CONFIRMATION

The Pledgor as the sole shareholder of the Company hereby approves the Pledge over the Shares and over any and all ancillary rights and claims associated with the Shares (as more particularly specified in Clause 4) and pursuant to the articles of association of the Company the Pledge is not subject to any approval of the Company.

10.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise agreed between the parties, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

10.1	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

10.2	to inform the Pledgee promptly of any change made in the registered share capital of the Company, or any changes made to the articles of association of the Company which would materially adversely affect the security interest of the Pledgee and in each such case to promptly deliver to the Pledgee a copy of the updated shareholders list (Gesellschafterliste) and a copy of the amended articles of association (Satzung) both as filed (aufgenommen) with the commercial register (Handelsregister);

10.3	to promptly notify the Pledgee, by notification in writing of the registration of an objection (Widerspruch) in relation to the Shares of the Pledgor in the shareholders list (Gesellschafterliste) as filed (aufgenommen) with the commercial register (Handelsregister).

10.4	to promptly notify the Pledgee, by notification in writing, of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1 such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;

10.5	in the event of any increase in the capital of the Company, not to allow, without the prior written consent of the Pledgee (such consent not to be unreasonably withheld), any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

10.6	to promptly inform the Pledgee, by notification in writing, of all matters concerning the Company of which the Pledgor is aware which would materially adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, by notification in writing, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon the Pledge. The Pledgor shall allow, following the occurrence and during the continuance of any of the circumstances which permit the Pledgee to enforce the Pledge constituted hereunder in accordance with Clause 7, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders’ meetings of the Company as attendants without power to vote. Subject to the provision contained in sub-Clause 14.1, the Pledgee’s right to attend a shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;

10.7	to refrain from any acts or omissions, subject to the performance of its rights and duties under the Existing Share Pledge Agreements, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist, unless permitted by the Pledgee (acting reasonably);

10.8	not to amend the articles of association of the Company to the extent that such amendment would materially adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee (such consent not to be unreasonably withheld);

10.9	insofar as additional declarations or actions are necessary for the creation of the Pledge in favour of the Pledgee and at the Pledgee’s reasonable request (acting on the reasonable instructions of the Secured Parties), to make such declarations and undertake such actions at its own costs and expenses; and

10.10	for the avoidance of doubt, notification and consent requirements as set out in sub-Clauses 10.1 through 10.8 of this Agreement are deemed to be satisfied if and to the extent such notification or consent has been delivered under the Existing Share Pledge Agreements provided that such notification to the Pledgee or consent of the Pledgee makes reference to this Agreement and each Existing Share Pledge Agreement.

11.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

12.	INDEMNITY

The Pledgor shall reimburse the Pledgee (which, for purposes of this Clause 12, shall include its officers, directors, employees, agents and counsel) upon request for all properly incurred, reasonable and documented out-of-pocket expenses incurred or made by it in connection with the Credit Documents. Such expenses shall include the properly incurred, reasonable and documented compensation and expenses, disbursements and advances of the Pledgee’s agents, counsel, accountants and experts. The Pledgor shall indemnify the Pledgee against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred, reasonable and documented attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of the Pledgee’s performance of its duties under this Agreement and under German law, including the costs and expenses of enforcing this Agreement and defending itself against or investigating any claim. The obligation to pay such amounts shall survive the payment in full or defeasance of the Obligations or the removal or resignation of the Pledgee. The Pledgee shall notify Reynolds Group Holdings Limited of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify Reynolds Group Holdings Limited shall not relieve the Pledgor of its indemnity obligations hereunder. The Pledgor may defend itself against such claim and the Pledgee shall provide reasonable cooperation in such defense. The Pledgee may have separate counsel and the Pledgor shall pay the properly incurred, reasonable and documented fees and expenses of such counsel. The Pledgor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Pledgee through the Pledgee’s own wilful misconduct (Vorsatz) or gross negligence (grobe Fahriässigkeit). No provision of this Agreement shall require the Pledgee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

13.	NO LIABILITY

Except as otherwise agreed between the parties to this Agreement, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahriässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

14.	DURATION AND INDEPENDENCE

14.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledge shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.

14.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

14.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

14.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

15.	RELEASE OF PLEDGE (PFANDFREIGABE)

15.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledge, due to its accessory nature (Akzessorietät) ceases to exist by operation of German mandatory law.

15.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

15.3	The parties acknowledge that the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as soon as reasonably practicable in accordance with, and to the extent required by, the Intercreditor Arrangements.

16.	PARTIAL INVALIDITY; WAIVER

16.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.
16.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

16.3	In particular, the Pledge shall not be affected and shall in any event extend to any and all shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 1.2 are inaccurate or deviate from the actual facts.

17.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 17 shall be made in writing except where notarisation is required.

18.	NOTICES AND THEIR LANGUAGE

18.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	SIG Combibloc Systems GmbH

	Address:	RurstraBe 58, 52441 Linnich, Germany,

	Telephone:	+49 2462 79 0

	Fax:	+49 2462 79 2519

	Attention:	Managing directors (Geschäftsführung)

for the Pledgor with a copy to:

	Address:	c/o Rank Group Limited

Level 9

148 Quay Street

PO Box 3515

Auckland 1140

New Zealand

	Telephone.	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Pledgee:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E

New York, N.Y. 10286

The United States of

America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust
18.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing by the parties, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

18.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 18 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 18.
18.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

19.	NOTIFICATION

19.1	The Pledgor and the Pledgee hereby give notice of this Agreement and the Pledge of the rights pursuant to Clause 3 and Clause 4 to the Company.

19.2	The Company hereby acknowledges the notification pursuant to Clause 19.1 above.

20.	APPLICABLE LAW, JURISDICTION

20.1	This Agreement is governed by the laws of the Federal Republic of Germany.

20.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
The Notary advised the persons appearing:
•	that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

•	that notwithstanding Section 16 para 3 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) there is no bona fide creation, acquisition nor ranking of a pledge of shares (in the sense that the pledgees are not protected if the shares purported to be pledged do not exist or have been previously encumbered for the benefit of a third party); and

•	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

SCHEDULE 1
PART 1
LIST OF CURRENT BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holdings Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Pactiv Corporation
PART 2
LIST OF CURRENT GUARANTORS, CURRENT 2009 SENIOR SECURED NOTES
GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS
AND CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS
Whakatane Mill Australia Pty Limited
SIG Austria Holding GmbH
SIG Combibloc GmbH & Co KG
SIG Combibloc GmbH
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.

SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited

Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.á r.l.
Evergreen Packaging (Luxembourg) S.á r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Tecnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG

SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.

Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.

The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

PART 3
LIST OF CURRENT NEW SECURED NOTES GUARANTORS1
Whakatane Mill Australia Pty Limited
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH

1       Post-closing Austrian guarantors excluded.

SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyarto es Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.á r.l.
Evergreen Packaging (Luxembourg) S.á r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.

Tecnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC

CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC

Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv Mexico, S. de R.L. de C.V.

PART 4
COPY OF SHAREHOLDERS LIST (GESELLSCHAFTERLISTE)

73 HR B 3814

Liste der Gesellschafter	Amtsgericht Aachen (: 0241/9459-2742
fur die Firma SIG Combibloc Zerspanungstechnik GmbH Walkmühlenstraße 4

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Betrag der
Zuname	Vorname	Geburtsdatum	Wohnanschrift	Stammeinlagen
SIG Combiblcc	Systems	Gmbh	RurstraBe 58 52441 Linnich.	256.000. EURO
			Summe(vgl. Hinweise):	256.000 EURO
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☐ Die Geschaftsraume
Ort und Datum: Aachen, 07.01.20
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(Name in
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(H-J. Bücker)
Es unterzeiehnen so viele Geschaftsfuhrer, wie satzungsgemäß zur Vertretung erfordl sind

Appendix 5
SIG COMBIBLOC HOLDING GMBH
as Pledgor
PACTIV HAMBURG HOLDINGS GMBH
as Company
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee
SHARE PLEDGE AGREEMENT RELATING TO THE
SHARES IN PACTIV HAMBURG HOLDINGS GMBH
(Geschäftsanteilsverpfändung)
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

Clause	Page
Schedule 1	25
Part 1 List of Current Borrowers	25
Part 2 List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors Current, October 2010 Secured Notes Guarantors and February 2011 Secured Notes Current Guarantors	26
Part 3 List of Current New Secured Notes Guarantors	31
Part 4 Copy of Shareholders List (Gesellschafterliste)	36

This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on September 8, 2011
BETWEEN:
(1)	SIG Combibloc Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5751 (the “Pledgor”);

(2)	Pectiv Hamburg Holdings GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Hamburg, Germany and its business address at Friedensallee 25, 22765 Hamburg, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg under HRB 106481 (the “Company); and

(3)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, NY 10286, The United States of America in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent” or the “Pledgee”).
WHEREAS:
(A)	Pursuant to the second amended and restated senior secured multi-currency term and revolving credit agreement dated 9 August 2011 of currently up to USD 4,445,000,000 and EUR 330,000,000 between, inter alia, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Second Amended and Restated Credit Agreement”), which amends and restates the multicurrency term and revolving credit agreement dated 5 November 2009 between, inter alia, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Second Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “2009 Senior Secured Notes”) to certain noteholders.

(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alia, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “ October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alia, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)	The Pledgor has entered into the Existing Share Pledge Agreement (as defined below).

(F)	Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alia, the RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the “August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “New Secured Notes”). In connection with the release from escrow of the proceeds of the New Secured Notes, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A. the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. At such time certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 3 hereto as current new secured notes guarantors (the “Current New Secured Notes Guarantors”) will accede to the New Secured Notes Indenture).

(G)	As a result of the Second Amended and Restated Credit Agreement and the amendment No. 6 and incremental term loan assumption agreement dated 9 August 2011 between, inter alia, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the “Amendment No. 6 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,000,000,000.

(H)	The Pledgor has agreed to grant an additional pledge (subject to the pledges arising under the Existing Share Pledge Agreement (as defined below)) over its Shares (as defined below) in the Company as security for the Pledgee’s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No.1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among

(amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents and the New Secured Notes Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III s.à r.l. Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“Existing Share Pledge Agreement” means the share pledge agreement dated 2 March 2011 entered into between SIG Combibloc Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee.

“Existing Shares” has the meaning given to such term in sub-Clause 2.1 hereof.

“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

“Future Shares” means all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of the Company (including by way of authorised capital (genehmigtes Kapital)) or otherwise.

“Grantors” means the Loan Parties, the Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 2,000,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No.l and Joinder Agreement, the Second Amended and Restated Credit Agreement and the Amendment No. 6 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the

Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the August 2011 Escrow Issuers and/or of the August 2011 Ultimate Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture,

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 3.1.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February

2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.
“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Shares” means the Existing Shares and the Future Shares.

1.2	Construction

In this Agreement any reference to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGED SHARES

2.1	The Company has a nominal share capital (Stammkapital) of EUR 25,000 (in words: Euro twenty five thousand) which is divided into two shares, persisting of one share with a nominal amount (Nennbetrag) of EUR 1,000 (in words: Euro one thousand) carrying the serial number (laufende Nummer) 1 and one share with the nominal amount of EUR 24,000 (in words: Euro twenty four thousand) carrying the serial number (laufende Nummer) 2 (the “Existing Shares”).

2.2	The Pledgor is the owner of the Existing Shares and is registered as such in the shareholders list (Gesellschafterliste) of the Company as filed (aufgenommen) with the commercial register (Handelsregister), a copy of which is attached as Schedule 1 Part 4 (Copy of Shareholders List).

3.	PLEDGE

3.1	The Pledgor hereby pledges to the Pledgee the Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (the “Pledge” and/or the “Pledges”).

3.2	The Pledgee hereby accepts the Pledge.

3.3	The Pledge is in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

4.	SCOPE OF THE PLEDGES

4.1	The Pledge constituted by this Agreement includes:
(a)	the present and future rights to receive:
(i)	dividends attributable to the Shares, if any; and

(ii)	liquidation proceeds, redemption proceeds (Einziehungsentgelt) repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;
(b)	the right to subscribe for newly issued shares; and

(c)	all other rights and benefits attributable to the Shares capable of being pledged (verpfändbar) (including without limitation all present and future pecuniary claims of the Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs-und/oder Gewinnabführungsvertrag) or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may be entered into between the Pledgor and the Company).
4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the agreements between the parties) with all items described in Clause 4.1 hereof in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledge constituted hereunder.

4.3	On the date and during the period in which the Pledgee is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledge (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of the Company or in connection with the reduction of the amount of the registered share capital of the Company; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares, shall be forthwith delivered to the Pledgee and held as security for and on behalf of the Secured Parties. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Pledgee and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Pledgee as security in the form so received (with any necessary endorsement).

5.	PURPOSE OF THE PLEDGES

The Pledge hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledge shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledge, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise agreed between the parties, that no resolutions will be passed which would, if passed, constitute a breach of its obligations under Clause 10 or any other obligation under this Agreement.
7.	ENFORCEMENT OF THE PLEDGES

7.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of the Pledge are met (Pfandreife), in particular, if any of the Obligations have become due and payable, then in order to enforce the Pledge, the Pledgee (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgee shall be entitled to have the Pledge enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledge sold (including at public auction).

7.3	The Pledgor hereby expressly agrees that 5 (five) business days’ prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Pledgee.

7.4	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledge under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

7.5	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing, all subsequent dividend payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, during the continuation of an event which allows the Pledgee to enforce the Pledge, have the obligations and the Pledgee shall have the rights set forth in sub-Clause 10.6 below regardless of which resolutions are intended to be adopted.

7.7	The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledge and pledges over the shares or partnership interests in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Pledgee may decide to enforce the Pledge over the shares in the Company individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding (Gesamtverwertung).
7.8	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.9	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.10	If the Pledge is enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor - Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledge and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or the Company’s affiliates or to assign any of these claims.

8.	LIMITATIONS ON ENFORCEMENT

8.1	The Pledgee shall be entitled to apply proceeds of an enforcement of the Pledge towards satisfaction of the Obligations without limitation in respect of:
(a)	all and any amounts which are owed under the Credit Documents by the Pledgor itself, the Company or by any of their subsidiaries; and

(b)	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the Pledgor, the Company or any of their subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time
(in aggregate, the “Unlimited Enforcement Amount”).

8.2	Besides an application of proceeds from an enforcement of the Pledge towards satisfaction of the Obligations in respect of the Unlimited Enforcement Amount pursuant to Clause 8.1 above, the Pledgee shall not be entitled to apply proceeds of an enforcement of the Pledge towards satisfaction of the Obligations but shall return to the Pledgor proceeds of an enforcement of the Pledge if and to the extent that:
(a)	the Pledge secures the obligations of a Grantor which is (x) a shareholder of the Pledgor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz)

of a shareholder of the Pledgor (other than the Pledgor and its subsidiaries); and
(b)	the application of proceeds of an enforcement of the Pledge towards the Obligations would have the effect of (x) reducing the Pledgor’s net assets (Reinvermögen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of the Pledgor’s stated share capital (Stammkapital) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Collateral Agent.
8.3	The Net Assets shall be calculated as an amount equal to the sum of the values of the Pledgor’s assets (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the Pledgor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code), save that:
(a)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the Pledgor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;

(b)	obligations under loans provided to the Pledgor by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Pledgor; and

(c)	obligations under loans or other contractual liabilities incurred by the Pledgor in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.
The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Pledgor in the preparation of its most recent annual balance sheet (Jahresbilanz).

It being understood that the assets of the Pledgor will be assessed at liquidation values (Liquidationswerte) if the managing directors of the Pledgor, at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the Pledgor can carry on as a going concern (positive Fortführungsprognose), in particular when the Pledge is enforced.
8.4	The limitations set out in Clause 8.2 above shall only apply if and to the extent that:
(a)	without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce the Pledge (the “Notice”), the Pledgor has confirmed in writing to the Collateral Agent (x) to what extent such Pledge is up-stream or cross-stream security as described in Clause 8.2 above and (y) which amount of proceeds of an enforcement of the Pledge attributable to the enforcement of such up-stream or cross-stream security cannot be applied towards satisfaction of the Obligations but would have to be returned to the Pledgor as it would otherwise cause the Net Assets of the Pledgor to fall below its stated share capital (taking into account the adjustments set out in Clause 8.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”) and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the Pledgor’s stated share capital; or

(b)	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the Pledgor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of the Pledgor’s Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 8.3 above, provided that the final sentence of Clause 8.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the Pledgor should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßger Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 8.3 above. If the Pledgor fails to deliver a Balance Sheet within the aforementioned time period, the Pledgee shall be entitled to apply the proceeds of an enforcement of the Pledge towards satisfaction of the Obligations irrespective of the limitations set out in Clause 8.2 above.
8.5	If the Pledgee disagrees with the Balance Sheet it shall be entitled to apply proceeds of an enforcement of the Pledge in satisfaction of the Obligations up to an amount which, according to the Balance Sheet, can be applied in satisfaction of the Obligations in compliance with the limitations set out in Clause 8.2 above. In relation to any additional amounts for which the Pledgor is liable under this Agreement, the Pledgee shall be entitled to further pursue its claims (if any) and the Pledgor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Pledgee has given notice that it intends to enforce the security created under this Agreement).

8.6	No reduction of the amount enforceable or applicable towards satisfaction of the Obligations under this Clause 8 will prejudice the right of the Pledgee to continue enforcing the Pledge (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.

9.	APPROVAL AND CONFIRMATION

The Pledgor as the sole shareholder of the Company hereby approves the Pledge over the Shares and over any and all ancillary rights and claims associated with the Shares (as more particularly specified in Clause 4) and pursuant to the articles of association of the Company the Pledge is not subject to any approval of the Company.

10.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise agreed between the parties, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

10.1	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

10.2	to inform the Pledgee promptly of any change made in the registered share capital of the Company, or any changes made to the articles of association of the Company which would materially adversely affect the security interest of the Pledgee and in each such case to promptly deliver to the Pledgee a copy of the updated shareholders list (Gesellschafterliste) and a copy of the amended articles of association (Satzung) both as filed (aufgenommen) with the commercial register (Handelsregister);

10.3	to promptly notify the Pledgee, by notification in writing of the registration of an objection (Widerspruch) in relation to the Shares of the Pledgor in the shareholders list (Gesellschafterliste) as filed (aufgenommen) with the commercial register (Handelsregister).

10.4	to promptly notify the Pledgee, by notification in writing, of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1 such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;

10.5	in the event of any increase in the capital of the Company, not to allow, without the prior written consent of the Pledgee (such consent not to be unreasonably withheld), any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

10.6	to promptly inform the Pledgee, by notification in writing, of all matters concerning the Company of which the Pledgor is aware which would materially adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, by notification in writing, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon the Pledge. The Pledgor shall allow, following the occurrence and during the continuance of any of the circumstances which permit the Pledgee to enforce the Pledge constituted hereunder in accordance with Clause 7, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders’ meetings of the Company as attendants without power to vote. Subject to the provision contained in sub-Clause 14.1, the Pledgee’s right to attend a shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;

10.7	to refrain from any acts or omissions, subject to the performance of its rights and duties under the Existing Share Pledge Agreement, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist, unless permitted by the Pledgee (acting reasonably);

10.8	not to amend the articles of association of the Company to the extent that such amendment would materially adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee (such consent not to be unreasonably withheld);

10.9	insofar as additional declarations or actions are necessary for the creation of the Pledge in favour of the Pledgee and at the Pledgee’s reasonable request (acting on the reasonable instructions of the Secured Parties), to make such declarations and undertake such actions at its own costs and expenses; and

10.10	for the avoidance of doubt, notification and consent requirements as set out in sub-Clauses 10.1 through 10.8 of this Agreement are deemed to be satisfied if and to the extent such notification or consent has been delivered under the Existing Share Pledge Agreement provided that such notification to the Pledgee or consent of the Pledgee makes reference to this Agreement and the Existing Share Pledge Agreement.

11.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

12.	INDEMNITY

The Pledgor shall reimburse the Pledgee (which, for purposes of this Clause 12, shall include its officers, directors, employees, agents and counsel) upon request for all properly incurred, reasonable and documented out-of-pocket expenses incurred or made by it in connection with the Credit Documents. Such expenses shall include the properly incurred, reasonable and documented compensation and expenses, disbursements and advances of the Pledgee’s agents, counsel, accountants and experts. The Pledgor shall indemnify the Pledgee against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred, reasonable and documented attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of the Pledgee’s performance of its duties under this Agreement and under German law, including the costs and expenses of enforcing this Agreement and defending itself against or investigating any claim. The obligation to pay such amounts shall survive the payment in full or defeasance of the Obligations or the removal or resignation of the Pledgee. The Pledgee shall notify Reynolds Group Holdings Limited of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify Reynolds Group Holdings Limited shall not relieve the Pledgor of its indemnity obligations hereunder. The Pledgor may defend itself against such claim and the Pledgee shall provide reasonable cooperation in such defense. The Pledgee may have separate counsel and the Pledgor shall pay the properly incurred, reasonable and documented fees and expenses of such counsel. The Pledgor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Pledgee through the Pledgee’s own wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit). No provision of this Agreement shall require the Pledgee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

13.	NO LIABILITY

Except as otherwise agreed between the parties to this Agreement, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

14.	DURATION AND INDEPENDENCE

14.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledge shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.

14.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

14.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

14.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

15.	RELEASE OF PLEDGE (PFANDFREIGABE)

15.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledge, due to its accessory nature (Akzessorietät) ceases to exist by operation of German mandatory law.

15.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

15.3	The parties acknowledge that the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as soon as reasonably practicable in accordance with, and to the extent required by, the Intercreditor Arrangements.

16.	PARTIAL INVALIDITY; WAIVER

16.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

16.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

16.3	In particular, the Pledge shall not be affected and shall in any event extend to any and all shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

17.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 17 shall be made in writing except where notarisation is required.

18.	NOTICES AND THEIR LANGUAGE

18.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	SIG Combibloc Holding GmbH

	Address:	Rurstrafße 58, 52441 Linnich, Germany,

	Telephone:	+49 2462 79 0

	Fax:	+49 2462 79 2519

	Attention:	Managing directors (Geschäftsführung)

for the Pledgor with a copy to:

	Address:	c/o Rank Group Limited Level 9 148 Quay Street PO Box 3515 Auckland 1140 New Zealand

	Telephone.	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Pledgee:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E New York, NY 10286 The United States of America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust
18.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing by the parties, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

18.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 18 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 18.

18.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

19.	NOTIFICATION

19.1	The Pledgor and the Pledgee hereby give notice of this Agreement and the Pledge of the rights pursuant to Clause 3 and Clause 4 to the Company.

19.2	The Company hereby acknowledges the notification pursuant to Clause 19.1 above.

20.	APPLICABLE LAW, JURISDICTION

20.1	This Agreement is governed by the laws of the Federal Republic of Germany.

20.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
The Notary advised the persons appearing:
•	that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

•	that notwithstanding Section 16 para 3 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) there is no bona fide creation, acquisition nor ranking of a pledge of shares (in the sense that the pledgees are not protected if the shares purported to be pledged do not exist or have been previously encumbered for the benefit of a third party); and

•	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

SCHEDULE 1
PART 1
LIST OF CURRENT BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holdings Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Pactiv Corporation

PART 2
LIST OF CURRENT GUARANTORS, CURRENT 2009 SENIOR SECURED NOTES GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS AND CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS
Whakatane Mill Australia Pty Limited
SIG Austria Holding GmbH
SIG Combibloc GmbH & Co KG
SIG Combibloc GmbH
SIG Beverages Brasil Ltda.
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH

SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.

CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.

Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC

Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

PART 3
LIST OF CURRENT NEW SECURED NOTES GUARANTORS
Whakatane Mill Australia Pty Limited
SIG Beverages Brasil Ltda.
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedàçao Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH

[1]	Post-closing Austrian guarantors excluded.

SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyàrtó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.

Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC

CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC

Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

PART 4
COPY OF SHAREHOLDERS LIST (GESELLSCHAFTERLISTE)

Amtsgericht Hamburg
HRB 106481
Amtlicher Ausdruck aus dem Registerordner
Dokument: Liste der Gesellschafter
(20355_HRB106481_GEL_S-2011-03-02_4479207_#001.PDF)
Eingestellt in den Registerordner am (letztes Freigabedatum): 09.03.2011
Abgerufen aus dem Registerordner am: 09.08.2011 14:19:42
Dieser Ausdruck bezeugt den Inhalt eines Dokuments des Registerordners.
Dieser Ausdruck wird nicht unterschrieben und gilt als beglaubigte Abschrift.
Hamburg, den 09.08.2011
/s/ [ILLEGIBLE]
Heil
Justizobersedretär

Liste der Gesellschafter
der Pactiv Hamburg Holdings gMBhmit dem sitz in Hambarg, HRB AG Hambarg 106481

Lfd. Nr. der	Gesellschafter (Name, Vorname und Wohnort	Nennbetrag eines jeden
Geschäftsanteile	bzw. Firma und Sitz)	Geschäftsanteils (in Euro)
1	SIG Combibloc Holding GmbH, mit dem Sitz in Linnich, eingetragen im Handelsregister beim Amtsgericht Düren unter HRB 5751	1.000,00

2	SIG Combibloc Holding GmbH, mit dem Sitz in Linnich, eingetragen im Handelsregister beim Amtsgericht Düren unter HRB 5751	24.000,00
UR-Nr.85/2011-G
Der unterzeichnete Notar bestätigt hiermit, dass die geänderten Eintragungen in der vorstehenden Gesellschafterliste, den Veränderungen entsprechen, die sich aufgrund seiner Urkunde Nr. 84/2011-G vom 02.03.2011 ergeben, und die Übrigen Eintragungen mit dem Inhalt der zuletzt im Handelsregister aufgenommenen Liste Übereinstimmen.
Frankfurt am Main, 2. März 2011
/s/ Dr. Gerber
Dr. Gerber
Notar

Frankfurt am Main, den 03.03.2011
Hiennit beglaubige ich die Übereinatimraung, der in dieser Datei enthaltenen Bilddaten (Absohrift) mit dem mir vorliegenden Papierdokcument (Ursohrift).
Dr. Olaf Gerber
Notar

Appendix 6
CLOSURE SYSTEMS INTERNATIONAL HOLDINGS (GERMANY) GMBH
as Pledgor
CLOSURE SYSTEMS INTERNATIONAL DEUTSCHLAND GMBH
as Company
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee

SHARE PLEDGE AGREEMENT RELATING TO THE
SHARES IN CLOSURE SYSTEMS INTERNATIONAL
DEUTSCHLAND GMBH
(Geschäftsanteilsverpfändung)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

Contents

Clause		Page
1.	Definitions and Language	5
2.	Pledged Shares	12
3.	Pledge	12
4.	Scope of the Pledges	12
5.	Purpose of the Pledges	13
6.	Exercise of Membership Rights	14
7.	Enforcement of the Pledges	14
8.	Limitations on Enforcement	15
9.	Approval and Confirmation	18
10.	Undertakings of the Pledgor	18
11.	Delegation	19
12.	Indemnity	20
13.	No Liability	20
14.	Duration and Independence	20
15.	Release of Pledge (Pfandfreigabe)	21
16.	Partial Invalidity; Waiver	21
17.	Amendments	22
18.	Notice and their Language	22
19.	Notification	24
20.	Applicable Law, Jurisdiction	24
Schedule 1		25
Part 1 List of Current Borrowers		25
Part 2 List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current October 2010 Secured Notes Guarantors and Current February 2011 Secured Notes Guarantors		25
Part 3 List of Current New Secured Notes Guarantors		31
Part 4 Copy of Shareholders List (Gesellschafterliste)		36

This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on September 8, 2011
BETWEEN:
(1)	Closure Systems International Holdings (Germany) GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Mainzer StraBe 185, 67547 Worms, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz under HRB 41388 (the “Pledgor”);

(2)	Closure Systems International Deutschland GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Worms, Germany and its business address at Mainzer Straße 185, 67547 Worms, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz under HRB 10054 (the “Company”); and

(3)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent” or the “Pledgee”).
WHEREAS:
(A)	Pursuant to the second amended and restated senior secured multi-currency term and revolving credit agreement dated 9 August 2011 of currently up to USD 4,445,000,000 and EUR 330,000,000 between, inter alia, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Second Amended and Restated Credit Agreement”), which amends and restates the multicurrency term and revolving credit agreement dated 5 November 2009 between, inter alia, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Second Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD

1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “2009 Senior Secured Notes”) to certain noteholders.

(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alia, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “ October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alia, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)	The Pledgor has entered into the Existing Share Pledge Agreements (as defined below).

(F)	Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alia, the RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the “August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “New Secured Notes”). In connection with the release from escrow of the proceeds of the New Secured Notes, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A. the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. At such time certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 3 hereto as current new secured notes guarantors (the “Current New Secured Notes Guarantors”) will accede to the New Secured Notes Indenture).

(G)	As a result of the Second Amended and Restated Credit Agreement and the amendment No. 6 and incremental term loan assumption agreement dated 9 August 2011 between, inter alia, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the “Amendment No. 6 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,000,000,000.

(H)	The Pledgor has agreed to grant an additional pledge (subject to the pledges arising under the Existing Share Pledge Agreements (as defined below)) over its Shares (as defined below) in the Company as security for the Pledgee’s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No. 1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents and the New Secured Notes Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“Existing Share Pledge Agreements” means
a)	the share pledge agreement dated 5 November 2009 (as amended by a confirmation and amendment agreement dated 4 May 2010) entered into between Closure Systems International Holdings (Germany) GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee and others as pledgees;

b)	a confirmation and amendment agreement dated 4 May 2010 entered into between, inter alios, Closure Systems International Holdings (Germany) GmbH as pledgor and The Bank of New York Mellon as collateral agent and others (the “Confirmation and Amendment Agreement”);

c)	the share pledge agreement dated 16 November 2010 entered into between Closure Systems International Holdings (Germany) GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee; and

d)	the share pledge agreement dated 2 March 2011 entered into between Closure Systems International Holdings (Germany) GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee.
“Existing Shares” has the meaning given to such term in sub-Clause 2.1 hereof.

“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

“Future Shares” means all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of the Company (including by way of authorised capital (genehmigtes Kapital) or otherwise.

“Grantors” means the Loan Parties, the Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 2,000,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No.1 and Joinder Agreement, the Second Amended and Restated Credit Agreement and the Amendment No. 6 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them,

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the August 2011 Escrow Issuers and/or of the August 2011 Ultimate Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 3.1.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Shares” means the Existing Shares and the Future Shares.

1.2	Construction

In this Agreement any reference to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGED SHARES

2.1	The Company has a nominal share capital (Stammkapital) of DM 17,000,000 (in words: Deutsche Mark seventeen million) which consists of one share (the “Existing Shares”).

2.2	The Pledgor is the owner of the Existing Shares and is registered as such in the shareholders list (Gesellschafterliste) of the Company as filed (aufgenommen) with the commercial register (Handelsregister), a copy of which is attached as Schedule 1 Part 4 (Copy of Shareholders List).

3.	PLEDGE

3.1	The Pledgor hereby pledges to the Pledgee the Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (the “Pledge” and/or the “Pledges”).

3.2	The Pledgee hereby accepts the Pledge.

3.3	The Pledge is in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

4.	SCOPE OF THE PLEDGES

4.1	The Pledge constituted by this Agreement includes:
(a)	the present and future rights to receive:
(i)	dividends attributable to the Shares, if any; and

(ii)	liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;
(b)	the right to subscribe for newly issued shares; and

(c)	all other rights and benefits attributable to the Shares capable of being pledged (verpfändbar) (including without limitation all present and future pecuniary claims of the Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may be entered into between the Pledgor and the Company).
4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the agreements between the parties) with all items described in Clause 4.1 hereof in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledge constituted hereunder.

4.3	On the date and during the period in which the Pledgee is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledge (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of the Company or in connection with the reduction of the amount of the registered share capital of the Company; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares, shall be forthwith delivered to the Pledgee and held as security for and on behalf of the Secured Parties. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Pledgee and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Pledgee as security in the form so received (with any necessary endorsement).

5.	PURPOSE OF THE PLEDGES

The Pledge hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledge shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledge, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise agreed between the parties, that no resolutions will be passed which would, if passed, constitute a breach of its obligations under Clause 10 or any other obligation under this Agreement.

7.	ENFORCEMENT OF THE PLEDGES

7.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of the Pledge are met (Pfandreife), in particular, if any of the Obligations have become due and payable, then in order to enforce the Pledge, the Pledgee (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgee shall be entitled to have the Pledge enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledge sold (including at public auction).

7.3	The Pledgor hereby expressly agrees that 5 (five) business days’ prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Pledgee.

7.4	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledge under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

7.5	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing, all subsequent dividend payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, during the continuation of an event which allows the Pledgee to enforce the Pledge, have the obligations and the Pledgee shall have the rights set forth in sub-Clause 10.6 below regardless of which resolutions are intended to be adopted.

7.7	The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledge and pledges over the shares or partnership interests in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Pledgee may decide to enforce the Pledge over the shares in the Company individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding (Gesamtverwertung).

7.8	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.9	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.10	If the Pledge is enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledge and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or the Company’s affiliates or to assign any of these claims.

8.	LIMITATIONS ON ENFORCEMENT

8.1	The Pledgee shall be entitled to apply proceeds of an enforcement of the Pledge towards satisfaction of the Obligations without limitation in respect of:
(a)	all and any amounts which are owed under the Credit Documents by the Pledgor itself, the Company or by any of their subsidiaries; and

(b)	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the Pledgor, the Company or any of their subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time
(in aggregate, the “Unlimited Enforcement Amount”).

8.2	Besides an application of proceeds from an enforcement of the Pledge towards satisfaction of the Obligations in respect of the Unlimited Enforcement Amount pursuant to Clause 8.1 above, the Pledgee shall not be entitled to apply proceeds of an enforcement of the Pledge towards satisfaction of the Obligations but shall return to the Pledgor proceeds of an enforcement of the Pledge if and to the extent that:
(a)	the Pledge secures the obligations of a Grantor which is (x) a shareholder of the Pledgor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the Pledgor (other than the Pledgor and its subsidiaries); and

(b)	the application of proceeds of an enforcement of the Pledge towards the Obligations would have the effect of (x) reducing the Pledge’s net assets (Reinvermögen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of the Pledgor’s stated share capital (Stammkapital) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Collateral Agent.
8.3	The Net Assets shall be calculated as an amount equal to the sum of the values of the Pledgor’s assets (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the Pledgor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code), save that:
(a)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the Pledgor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;

(b)	obligations under loans provided to the Pledgor by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Pledgor; and

(c)	obligations under loans or other contractual liabilities incurred by the Pledgor in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.
The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäβiger Buchführung) and be based on the same principles that were applied by the Pledgor in the preparation of its most recent annual balance sheet (Jahresbilanz).

It being understood that the assets of the Pledgor will be assessed at liquidation values (Liquidationswerte) if the managing directors of the Pledgor, at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the Pledgor can carry on as a going concern (positive Fortführungsprognose), in particular when the Pledge is enforced.

8.4	The limitations set out in Clause 8.2 above shall only apply if and to the extent that:
(a)	without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce the Pledge (the “Notice”), the Pledgor has confirmed in writing to the Collateral Agent (x) to what extent such Pledge is up-stream or cross-stream security as described in Clause 8.2 above and (y) which amount of proceeds of an enforcement of the Pledge attributable to the enforcement of such up-stream or cross-stream security cannot be applied towards satisfaction of the Obligations but would have to be returned to the Pledgor as it would otherwise cause the Net Assets of the Pledgor to fall below its stated share capital (taking into account the adjustments set out in Clause 8.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”) and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the Pledgor’s stated share capital; or

(b)	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the Pledgor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of the Pledgor’s Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 8.3 above, provided that the final sentence of Clause 8.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the Pledgor should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäβiger Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 8.3 above. If the Pledgor fails to deliver a Balance Sheet within the aforementioned time period, the Pledgee shall be entitled to apply the proceeds of an enforcement of the Pledge towards satisfaction of the Obligations irrespective of the limitations set out in Clause 8.2 above.
8.5	If the Pledgee disagrees with the Balance Sheet it shall be entitled to apply proceeds of an enforcement of the Pledge in satisfaction of the Obligations up to an amount which, according to the Balance Sheet, can be applied in satisfaction of the Obligations in compliance with the limitations set out in Clause 8.2 above. In relation to any additional amounts for which the Pledgor is liable under this Agreement, the Pledgee shall be entitled to further pursue its claims (if any) and the Pledgor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Pledgee has given notice that it intends to enforce the security created under this Agreement).

8.6	No reduction of the amount enforceable or applicable towards satisfaction of the Obligations under this Clause 8 will prejudice the right of the Pledgee to continue enforcing the Pledge (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.

9.	APPROVAL AND CONFIRMATION

The Pledgor as the sole shareholder of the Company hereby approves the Pledge over the Shares and over any and all ancillary rights and claims associated with the Shares (as more particularly specified in Clause 4) and pursuant to the articles of association of the Company the Pledge is not subject to any approval of the Company.

10.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise agreed between the parties, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

10.1	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

10.2	to inform the Pledgee promptly of any change made in the registered share capital of the Company, or any changes made to the articles of association of the Company which would materially adversely affect the security interest of the Pledgee and in each such case to promptly deliver to the Pledgee a copy of the updated shareholders list (Gesellschafterliste) and a copy of the amended articles of association (Satzung) both as filed (aufgenommen) with the commercial register (Handelsregister);

10.3	to promptly notify the Pledgee, by notification in writing of the registration of an objection (Widerspruch) in relation to the Shares of the Pledgor in the shareholders list (Gesellschafterliste) as filed (aufgenommen) with the commercial register (Handelsregister).

10.4	to promptly notify the Pledgee, by notification in writing, of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1 such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;

10.5	in the event of any increase in the capital of the Company, not to allow, without the prior written consent of the Pledgee (such consent not to be unreasonably withheld), any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

10.6	to promptly inform the Pledgee, by notification in writing, of all matters concerning the Company of which the Pledgor is aware which would materially adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, by notification in writing, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon the Pledge. The Pledgor shall allow, following the occurrence and during the continuance of any of the circumstances which permit the Pledgee to enforce the Pledge constituted hereunder in accordance with Clause 7, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders’ meetings of the Company as attendants without power to vote. Subject to the provision contained in sub-Clause 14.1, the Pledgee’s right to attend a shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;

10.7	to refrain from any acts or omissions, subject to the performance of its rights and duties under the Existing Share Pledge Agreements, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist, unless permitted by the Pledgee (acting reasonably);

10.8	not to amend the articles of association of the Company to the extent that such amendment would materially adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee (such consent not to be unreasonably withheld);

10.9	insofar as additional declarations or actions are necessary for the creation of the Pledge in favour of the Pledgee and at the Pledgee’s reasonable request (acting on the reasonable instructions of the Secured Parties), to make such declarations and undertake such actions at its own costs and expenses; and

10.10	for the avoidance of doubt, notification and consent requirements as set out in sub-Clauses 10.1 through 10.8 of this Agreement are deemed to be satisfied if and to the extent such notification or consent has been delivered under the Existing Share Pledge Agreements provided that such notification to the Pledgee or consent of the Pledgee makes reference to this Agreement and each Existing Share Pledge Agreement.

11.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

12.	INDEMNITY

The Pledgor shall reimburse the Pledgee (which, for purposes of this Clause 12, shall include its officers, directors, employees, agents and counsel) upon request for all properly incurred, reasonable and documented out-of-pocket expenses incurred or made by it in connection with the Credit Documents. Such expenses shall include the properly incurred, reasonable and documented compensation and expenses, disbursements and advances of the Pledgee’s agents, counsel, accountants and experts. The Pledgor shall indemnify the Pledgee against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred, reasonable and documented attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of the Pledgee’s performance of its duties under this Agreement and under German law, including the costs and expenses of enforcing this Agreement and defending itself against or investigating any claim. The obligation to pay such amounts shall survive the payment in full or defeasance of the Obligations or the removal or resignation of the Pledgee. The Pledgee shall notify Reynolds Group Holdings Limited of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify Reynolds Group Holdings Limited shall not relieve the Pledgor of its indemnity obligations hereunder. The Pledgor may defend itself against such claim and the Pledgee shall provide reasonable cooperation in such defense. The Pledgee may have separate counsel and the Pledgor shall pay the properly incurred, reasonable and documented fees and expenses of such counsel. The Pledgor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Pledgee through the Pledgee’s own wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit). No provision of this Agreement shall require the Pledgee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

13.	NO LIABILITY

Except as otherwise agreed between the parties to this Agreement, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

14.	DURATION AND INDEPENDENCE

14.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledge shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.

14.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

14.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

14.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

15.	RELEASE OF PLEDGE (PFANDFREIGABE)

15.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledge, due to its accessory nature (Akzessorietät) ceases to exist by operation of German mandatory law.

15.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

15.3	The parties acknowledge that the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as soon as reasonably practicable in accordance with, and to the extent required by, the Intercreditor Arrangements.

16.	PARTIAL INVALIDITY; WAIVER

16.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.
16.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

16.3	In particular, the Pledge shall not be affected and shall in any event extend to any and all shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

17.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 17 shall be made in writing except where notarisation is required.

18.	NOTICES AND THEIR LANGUAGE

18.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	Closure Systems International Holdings (Germany) GmbH

	Address:	Mainzer Straße 185, 67547 Worms, Germany

	Telephone:	+49 6241 400 10

	Fax:	+49 6241 400 187

	Attention:	Managing directors (Geschäftsführung)

for the Pledgor with a copy to:
	Address:	c/o Rank Group Limited
Level 9
148 Quay Street
PO Box 3515
Auckland 1140
New Zealand

	Telephone:	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Pledgee:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E
New York, N.Y. 10286
The United States of
America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust
18.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing by the parties, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

18.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 18 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 18.

18.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

19.	NOTIFICATION

19.1	The Pledgor and the Pledgee hereby give notice of this Agreement and the Pledge of the rights pursuant to Clause 3 and Clause 4 to the Company.

19.2	The Company hereby acknowledges the notification pursuant to Clause 19.1 above.

20.	APPLICABLE LAW, JURISDICTION

20.1	This Agreement is governed by the laws of the Federal Republic of Germany.

20.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
The Notary advised the persons appearing:
•	that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

•	that notwithstanding Section 16 para 3 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) there is no bona fide creation, acquisition nor ranking of a pledge of shares (in the sense that the pledgees are not protected if the shares purported to be pledged do not exist or have been previously encumbered for the benefit of a third party); and

•	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

SCHEDULE 1
PART 1
LIST OF CURRENT BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holdings Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Pactiv Corporation
PART 2
LIST OF CURRENT GUARANTORS, CURRENT 2009 SENIOR SECURED NOTES
GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS
AND CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS
Whakatane Mill Australia Pty Limited SIG
Austria Holding GmbH
SIG Combibloc GmbH & Co KG
SIG Combibloc GmbH
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedacao Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited

CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited

SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l,
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited

SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.

Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.

Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

PART 3
LIST OF CURRENT NEW SECURED NOTES GUARANTORS1
Whakatane Mill Australia Pty Limited
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH

[1]	Post closing Austrian guarantors excluded.

SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.

CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.

Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC

Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S.de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

PART 4
COPY OF SHAREHOLDERS LIST (GESELLSCHAFTERLISTE)

Amtsgericht Mainz
HRB 10054
Ausdruck aus dem Registerordner
Dokument: 55116_HRB10054_GEL_R_2008-04-22_933851_#001.PDF (Liste der Gesellschafter)
Eingestellt in den Registerordner am: 09.05.2008
Abgerufen aus dem Registerordner am: 04.08.2011 11:40:09

Mainz, den 04.08.2011 /s/ [ILLEGIBLE] Metzler Justizbeschäftigte
Dieses Schrelben 1st maschinell ersteilt und auch ohne Unterschrift wirksam.

Liste der Gesellschafter
der Alcoa Deutschland GmbH
zukünftig
Closure Systems International Deutschland GmbH
mit dem Sitz in Worms

Gesellschafter	Einlage in DM
Closure Systems International Holdings (Germany) GmbH Düsseldorf zukünftig Worms	17.000.000,–

Stammkapital DM	17.000.000,–
Worms, den 22.04.08
Die Geschäftsführung:

/s/ [ILLEGIBLE]
(der einzelvertretungsberechtigte Geschäftsführer)

Appendix 7
PACTIV DEUTSCHLAND HOLDINGGESELLSCHAFT MBH
as Pledgor
OMNI-PAC-EKCO GMBH VERPACKUNGSMITTEL
OMNI-PAC GMBH VERPACKUNGSMITTEL
as Companies
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee

SHARE PLEDGE AGREEMENT RELATING TO THE
SHARES IN OMNI-PAC EKCO GMBH
VERPACKUNGSMITTEL AND OMNI-PAC GMBH
VERPACKUNGSMITTEL
(Geschäftsanteilsverpfändung)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

Contents

Clause		Page
1.	Definitions and Language	5
2.	Pledged Shares	12
3.	Pledge	12
4.	Scope of the Pledges	12
5.	Purpose of the Pledges	13
6.	Exercise of Membership Rights	14
7.	Enforcement of the Pledges	14
8.	Limitations on Enforcement	15
9.	Approval and Confirmation	18
10.	Undertakings of the Pledgor	18
11.	Delegation	19
12.	Indemnity	20
13.	No Liability	20
14.	Duration and Independence	21
15.	Release of Pledge (Pfandfreigabe)	21
16.	Partial Invalidity; Waiver	21
17.	Amendments	22
18.	Notices and their Language	22
19.	Notification	24
20.	Applicable Law, Jurisdiction	24
Schedule 1		25
Part 1 List of Current Borrowers		25
Part 2 List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current October 2010 Secured Notes Guarantors and Current February 2011 Secured Notes Guarantors		25
Part 3 List of Current New Secured Notes Guarantors		30
Part 4 Copy of Shareholders Lists (Gesellschafterlisten)		36

This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on September 8, 2011
BETWEEN:
(1)	Pactiv Deutschland Holdinggesellschaft mbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Friedensallee 23-25, 22765 Hamburg, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg under HRB 71774 (the “Pledgor”);

(2)	Omni-Pac Ekco GmbH Verpackungsmittel, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its corporate seat in Hamburg, Germany and its business address at Friedensallee 23-25, 22765 Hamburg, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg under HRB 102663 (the “Company 1”);

(3)	Omni-Pac GmbH Verpackungsmittel, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its corporate seat in Elsfleth, Germany and its business address at Am Tidehafen 5, 26931 Elsfleth, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Oldenburg under HRB 201738 (the “Company 2” and together with Company 1 and Company 2, the “Companies”); and

(4)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, NY 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent” or the “Pledgee”).
WHEREAS:
(A)	Pursuant to the second amended and restated senior secured multi-currency term and revolving credit agreement dated 9 August 2011 of currently up to USD 4,445,000,000 and EUR 330,000,000 between, inter alia, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Second Amended and Restated Credit Agreement”), which amends and restates the multicurrency term and revolving credit agreement dated 5 November 2009 between, inter alia, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Second Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group

Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “2009 Senior Secured Notes”) to certain noteholders.

(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alia, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “ October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alia, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)	The Pledgor has entered into the Existing Share Pledge Agreement (as defined below).

(F)	Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alia, the RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the

“August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “New Secured Notes”). In connection with the release from escrow of the proceeds of the New Secured Notes, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A. the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. At such time certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 3 hereto as current new secured notes guarantors (the “Current New Secured Notes Guarantors”) will accede to the New Secured Notes Indenture).

(G)	As a result of the Second Amended and Restated Credit Agreement and the amendment No. 6 and incremental term loan assumption agreement dated 9 August 2011 between, inter alia, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the “Amendment No. 6 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,000,000,000.

(H)	The Pledgor has agreed to grant an additional pledge (subject to the pledges arising under the Existing Share Pledge Agreement (as defined below)) over its Shares (as defined below) in the Companies as security for the Pledgee‘s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No. 1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents and the New Secured Notes Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.a r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“Existing Share Pledge Agreement” means the share pledge agreement dated 2 March 2011 entered into between Pactiv Deutschland Holdinggesellschaft mbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee.

“Existing Shares” has the meaning given to such term in sub-Clause 2.1 hereof.

“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

“Future Shares” means all additional shares in the capital of the Companies (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of any of the Companies (including by way of authorised capital (genehmigtes. Kapital)) or otherwise.

“Grantors” means the Loan Parties, the Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 2,000,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No.l and Joinder Agreement, the Second Amended and Restated Credit Agreement and the Amendment No. 6 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the August 2011 Escrow Issuers and/or of the August 2011 Ultimate Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 3.1.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Shares” means the Existing Shares and the Future Shares.

1.2	Construction

In this Agreement any reference to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGED SHARES

2.1	Company 1 has a nominal share capital (Stammkapital) of EUR 25,000 (in words: Euro twenty five thousand) which is divided into two shares which shares have a nominal amount of EUR 24,900 (in words: Euro twenty four thousand nine hundred) and EUR 100 (in words: Euro one hundred) (the “Existing Shares 1”).

Company 2 has a nominal share capital (Stammkapital) of EUR 25,000 (in words: Euro twenty five thousand) which is divided into two shares, persisting of one share with a nominal amount (Nennbetrag) of EUR 24,900 (in words: Euro twenty four thousand nine hundred) carrying the serial number (laufende Nummer) 1 and one share with a nominal amount (Nennbetrag) of EUR 100 (in words: Euro one hundred) carrying the serial number (laufende Nummer) 2 (the “Existing Shares 2” and together with the Existing Shares 1, the “Existing Shares”).

2.2	The Pledgor is the owner of the Existing Shares and is registered as such in the relevant shareholders list (Gesellschafterliste) of the Companies as filed (aufgenommen) with the commercial register (Handelsregister), a copy of which is attached as Schedule 1 Part 4 (Copy of Shareholders Lists).

3.	PLEDGE

3.1	The Pledgor hereby pledges to the Pledgee the Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (the “Pledge” and/or the “Pledges”).

3.2	The Pledgee hereby accepts the Pledge.

3.3	The Pledge is in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

4.	SCOPE OF THE PLEDGES

4.1	The Pledge constituted by this Agreement includes:
(a)	the present and future rights to receive:
(i)	dividends attributable to the Shares, if any; and

(ii)	liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Companies, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;
(b)	the right to subscribe for newly issued shares; and

(c)	all other rights and benefits attributable to the Shares capable of being pledged (verpfändbar) (including without limitation all present and future pecuniary claims of the Pledgor against any of the Companies arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may be entered into between the Pledgor and any of the Companies).
4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the agreements between the parties) with all items described in Clause 4.1 hereof in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledge constituted hereunder.

4.3	On the date and during the period in which the Pledgee is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledge (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of any of the Companies or in connection with the reduction of the amount of the registered share capital of any of the Companies; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares, shall be forthwith delivered to the Pledgee and held as security for and on behalf of the Secured Parties. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Pledgee and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Pledgee as security in the form so received (with any necessary endorsement).

5.	PURPOSE OF THE PLEDGES

The Pledge hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledge shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledge, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise agreed between the parties, that no resolutions will be passed which would, if passed, constitute a breach of its obligations under Clause 10 or any other obligation under this Agreement.

7.	ENFORCEMENT OF THE PLEDGES

7.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of the Pledge are met (Pfandreife), in particular, if any of the Obligations has become due and payable, then in order to enforce the Pledge, the Pledgee (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel), The Pledgee shall be entitled to have the Pledge enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledge sold (including at public auction).

7.3	The Pledgor hereby expressly agrees that 5 (five) business days’ prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Pledgee.

7.4	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledge under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

7.5	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing, all subsequent dividend payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, during the continuation of an event which allows the Pledgee to enforce the Pledge, have the obligations and the Pledgee shall have the rights set forth in sub-Clause 10.6 below regardless of which resolutions are intended to be adopted.

7.7	The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledge and pledges over the shares or partnership interests in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Pledgee may decide to enforce the Pledge over the shares in the Companies individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding (Gesamtverwertung).

7.8	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.9	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.10	If the Pledge is enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgee shall pass to. the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledge and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from any of the Companies or any of the Companies’ affiliates or to assign any of these claims.

8.	LIMITATIONS ON ENFORCEMENT

8.1	The Pledgee shall be entitled to apply proceeds of an enforcement of the Pledge towards satisfaction of the Obligations without limitation in respect of:
(a)	all and any amounts which are owed under the Credit Documents by the Pledgor itself, any of the Companies or by any of their subsidiaries; and

(b)	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the Pledgor, any of the Companies or any of their subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time
(in aggregate, the “Unlimited Enforcement Amount”).

8.2	Besides an application of proceeds from an enforcement of the Pledge towards satisfaction of the Obligations in respect of the Unlimited Enforcement Amount pursuant to Clause 8.1 above, the Pledgee shall not be entitled to apply proceeds of an enforcement of the Pledge towards satisfaction of the Obligations but shall return to the Pledgor proceeds of an enforcement of the Pledge if and to the extent that:
(a)	the Pledge secures the obligations of a Grantor which is (x) a shareholder of the Pledgor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the Pledgor (other than the Pledgor and its subsidiaries); and

(b)	the application of proceeds of an enforcement of the Pledge towards the Obligations would have the effect of (x) reducing the Pledgor’s net assets (Reinvermögen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of the Pledgor’s stated share capital (Stammkapital) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Collateral Agent.
8.3	The Net Assets shall be calculated as an amount equal to the sum of the values of the Pledgor’s assets (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the Pledgor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code), save that:
(a)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the Pledgor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;

(b)	obligations under loans provided to the Pledgor by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Pledgor; and

(c)	obligations under loans or other contractual liabilities incurred by the Pledgor in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Pledgor in the preparation of its most recent annual balance sheet (Jahresbilanz).

It being understood that the assets of the Pledgor will be assessed at liquidation values (Liquidationswerte) if the managing directors of the Pledgor, at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the Pledgor can carry on as a going concern (positive Fortführungsprognose), in particular when the Pledge is enforced.

8.4	The limitations set out in Clause 8.2 above shall only apply if and to the extent that:
(a)	without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce the Pledge (the “Notice”), the Pledgor has confirmed in writing to the Collateral Agent (x) to what extent such Pledge is up-stream or cross-stream security as described in Clause 8.2 above and (y) which amount of proceeds of an enforcement of the Pledge attributable to the enforcement of such up-stream or cross-stream security cannot be applied towards satisfaction of the Obligations but would have to be returned to the Pledgor as it would otherwise cause the Net Assets of the Pledgor to fall below its stated share capital (taking into account the adjustments set out in Clause 8.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”) and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the Pledgor’s stated share capital; or

(b)	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the Pledgor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of the Pledgor’s Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 8.3 above, provided that the final sentence of Clause 8.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the Pledgor should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 8.3 above. If the Pledgor fails to deliver a Balance Sheet within the aforementioned time period, the Pledgee shall be entitled to apply the proceeds of an enforcement of the Pledge towards satisfaction of the Obligations irrespective of the limitations set out in Clause 8.2 above.

8.5	If the Pledgee disagrees with the Balance Sheet it shall be entitled to apply proceeds of an enforcement of the Pledge in satisfaction of the Obligations up to an amount which, according to the Balance Sheet, can be applied in satisfaction of the Obligations in compliance with the limitations set out in Clause 8.2 above. In relation to any additional amounts for which the Pledgor is liable under this Agreement, the Pledgee shall be entitled to further pursue its claims (if any) and the Pledgor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Pledgee has given notice that it intends to enforce the security created under this Agreement).

8.6	No reduction of the amount enforceable or applicable towards satisfaction of the Obligations under this Clause 8 will prejudice the right of the Pledgee to continue enforcing the Pledge (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.

9.	APPROVAL AND CONFIRMATION

The Pledgor, as the sole shareholder of Company 1 and of Company 2, hereby approves the Pledge over the Shares and over any and all ancillary rights and claims associated with the Shares (as more particularly specified in Clause 4) and pursuant to the articles of association of each Company the Pledge is not subject to any approval of any of the Companies.

10.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise agreed between the parties, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

10.1	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

10.2	to inform the Pledgee promptly of any change made in the registered share capital of any of the Companies, or any changes made to the articles of association of any of the Companies which would materially adversely affect the security interest of the Pledgee and in each such case to promptly deliver to the Pledgee a copy of the updated shareholders list (Gesellschafterliste) and a copy of the amended articles of association (Satzung) both as filed (aufgenommen) with the commercial register (Handelsregister);

10.3	to promptly notify the Pledgee, by notification in writing of the registration of an objection (Widerspruch) in relation to the Shares of the Pledgor in the shareholders list (Gesellschafterliste) as filed (aufgenommen) with the commercial register (Handelsregister).

10.4	to promptly notify the Pledgee, by notification in writing, of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1 such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;

10.5	in the event of any increase in the capital of any of the Companies, not to allow, without the prior written consent of the Pledgee (such consent not to be unreasonably withheld), any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

10.6	to promptly inform the Pledgee, by notification in writing, of all matters concerning of any of the Companies of which the Pledgor is aware which would materially adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, by notification in writing, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon the Pledge. The Pledgor shall allow, following the occurrence and during the continuance of any of the circumstances which permit the Pledgee to enforce the Pledge constituted hereunder in accordance with Clause 7, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders’ meetings of any of the Companies as attendants without power to vote. Subject to the provision contained in sub-Clause 14.1, the Pledgee’s right to attend a shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;

10.7	to refrain from any acts or omissions, subject to the performance of its rights and duties under the Existing Share Pledge Agreement, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist, unless permitted by the Pledgee (acting reasonably);

10.8	not to amend the articles of association of any of the Companies to the extent that such amendment would materially adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee (such consent not to be unreasonably withheld);

10.9	insofar as additional declarations or actions are necessary for the creation of the Pledge in favour of the Pledgee and at the Pledgee’s reasonable request (acting on the reasonable instructions of the Secured Parties), to make such declarations and undertake such actions at its own costs and expenses; and

10.10	for the avoidance of doubt, notification and consent requirements as set out in sub-Clauses 10.1 through 10.8 of this Agreement are deemed to be satisfied if and to the extent such notification or consent has been delivered under the Existing Share Pledge Agreement provided that such notification to the Pledgee or consent of the Pledgee makes reference to this Agreement and the Existing Share Pledge Agreement.

11.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

12.	INDEMNITY

The Pledgor shall reimburse the Pledgee (which, for purposes of this Clause 12, shall include its officers, directors, employees, agents and counsel) upon request for all properly incurred, reasonable and documented out-of-pocket expenses incurred or made by it in connection with the Credit Documents. Such expenses shall include the properly incurred, reasonable and documented compensation and expenses, disbursements and advances of the Pledgee’s agents, counsel, accountants and experts. The Pledgor shall indemnify the Pledgee against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred, reasonable and documented attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of the Pledgee’s performance of its duties under this Agreement and under German law, including the costs and expenses of enforcing this Agreement and defending itself against or investigating any claim. The obligation to pay such amounts shall survive the payment in full or defeasance of the Obligations or the removal or resignation of the Pledgee. The Pledgee shall notify Reynolds Group Holdings Limited of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify Reynolds Group Holdings Limited shall not relieve the Pledgor of its indemnity obligations hereunder. The Pledgor may defend itself against such claim and the Pledgee shall provide reasonable cooperation in such defense. The Pledgee may have separate counsel and the Pledgor shall pay the properly incurred, reasonable and documented fees and expenses of such counsel. The Pledgor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Pledgee through the Pledgee’s own wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit). No provision of this Agreement shall require the Pledgee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

13.	NO LIABILITY

Except as otherwise agreed between the parties to this Agreement, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

14.	DURATION AND INDEPENDENCE

14.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledge shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.

14.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

14.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

14.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

15.	RELEASE OF PLEDGE (PFANDFREIGABE)

15.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledge, due to its accessory nature (Akzessorietät) ceases to exist by operation of German mandatory law.

15.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

15.3	The parties acknowledge that the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as soon as reasonably practicable in accordance with, and to the extent required by, the Intercreditor Arrangements.

16.	PARTIAL INVALIDITY; WAIVER

16.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties,

16.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

16.3	In particular, the Pledge shall not be affected and shall in any event extend to any and all shares in each of the Companies even if the number or nominal value of the Existing Shares or the aggregate share capital of any of the Companies as stated in Clause 2 are inaccurate or deviate from the actual facts.

17.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 17 shall be made in writing except where notarisation is required.

18.	NOTICES AND THEIR LANGUAGE

18.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	Pactiv Deutschland Holdinggesellschaft mbH

	Address:	Friedensallee 23-25, 22765 Hamburg, Germany

	Telephone:	+49 40 39199211

	Fax:	+49 40 39199298

	Attention:	Managing directors (Geschäftsführung)

for the Pledgor with a copy to:
	Address:	c/o Rank Group Limited Level 9 148 Quay Street PO Box 3515 Auckland 1140 New Zealand

	Telephone:	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Pledgee:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E New York, NY 10286 The United States of America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate
Trust
18.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing by the parties, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

18.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 18 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 18.

18.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

19.	NOTIFICATION

19.1	The Pledgor and the Pledgee hereby give notice of this Agreement and the Pledge of the rights pursuant to Clause 3 and Clause 4 to the Companies.

19.2	The Companies hereby acknowledge the notification pursuant to Clause 19.1 above.

20.	APPLICABLE LAW, JURISDICTION

20.1	This Agreement is governed by the laws of the Federal Republic of Germany.

20.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
The Notary advised the persons appearing:
•	that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

•	that notwithstanding Section 16 Para 3 German Limited Liability Companies Act (Genets betreffend die Gesellschaften mit beschränkter Haftung) there is no bona fide creation, acquisition nor ranking of a pledge of shares (in the sense that the pledgees are not protected if the shares purported to be pledged do not exist or have been previously encumbered for the benefit of a third party); and

•	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

SCHEDULE 1
PART 1
LIST OF CURRENT BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holdings Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Pactiv Corporation
PART 2
LIST OF CURRENT GUARANTORS, CURRENT 2009 SENIOR SECURED NOTES
GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS
AND CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS
Whakatane Mill Australia Pty Limited
SIG Austria Holding GmbH
SIG Combibloc GmbH & Co KG
SIG Combibloc GmbH
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited

SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited

Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Tecnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B,V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG

SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.

Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited

J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv Mexico, S. de R.L. de C.V.
PART 3
LIST OF CURRENT NEW SECURED NOTES GUARANTORS1
Whakatane Mill Australia Pty Limited
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centra America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited

[1]	Post closing Austrian guarantors excluded.

Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyarto es Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK

Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Tecnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG

SIG Combibloc Procurement AG
SIG Reinag AG SIG
Combibloc Ltd. SIG
Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc,
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC

Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.

Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industrials Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

PART 4
COPY OF SHAREHOLDERS LISTS
(GESELLSCHAFTERLISTEN)

Amtsgericht Hamburg
HRB 102663
Amtlicher Ausdruck aus dem Registerordner
Dokument: Liste der Gesellschafter (20355_HRB102663_GEL_S_2008-07-02_2208909_#00l.PDF)

Eingestellt in den Registerordner am (letztes Freigabedatum): 15.07.2008

Abgerufen aus dem Registerordner am; 09.08.2011 14:19:50

Dieser Ausdruck bezeugt den Inhalt eines Dokuments des Registerordners.

Dieser Ausdruck wird nicht unterschrieben und gilt als beglaubigte Abschrift.

Hamburg, den 09.08.2011
/s/ [ILLEGIBLE]

Heil
Justizobersekretär

NOTARIAT AM ALSTERTOR
DR HENNING VOSCHBRAU DR. ROLF-HERMANN HENNIGES
DR. WOLFGANG ENGELHARDT JOHANN JONETZKIJ
DR. ROBERT DIEKGRĂF DR ARNE HELMS, L.L.M DR. MICHAEL VON HINDEN NOTARE

Liste der Gesellschafter der Gesellschaft mit
beschränkter Haftung in Firma Omni-Pac Ekco GmbH
Verpackungsmittel mit dem Sitz in Hamburg mit der
übernommenen Stammeinlage (Liste gem. § 40 GmbHG)

die Gesellschaft mit beschränkter Haftung in Firma
Pactiv Deutschland Holdinggeseldschaft mbH
mit dem Site in Hamburg

(Amtsgericht Hamburg, HR B 71 774)
eine Stammeinlage in Hölie von	EUR	24.900,00
eine Stammeinlage in Hölie von	EUR	100,00
Hamburg, den 2. Juli 2008

/s/ Petro Kowalskyj
Petro Kowalskyj

/s/ Stefan Beese
Stefan Beese

ALSTERTOR 14-20095 HAMBURG — ECKE FERDINANDSTRASSE
TELEFON: (040) 300502-0. TELEFAX: (040) 300502-92/-93/-94
POSTANSCHRIFT: POSTFACH 10 54 09 -20037 HAMBURG
WWW ALSTERTOR DE - NOTARIAT@ALSTBRTOR DE

NOTARIAT AM ALSTERTOR
DR. HENNING VOSCHERAU DR. ROLF-HERMANN HENNIGES
DR. WOLFGANG ENGELHARDT JOHANN JONETZKI
DR. ROBERT DIEKGRĂF DR. ARNE HELMS, LL.M. DR. MICHAEL VON HINDEN NOTARE
ELEKTRONISCH BEGLAUBIGTE ABSCHRIFT
Durch die von mir erstellte qualifizierte elektronische Signatur beglaubige ich die inhaltliche Übereinstimmung dieses elektronischen Dokuments mit dem mir bei Erstellung der qualifi-zierten elektronischen Signatur in Urschrift vorliegenden Dokument.
Hamburg, 7. Juli 2008
Dr. Wolfgang Engelhardt, Notar
ALSTERTOR 14 — 20095 HAMBURG - ECKE FERDINANDSTRASSE
TELEFON: (0 40) 30 05 02-0 - TELEFAX: (040) 300502-92/-93/-94
POSTANSCHRIPT: POSTFACH10 54 09 — 20037 HAMBURG
WWW. ALSTERTOR.DE - NOTARIAT@ALSTERTOR.DE

Beglaubigte Fotokopie
Liste der Gesellschafter
der Gesellschaft mit beschränkter Haftung in Firma
Omni-Pac GmbH Verpackungsmittel
mit dem Sitz in Elsfleth
Amtsgericht Oldenburg (i. Oldenburg), HRB 201738
mit den üibernommenen Geschäftsaateilen

Gesellschafter	Geschäftsanteil Nr.	Nennbe-trag in EUR	Historie
Gesellschaft mit beschränkter Haftung in Firma	1	24.900,00
Pactiv Deutschland, Holdinggesellschaft mbH mit Sitz in Hamburg (Amtsgericht: Hamburg, HRB 71774)	2	100,00	von Omni-Pac Verpackungsmittel Ver-waltungs GmbH (AG Oldenburg HRB 100267) durch Verschmslzung übergegangen
Stammkapital in EUR		25.000,00
Stand:   6. Juni 2008
Grand der Liste:	Veränderungen. vor dem 1. November 2008 und Nummerierung der Geschaftsanteile
Hamburg, den 13. Oktober 2010

/s/ Petro Kowalskyj
Petro Kowalskyj

/s/ Stefan Beese
Stefan Beese

Appendix 8
SIG COMBIBLOC HOLDING GMBH
as Pledgor
SIG COMBIBLOC SYSTEMS GMBH
SIG VIETNAM BETEILIGUNGS GMBH
SIG COMBIBLOC GMBH
as Companies
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee

SHARE PLEDGE AGREEMENT RELATING TO THE
SHARES IN SIG COMBIBLOC SYSTEMS GMBH,
SIG VIETNAM BETEILIGUNGS GMBH AND SIG
COMBIBLOC GMBH
(Geschäftsanteilsverpfändung)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

Contents

Clause	Page
1. Definitions and Language	6
2. Pledged Shares	12
3. Pledge	13
4. Scope of the Pledges	13
5. Purpose of the Pledges	14
6. Exercise of Membership Rights	14
7. Enforcement of the Pledges	14
8. Limitations on Enforcement	16
9. Approval and Confirmation	19
10. Undertakings of the Pledgor	19
11. Delegation	20
12. Indemnity	20
13. No Liability	21
14. Duration and Independence	21
15. Release of Pledge (Pfandfreigabe)	22
16. Partial Invalidity; Waiver	22
17. Amendments	23
18. Notices and their Language	23
19. Notification	24
20. Applicable Law, Jurisdiction	25
Schedule 1	26
Part 1 List of Current Borrowers	26
Part 2 List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current October 2010 Secured Notes Guarantors and Current February 2011 Secured Notes Guarantors	26
Part 3 List of Current New Secured Notes Guarantors	31
Schedule 2 Copy of Shareholders Lists (Gesellschafterlisten)	37
Schedule 3 Copy of Shareholders’ resolution in respect of Pledgor	38

This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on September 8, 2011
BETWEEN:
(1)	SIG Combibloc Holding GmbH, a limited liability company (Gesellschaft mit beschrdnkter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Duren under HRB 5751 (the “Pledgor”);

(2)	SIG Combibloc Systems GmbH, a limited liability company (Gesellschaft mit beschrdnkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Linnich, Germany and its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 3935 (the “Company 1”);

(3)	SIG Vietnam Beteiligungs GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Waldshut-Tiengen, Germany and its business address at Weilheimer Straße 5, 79761 Waldshut-Tiengen, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Freiburg i. Br. under HRB 621587 (the “Company 2”);

(4)	SIG Combibloc GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Linnich, Germany and its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5182 (the “Company 3” and together with Company 1, Company 2 and Company 3, the “Companies”); and

(5)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent” or the “Pledgee”).
WHEREAS:
(A)	Pursuant to the second amended and restated senior secured multi-currency term and revolving credit agreement dated 9 August 2011 of currently up to USD 4,445,000,000 and EUR 330,000,000 between, inter alia, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Second Amended and Restated Credit Agreement”), which amends and restates the multicurrency term and revolving credit agreement dated 5 November 2009 between, inter alia, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Second Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the

“Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.
(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “2009 Senior Secured Notes”) to certain noteholders.

(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alia, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “ October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alia, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)	The Pledgor has entered into the Existing Share Pledge Agreements (as defined below).

(F)	Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alia, the RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the “August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “New Secured Notes”). In connection with the release from escrow of the proceeds of the New Secured Notes, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A. the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. At such time certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 3 hereto as current new secured notes guarantors (the “Current New Secured Notes Guarantors”) will accede to the New Secured Notes Indenture).

(G)	As a result of the Second Amended and Restated Credit Agreement and the amendment No. 6 and incremental term loan assumption agreement dated 9 August 2011 between, inter alia, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the “Amendment No. 6 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,000,000,000.

(H)	The Pledgor has agreed to grant an additional pledge (subject to the pledges arising under the Existing Share Pledge Agreements (as defined below)) over its Shares (as defined below) in the Companies as security for the Pledgee’s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	SIG Euro Holding AG & Co. KGaA and SIG Combibloc Group AG as the shareholders of the Pledgor have approved the Pledge (as defined below) over the Shares (as defined below) and over any and all ancillary rights and claims associated with the Shares (as defined below) (as more particularly specified in Clause 4) and consented to their transfer upon enforcement of the Pledge (as defined below). Such approval has been granted by a shareholders’ resolution as required in section 13 paragraph 6 of the articles of association of the Pledgor a copy of which is attached as Schedule 3.

(J)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No, 1 and Joinder Agreement (as defined below)) between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No. 1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents and the New Secured Notes Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“Existing Share Pledge Agreements” means
a)	the share pledge agreement dated 5 November 2009 (as amended by a confirmation and amendment agreement dated 4 May 2010) entered into between SIG Combibloc Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee and others as pledgees;

b)	a confirmation and amendment agreement dated 4 May 2010 entered into between, inter alios, SIG Combibloc Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and others (the “Confirmation and Amendment Agreement”);

c)	the share pledge agreement dated 16 November 2010 entered into between SIG Combibloc Holding GmbH as pledgor and The Bank of New York Mellon as Collateral Agent and as pledgee; and

d)	the share pledge agreement dated 2 March 2011 entered into between SIG Combibloc Holding GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee.
“Existing Shares” has the meaning given to such term in sub-Clause 2.1 hereof.

“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

“Future Shares” means all additional shares in the capital of the Companies (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of any of the Companies (including by way of authorised capital (genehmigtes Kapital)) or otherwise.

“Grantors” means the Loan Parties, the Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 2,000,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.
“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No.l and Joinder Agreement, the Second Amended and Restated Credit Agreement and the Amendment No. 6 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à.r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco National de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the August 2011 Escrow Issuers and/or of the August 2011 Ultimate Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt),
“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 3.1.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.
“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Shares” means the Existing Shares and the Future Shares.

1.2	Construction

In this Agreement any reference to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGED SHARES

2.1	The Company 1 has a nominal share capital (Stammkapital) of EUR 1,000,000 (in words: Euro one million) which consists of one share carrying the serial number (laufende Nummer) 1 (the “Existing Shares 1”).

The Company 2 has a nominal share capital (Stammkapital) of EUR 25,000 (in words: Euro twenty five thousand) which consists of one share (the “Existing Shares 2”).

The Company 3 has a nominal share capital (Stammkapital) of EUR 30,700,000 (in words: Euro thirty million seven hundred thousand) which is divided into three shares. The Pledgor is the owner of two shares in Company 3, one share with a nominal amount (Nennbetrag) of EUR 30,392,500 (in words: Euro thirty million three hundred ninety-two thousand five hundred) and one share with a nominal amount (Nennbetrag) of EUR 500 (in words: Euro five hundred) (the “Existing Shares 3” and together with the Existing Shares 1 and the Existing Shares 2, the “Existing Shares”).
2.2	The Pledgor is the owner of the Existing Shares and is registered as such in the relevant shareholders list (Gesellschafterliste) of the Companies as filed (aufgenommen) with the commercial register (Handelsregister), a copy of which is attached as Schedule 2 (Copy of Shareholders Lists).

3.	PLEDGE

3.1	The Pledgor hereby pledges to the Pledgee the Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (the “Pledge” and/or the “Pledges”).

3.2	The Pledgee hereby accepts the Pledge.

3.3	The Pledge is in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

4.	SCOPE OF THE PLEDGES

4.1	The Pledge constituted by this Agreement includes:
(a)	the present and future rights to receive:
(i)	dividends attributable to the Shares, if any; and

(ii)	liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Companies, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;
(b)	the right to subscribe for newly issued shares; and

(c)	all other rights and benefits attributable to the Shares capable of being pledged (verpfändbar) (including without limitation all present and future pecuniary claims of the Pledgor against any of the Companies arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may be entered into between the Pledgor and any of the Companies).

4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the agreements between the parties) with all items described in Clause 4.1 hereof in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledge constituted hereunder.

4.3	On the date and during the period in which the Pledgee is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledge (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of any of the Companies or in connection with the reduction of the amount of the registered share capital of any of the Companies; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares, shall be forthwith delivered to the Pledgee and held as security for and on behalf of the Secured Parties. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Pledgee and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Pledgee as security in the form so received (with any necessary endorsement).

5.	PURPOSE OF THE PLEDGES

The Pledge hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledge shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledge, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise agreed between the parties, that no resolutions will be passed which would, if passed, constitute a breach of its obligations under Clause 10 or any other obligation under this Agreement.

7.	ENFORCEMENT OF THE PLEDGES

7.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of the Pledge are met (Pfandreife), in particular, if any of the Obligations have become due and payable, then in order to enforce the Pledge, the Pledgee (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgee shall be entitled to have the Pledge enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledge sold (including at public auction).

7.3	The Pledgor hereby expressly agrees that 5 (five) business days’ prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Pledgee.

7.4	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledge under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

7.5	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing, all subsequent dividend payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, during the continuation of an event which allows the Pledgee to enforce the Pledge, have the obligations and the Pledgee shall have the rights set forth in sub-Clause 10.6 below regardless of which resolutions are intended to be adopted.

7.7	The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledge and pledges over the shares or partnership interests in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Pledgee may decide to enforce the Pledge over the shares in the Companies individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding (Gesamtverwertung).

7.8	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.9	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptsehuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.10	If the Pledge is enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledge and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from any of the Companies or any of the Companies’ affiliates or to assign any of these claims.

8.	LIMITATIONS ON ENFORCEMENT

8.1	The Pledgee shall be entitled to apply proceeds of an enforcement of the Pledge towards satisfaction of the Obligations without limitation in respect of:
(a)	all and any amounts which are owed under the Credit Documents by the Pledgor itself, any of the Companies or by any of their subsidiaries; and

(b)	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the Pledgor, any of the Companies or any of their subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time
(in aggregate, the “Unlimited Enforcement Amount”).

8.2	Besides an application of proceeds from an enforcement of the Pledge towards satisfaction of the Obligations in respect of the Unlimited Enforcement Amount pursuant to Clause 8.1 above, the Pledgee shall not be entitled to apply proceeds of an enforcement of the Pledge towards satisfaction of the Obligations but shall return to the Pledgor proceeds of an enforcement of the Pledge if and to the extent that:
(a)	the Pledge secures the obligations of a Grantor which is (x) a shareholder of the Pledgor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the Pledgor (other than the Pledgor and its subsidiaries); and

(b)	the application of proceeds of an enforcement of the Pledge towards the Obligations would have the effect of (x) reducing the Pledgor’s net assets

(Reinvermögen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of the Pledgor’s stated share capital (Stammkapital) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Collateral Agent.
8.3	The Net Assets shall be calculated as an amount equal to the sum of the values of the Pledgor’s assets (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the Pledgor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code), save that:
(a)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the Pledgor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;

(b)	obligations under loans provided to the Pledgor by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Pledgor; and

(c)	obligations under loans or other contractual liabilities incurred by the Pledgor in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.
The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Pledgor in the preparation of its most recent annual balance sheet (Jahresbilanz).

It being understood that the assets of the Pledgor will be assessed at liquidation values (Liquidationswerte) if the managing directors of the Pledgor, at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the Pledgor can carry on as a going concern (positive Fortführungsprognose), in particular when the Pledge is enforced.

8.4	The limitations set out in Clause 8.2 above shall only apply if and to the extent that:
(a)	without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce the Pledge (the “Notice”), the Pledgor has confirmed in writing to the Collateral Agent (x) to what extent such Pledge is up-stream or cross-stream security as described in Clause 8.2 above and (y) which amount of proceeds of an enforcement of the Pledge attributable to the enforcement of such up-stream or cross-stream security cannot be applied towards satisfaction of the Obligations but would have to be returned to the Pledgor as it would otherwise cause the Net Assets of the Pledgor to fall below its stated share capital (taking into account the adjustments set out in Clause 8.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”) and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the Pledgor’s stated share capital; or

(b)	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the Pledgor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of the Pledgor’s Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 8.3 above, provided that the final sentence of Clause 8.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the Pledgor should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 8.3 above. If the Pledgor fails to deliver a Balance Sheet within the aforementioned time period, the Pledgee shall be entitled to apply the proceeds of an enforcement of the Pledge towards satisfaction of the Obligations irrespective of the limitations set out in Clause 8.2 above.
8.5	If the Pledgee disagrees with the Balance Sheet it shall be entitled to apply proceeds of an enforcement of the Pledge in satisfaction of the Obligations up to an amount which, according to the Balance Sheet, can be applied in satisfaction of the Obligations in compliance with the limitations set out in Clause 8.2 above. In relation to any additional amounts for which the Pledgor is liable under this Agreement, the Pledgee shall be entitled to further pursue its claims (if any) and the Pledgor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Pledgee has given notice that it intends to enforce the security created under this Agreement).

8.6	No reduction of the amount enforceable or applicable towards satisfaction of the Obligations under this Clause 8 will prejudice the right of the Pledgee to continue enforcing the Pledge (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.
9.	APPROVAL AND CONFIRMATION

The Pledgor as the sole shareholder of Company 1 and Company 2 hereby approves the Pledge over the Shares and over any and all ancillary rights and claims associated with the Shares (as more particularly specified in Clause 44). Pursuant to the articles of association of each of the Companies the Pledge is not subject to any approval of the relevant Company.

10.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise agreed between the parties, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

10.1	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

10.2	to inform the Pledgee promptly of any change made in the registered share capital of any of the Companies, or any changes made to the articles of association of any of the Companies which would materially adversely affect the security interest of the Pledgee and in each such case to promptly deliver to the Pledgee a copy of the updated shareholders list (Gesellschafterliste) and a copy of the amended articles of association (Satzung) both as filed (aufgenommen) with the commercial register (Handelsregister);

10.3	to promptly notify the Pledgee, by notification in writing of the registration of an objection (Widerspruch) in relation to the Shares of the Pledgor in the shareholders list (Gesellschafterliste) as filed (aufgenommen) with the commercial register (Handelsregister).

10.4	to promptly notify the Pledgee, by notification in writing, of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1 such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisimgsbeschluss) and all other documents necessary for a defence against the attachment;

10.5	in the event of any increase in the capital of any of the Companies, not to allow, without the prior written consent of the Pledgee (such consent not to be unreasonably withheld), any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

10.6	to promptly inform the Pledgee, by notification in writing, of all matters concerning of any of the Companies of which the Pledgor is aware which would materially adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, by notification in writing, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon the Pledge. The Pledgor shall allow, following the occurrence and during the continuance of any of the circumstances which permit the Pledgee to enforce the Pledge constituted hereunder in accordance with Clause 7, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders’ meetings of any of the Companies as attendants without power to vote. Subject to the provision contained in sub-Clause 14.1, the Pledgee’s right to attend a shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;
10.7	to refrain from any acts or omissions, subject to the performance of its rights and duties under the Existing Share Pledge Agreements, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist, unless permitted by the Pledgee (acting reasonably);

10.8	not to amend the articles of association of any of the Companies to the extent that such amendment would materially adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee (such consent not to be unreasonably withheld);

10.9	insofar as additional declarations or actions are necessary for the creation of the Pledge in favour of the Pledgee and at the Pledgee’s reasonable request (acting on the reasonable instructions of the Secured Parties), to make such declarations and undertake such actions at its own costs and expenses; and

10.10	for the avoidance of doubt, notification and consent requirements as set out in sub-Clauses 10.1 through 10.8 of this Agreement are deemed to be satisfied if and to the extent such notification or consent has been delivered under the Existing Share Pledge Agreements provided that such notification to the Pledgee or consent of the Pledgee makes reference to this Agreement and each Existing Share Pledge Agreement.

11.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

12.	INDEMNITY

The Pledgor shall reimburse the Pledgee (which, for purposes of this Clause 12, shall include its officers, directors, employees, agents and counsel) upon request for all properly incurred, reasonable and documented out-of-pocket expenses incurred or made by it in connection with the Credit Documents. Such expenses shall include the properly incurred, reasonable and documented compensation and expenses, disbursements and advances of the Pledgee’s agents, counsel, accountants and experts. The Pledgor shall indemnify the Pledgee against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred, reasonable and documented attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of the Pledgee’s performance of its duties under this Agreement and under German law, including the costs and expenses of enforcing this Agreement and defending itself against or investigating any claim. The obligation to pay such amounts shall survive the payment in full or defeasance of the Obligations or the removal or resignation of the Pledgee. The Pledgee shall notify Reynolds Group Holdings Limited of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify Reynolds Group Holdings Limited shall not relieve the Pledgor of its indemnity obligations hereunder. The Pledgor may defend itself against such claim and the Pledgee shall provide reasonable cooperation in such defense. The Pledgee may have separate counsel and the Pledgor shall pay the properly incurred, reasonable and documented fees and expenses of such counsel. The Pledgor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Pledgee through the Pledgee’s own wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit). No provision of this Agreement shall require the Pledgee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.
13.	NO LIABILITY

Except as otherwise agreed between the parties to this Agreement, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

14.	DURATION AND INDEPENDENCE

14.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations, The Pledge shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.

14.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

14.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

14.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

15.	RELEASE OF PLEDGE (PFANDFREIGABE)

15.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledge, due to its accessory nature (Akzessorietät) ceases to exist by operation of German mandatory law.

15.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

15.3	The parties acknowledge that the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as soon as reasonably practicable in accordance with, and to the extent required by, the Intercreditor Arrangements.

16.	PARTIAL INVALIDITY; WAIVER

16.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

16.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

16.3	In particular, the Pledge shall not be affected and shall in any event extend to any and all shares in each of the Companies even if the number or nominal value of the Existing Shares or the aggregate share capital of any of the Companies as stated in Clause 2 are inaccurate or deviate from the actual facts.

17.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 17 shall be made in writing except where notarisation is required.

18.	NOTICES AND THEIR LANGUAGE

18.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	SIG Combibloc Holding GmbH
	Address:	Rurstraße 58, 52441 Linnich, Germany

	Telephone:	+49 2462 790

	Fax:	+49 2462 792519

	Attention:	Managing directors (Geschäftsführung)

for the Pledgor with a copy to:
	Address:	c/o Rank Group Limited Level 9 148 Quay Street PO Box 3515 Auckland 1140 New Zealand

	Telephone:	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Pledgee:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E New York, N.Y. 10286 The United States of America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust
18.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing by the parties, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

18.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 18 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 18.

18.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

19.	NOTIFICATION

19.1	The Pledgor and the Pledgee hereby give notice of this Agreement and the Pledge of the rights pursuant to Clause 3 and Clause 4 to the Company.

19.2	The Company hereby acknowledges the notification pursuant to Clause 19.1 above.

20.	APPLICABLE LAW, JURISDICTION

20.1	This Agreement is governed by the laws of the Federal Republic of Germany.

20.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
The Notary advised the persons appearing:
•	that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

•	that notwithstanding Section 16 para 3 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) there is no bona fide creation, acquisition nor ranking of a pledge of shares (in the sense that the pledgees are not protected if the shares purported to be pledged do not exist or have been previously encumbered for the benefit of a third party); and

•	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

SCHEDULE 1
PART 1
LIST OF CURRENT BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holdings Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Pactiv Corporation
PART 2
LIST OF CURRENT GUARANTORS, CURRENT 2009 SENIOR SECURED NOTES
GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS
AND CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS
Whakatane Mill Australia Pty Limited
SIG Austria Holding GmbH
SIG Combibloc GmbH & Co KG
SIG Combibloc GmbH
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.

SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited

Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG

SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.

Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.

The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv Mexico, S. de R.L. de C.V.
PART 3
LIST OF CURRENT NEW SECURED NOTES GUARANTORS1
Whakatane Mill Australia Pty Limited
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltd
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited

[1]	Post-closing Austrian guarantors excluded.

SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH.
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited

Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG

SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.

Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.

BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC

Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited

J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

SCHEDULE 2
COPY OF SHAREHOLDERS LISTS
(GESELLSCHAFTERLISTEN)

Berichtigte Liste der Gesellschafter
der
SIG Combibloc International Systems GmbH
mit dem Sitz in Linnich
(künftig unter SIG Combibloc Systems GmbH firmierend)
Nach dem Wirksamwerden der Verschmelzung der SIG Combitec Maschinenbau GmbH mit dem Sitz in Neuss (als übertragender Gesellschaft) mit der SIG Combibloc International Systems GmbH mit dem Sitz in Linnich (als übernehmen-der Gesellschaft) im Wege der Aufnahme sind an der Gesellschaft beteiligt:

Lfd.	Firma und Sitz	Nennbetrag der
Nr.	der Gesellschafter	Geschäftsanteile

1 .	SIG.Combibloc Holding GmbH
mit dem Sitz in Waldshut-Tiengen
	mit einem Geschäftsanteil im Nennbetrag von	Euro 1.000,000,00

Stammkapital:		Euro 1,000,000,00
Linnich, den, 11.04. 2000
Die sämtlichen Geschäftsführer der übernehmenden” Gesellschaft;
Dr. Otto Schraut
Karl-Ernst Beinersdorf

/s/ [ILLEGIBLE]

/s/ [ILLEGIBLE]

/s/ [ILLEGIBLE]

Liste der Gesellschafter
der Firma
SIG Vietnam Beteilligungs GmbH
mit dem Sitz in Waldshut-Tiengen

Name und Anschrift	Betrag der übernommenen
des Gesellschafters	Stammeinlaae

SIG Combibloc Holding GmbH
mit Sitz in Waldshut-Tiengen	EUR 25.000,00

Stammkapital:	EUR 25.000.00
Waldshut-Tiengen, den 29.11.2004
Die Geschäftsführer:

/s/ Marco Haussener	/s/ Andre Rosenstock

Marco Haussener	Andre Rosenstock

Liste der Gesellschafter
der Firma
SiG Combibloc Vermögensverwaltungs-GmbH
mit dem Sitz in Linnich
Nach Wirksamwerden der formwechseinden Umwandlung der SiG Combibloc Vermögensverwaltimgs-GmbH & Co. KGaA in eine GmbH und anschließender Rückabtretung des von der ehemaligen Komplementärin treuhändarisch für die SIG Combibloc Holding GmbH gehaltenen Geschaäftsanteils sind an der Gesellschaft beteiligt:

Gesellschafter	Stammeinlagen

1. SIG Combibloc Holding GmbH	EUR 30.392.500,00
in Waldshut-Tiengen	EUR 500,00

2.. SIG Euro Holding AG & Co. KGaA
in Waidshut-Tiengen	EUR 307.000,00

Stammkapital:	EUR 30,700,000,00
Linnich, den 03.08.2007
Die Geschäftsführer

/s/ W.W.Schäfers W.W.Schäfers
/s/ [ILLEGIBLE]

SCHEDULE 3
COPY OF SHAREHOLDERS’ RESOLUTION IN RESPECT OF PLEDGOR

MINUTES OF THE RESOLUTIONS MADE BY THE
SHAREHOLDERS OF
SIG Combibloc Holding GmbH
A.
PREAMBLE
I. SIG Combibloc Holding GmbH (the “Company”) with its registered seat in Linnich, registered with the Commercial Register of the Local Court Düren under HR B 5751, has a stated share capital of EUR 5,200,000 (five million two hundred thousand Euros), consisting of two shares, i.e. one share in the nominal amount of EUR 4,939,480 (four million nine hundred thousand thirty nine thousand four hundred eighty Euros) which is held by SIG Euro Holding AG & Co. KGaA (“SIG Euro Holding”) with its seat in Linnich, registered with the Commercial Register of the Local Court Düren under HR B 5754 and one share in the nominal amount of EUR 260,520 (two hundred sixty thousand five hundred twenty Euros) which is held by SIG Combibloc Group AG (“SIG Combibloc Group”) with its seat in Neuhausen am Rheinfall, Switzerland, registered in the commercial register of the Canton of Schaffhausen under the company number CH-290.3.004.149-2
II. The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”);

c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and

d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior

Secured Credit Facilities, the “Existing Secured indebtedness”),
e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010 Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and

f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”.
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and

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transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);

b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”), including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”);

The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.

The New Secured Notes and the New Unsecured Notes may be issued into

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escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);

d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially certain members of the GPC Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);

e)	the entry into the Credit Agreement Amendment and/or joinders thereto;

f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by

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certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.

It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition,

If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);

g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);

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k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and

m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
     (collectively, the “Transactions”),
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”);
a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and

c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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B.
SHAREHOLDER RESOLUTIONS
     In view of the foregoing, the signatories, acting on behalf of SIG Euro Holding and SIG Combibloc Group, waiving all legal and statutory requirements as to form and time of convening and holding a shareholder meeting, hereby unanimously pass the following resolutions:
     I. The entry into the Transactions is hereby approved.
II. The execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”), are hereby approved or, as the case may be, ratified.
III. IT IS HEREBY APPROVED, that the managing directors (Geschäftsführer), proxy holders (Prokuriten) and specified persons authorized by power of attorney (together the “Representatives” and each of them individually a “Representative”) be, and each of them hereby is, authorised to (i) negotiate, approve, make, agree and/or execute any amendments to any Document as that Representative may (in his absolute discretion) think fit, the execution of any Document by such Representative being conclusive evidence of the due authorisation by the Company of the execution and delivery, on the Company’s behalf, of that Document, as so amended, (ii) take such action and make such filings as are required under applicable law and (iii) do all other acts and things as he or she may consider necessary or desirable, including granting powers of attorneys, in connection with the transactions contemplated by the Documents.
IV. IT IS HEREBY APPROVED, that the Company be, and it hereby is, authorized and empowered to prepare, with the Escrow Issuers or the Issuers, as applicable, one or more offering memoranda to be used in connection with the offer and sale of (i) the New Unsecured Notes Guarantees and the New Unsecured Notes, (the “New Unsecured Securities”) and (ii) the New Secured Notes Guarantees and the New Secured Notes (the “New Secured Securities”) and security thereunder;
V. IT IS HEREBY APPROVED, that the Company be, and it hereby is, authorized and empowered to file one or more registration statements on Form F-4 or any other form as appropriate, and/or shelf registration statements (including the prospectuses contained therein and any required exhibits thereto) (the “Registration Statement”) to register under the United States Securities Act 1933, as amended (the “Securities Act”) (i) the resale of the New Unsecured Securities and the New Secured Securities, or (ii) the offer or offers to exchange (a) the New Unsecured Notes for new unsecured notes (the “Unsecured Exchange Notes”) and new unsecured guarantees (the “Unsecured Exchange Guarantees”) (the Unsecured Exchange Notes and Unsecured Exchange Guarantees are together the “Unsecured Exchange Securities”) and (b) the New Secured Notes for the new secured notes (the “Secured Exchange Notes”) and the new secured guarantees (the “Secured Exchange Guarantees”) (the Secured Exchange Notes and the Secured Exchange Guarantees are together the “Secured Exchange Securities”), ((a) and (b) collectively, and in each case, with terms substantially identical in all material respects (other than with respect

7

to transfer restrictions and provision requiring the payment of additional interest in certain circumstances) to the New Unsecured Securities and the New Secured Securities, as applicable, constitute the “Exchange Offer”);
VI. IT IS HEREBY APPROVED, that any Representative be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Company to (i) prepare, execute (manually or by facsimile signature), and file with the U.S. Securities and Exchange Commission (the “Commission”), each such Registration Statement, and any amendment or amendments to any such Registration Statement, and any supplement or supplements to the prospectus therein, (ii) prepare and make use of one or more written communications that would constitute a “free writing prospectus” as defined in Rule 405 under the Securities Act and take all actions to comply with the requirements of Rules 164 and 433 under the Securities Act with respect to timely filing with the Commission, legending and recordkeeping, (iii) to make any other filings related to the New Unsecured Securities or the Unsecured Exchange Securities and the New Secured Securities or the Secured Exchange Securities in other jurisdictions or with other agencies, regulatory authorities, self-regulatory bodies or entities (including, without limitation, in connection with securities laws of any U.S. state or territory) and (iv) to do and perform any and all such other acts, deeds and things, in each case as such Representative may deem necessary or appropriate, to effect the registration, provided, however, that in the case of each of clauses (i), (ii), (iii) and (iv) above, no change, amendment, supplement, filing, act, deed or thing shall be inconsistent with any determination made by this Board;
VII. IT IS HEREBY APPROVED, that any Representative be, and each of them hereby is, in the event of an Exchange Offer authorized and empowered, in the name and on behalf of the Company, to negotiate and agree upon the form, terms and provisions of one or more exchange agent agreements, in such form or forms, and providing for such fees to be paid in respect of the proposed exchange of the New Unsecured Securities for the Unsecured Exchange Securities and the New Secured Securities for the Secured Exchange Securities (the “Exchange Agent Agreement”) as such Representative may approve; and that the Company be, and it hereby is, authorized and empowered to enter into and perform its obligations under each Exchange Agent Agreement; and that any Representative be, and each of them hereby is, authorized and empowered, in the name of and on behalf of the Company, to execute, (manually or by facsimile signature), each Exchange Agent Agreement, such Representative’s execution thereof to be conclusive evidence of such Representative’s approval thereof and of such Representative’s authority to do so;
VIII. IT IS HEREBY APPROVED FURTHER, that any Representative be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Company, to execute, (manually or by facsimile signature), and deliver one or more supplemental indentures providing for the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (the “Exchange Securities”) and any certificates or other instruments evidencing any of the Exchange Securities, including one or more certificates for any Exchange Securities in global form, the execution of such supplemental indentures, certificates or other instruments by such Representative to be conclusive evidence of the approval by such Representative of the terms thereof and of such Representative’s authority to do so;
IX. IT IS HEREBY APPROVED, that if any Representative executes any of the

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Exchange Securities, either manually or by facsimile signature, and then ceases to be an Representative before the Exchange Securities so executed are authenticated or delivered under the New Unsecured Notes Indenture and the New Secured Notes Indenture, as applicable or any related supplemental indenture, or disposed of by the Company or any of its successors, as the case may be, such Exchange Securities shall nevertheless be valid and may be authenticated and delivered or disposed of as though the person who executed any of such Exchange Securities had not ceased to be an Representative;
X. IT IS HEREBY APPROVED, that the offering, issuance and sale by the Company of the Exchange Securities be, and they hereby are, approved, ratified and confirmed in all respects; and
XI. IT IS HEREBY APPROVED, that any Representative be, and each of them hereby is, if required, authorized and empowered, in the name and on behalf of the Company, to determine the states of the United States in which appropriate action shall be taken to qualify or register the New Unsecured Securities and Unsecured Exchange Securities of the Company with respect to the New Unsecured Notes and the Unsecured Exchange Notes, and the New Secured Securities and Secured Exchange Securities of the Company with respect to the New Secured Notes and the Secured Exchange Notes, to take or cause to be taken any and all actions as such Representative may deem necessary or appropriate in order to effect the registration or qualification (or exemption therefrom) of the New Unsecured Securities and Unsecured Exchange Securities with respect to the New Unsecured Notes, and the New Secured Securities and Secured Exchange Securities of the Company with respect to the New Secured Notes, under the “blue sky” or securities laws of any of the states of the United States or under the securities laws of any other nation, and in connection therewith, to verify, execute, deliver, file, publish or cause to be verified, executed, delivered, filed or published all requisite documents, including applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process and other papers and instruments which may be required under such laws, and to take or cause to be taken any such further action as such Representative may deem necessary or appropriate in order to maintain any such registration or qualification for as long as such Representative may deem necessary or appropriate or as required by law; and that the execution by any Representative of any such document or the performance by any Representative of any such action in connection with the foregoing matters shall conclusively establish the approval, ratification and confirmation by the Company and this Board of the documents so executed and the actions so taken.
XII. IT IS HEREBY APPROVED, that the shares in the Company are pledged as security under or in connection with the Transactions and that such shares are transferred in case of an enforcement of the pledges over the shares.
XIII. In order to effect the resolutions passed above, the Representatives are instructed to sign in the name and on behalf of the Company all necessary documents, and to give and receive all declarations required in connection with the conclusion, execution and performance of the Documents and any related transactions and actions as referred to above including, without limitation, the granting of powers of attorney in relation to the execution of any such document or the carrying out of any such action.

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XIV. For the purposes of the Transactions, the managing directors (Geschätftsführer) are released from the restrictions of Section 181 German Civil Code and are authorised to grant a release from the restrictions of Section 181 German Civil Code to the other Representatives.
XV. The managing directors (Geschäftsführer) and proxy holders (Prokuristen) of the Company are instructed to pass corresponding shareholder resolutions in respect of the Company’s direct or indirect subsidiaries, and with respect to the approval and execution of the Documents by such subsidiary.
XVI. There are no further resolutions to pass.
XVII. The shareholder meeting of the Company is declared closed.
C.
WAIVER DECLARATION OF
SIG EURO HOLDING
The signatories, acting in the name and on behalf of SIG Euro Holding AG & Co. KGaA, declare:
As a precaution, any avoidance of the aforementioned resolutions is waived on the part of SIG Euro Holding AG & Co. KGaA.
[signature page follows]

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July 20,2011
Place, Date

SIG Euro Holding AG & Co. KGaA By: SIG Reinag AG
By:	/s/ Marco Haussener
	Name:	Marco Haussener
	Title:	Director

By:	/s/ Holger Dickers
	Name:	Holger Dickers
	Title:	Director

Place, Date SIG Combibloc Group AG
By:	/s/ Thomas James Degnan
	Name:	Thomas James Degnan
	Title:	Director

SCHEDULE 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto,

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto,

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or other action in respect of

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collateral under the applicable agreements, instruments or other documents creating security interests, in particular:
•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries ((including, without limitation, (i) a Luxembourg law confirmation agreement in respect of a share pledge over Evergreen Packaging (Luxembourg) S.à.r.l. and (ii) an English law deed of confirmation and amendment in respect of the share pledge over SIG Combibloc Ltd) (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

13

SCHEDULE 2
1.	Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.

2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder

14

EXHIBIT 1

COMMITMENT LETTER

15

Appendix 9
SIG EURO HOLDING AG & CO. KGAA
as Pledgor
SIG BEVERAGES GERMANY GMBH, SIG INTERNATIONAL SERVICES GMBH, SIG INFORMATION TECHNOLOGY GMBH, SIG COMBIBLOC GMBH AND SIG COMBIBLOC HOLDING GMBH
as Companies
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee

SHARE PLEDGE AGREEMENT RELATING TO THE
SHARES IN SIG BEVERAGES GERMANY GMBH,
SIG INTERNATIONAL SERVICES GMBH, SIG
INFORMATION TECHNOLOGY GMBH, SIG
COMBIBLOC GMBH AND SIG COMBIBLOC
HOLDING GMBH
(Geschäftsanteilsverpfändung)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

Contents

Clause	Page
1.Definitions and Language	5

2.Pledged Shares	12

3.Pledge	13

4.Scope of the Pledges	13

5.Purpose of the Pledges	14

6.Exercise of Membership Rights	14

7.Enforcement of the Pledges	14

8.Approval and Confirmation	16

9.Undertakings of the Pledgor	16

10.Delegation	18

11.Indemnity	18

12.No Liability	18

13.Duration and Independence	19

14.Release of Pledge (Pfandfreigabe)	19

15.Partial Invalidity; Waiver	20

16.Amendments	20

17.Notices and their Language	20

18.Notification	22

19.Applicable Law, Jurisdiction	23

Schedule 1	24

Part 1 List of Current Borrowers	24

Part 2 List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current October 2010 Secured Notes Guarantors and Current February 2011 Secured Notes Guarantors	24

Part 3 List of Current New Secured Notes Guarantors	30

Part 4 Copies of Shareholders Lists (Gesellschafterlisten)	36

This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on September 8, 2011 BETWEEN:
(1)	SIG Euro Holding AG & Co. KG aA, a limited liability company (Gesellschaft mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5754 (the “Pledgor”);

(2)	SIG Beverages Germany GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Waldshut-Tiengen, Germany and its business address at Weilheimer Straße 5, 79761 Waldshut-Tiengen, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Freiburg i. Br. under HRB 702482 (the “Company 1”);

(3)	SIG International Services GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Linnich, Germany and its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Duren under HRB 3925 (the “Company 2”);

(4)	SIG Information Technology GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Linnich, Germany and its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 4050 (the “Company 3”);

(5)	SIG Combibloc Holding GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Linnich, Germany and its business address at Rurstraße 59, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5751 (the “Company 4”);

(6)	SIG Combibloc GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Linnich, Germany and its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5182 (the “Company 5” and together with Company 1, Company 2, Company 3 and Company 4 the “Companies”); and

(7)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent” or the “Pledgee”).

WHEREAS:
(A)	Pursuant to the second amended and restated senior secured multi-currency term and revolving credit agreement dated 9 August 2011 of currently up to USD 4,445,000,000 and EUR 330,000,000 between, inter alia, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Second Amended and Restated Credit Agreement”), which amends and restates the multicurrency term and revolving credit agreement dated 5 November 2009 between, inter alia, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Second Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “2009 Senior Secured Notes”) to certain noteholders.

(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alia, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “ October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November

2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alia, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)	The Pledgor has entered into the Existing Share Pledge Agreements (as defined below).

(F)	Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alia, the RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the “August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “New Secured Notes”). In connection with the release from escrow of the proceeds of the New Secured Notes, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A. the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. At such time certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 3 hereto as current new secured notes guarantors (the “Current New Secured Notes Guarantors”) will accede to the New Secured Notes Indenture).

(G)	As a result of the Second Amended and Restated Credit Agreement and the

amendment No. 6 and incremental term loan assumption agreement dated 9 August 2011 between, inter alia, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the “Amendment No. 6 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,000,000,000.

(H)	The Pledgor has agreed to grant an additional pledge (subject to the pledges arising under the Existing Share Pledge Agreements (as defined below)) over its Shares (as defined below) in the Companies as security for the Pledgee’s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No.l and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates

(at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents and the New Secured Notes Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“Existing Share Pledge Agreements” means
a)	the share pledge agreement dated 5 November 2009 (as amended by a confirmation and amendment agreement dated 4 May 2010) entered into between SIG Euro Holding AG & Co. KGaA as pledgor and The Bank of New York Mellon as collateral agent and as pledgee and others as pledgees;

b)	a confirmation and amendment agreement dated 4 May 2010 entered into between, inter alios, SIG Euro Holding AG & Co. KG aA as pledgor and The Bank of New York Mellon as collateral agent and others (the “Confirmation and Amendment Agreement”);

c)	the share pledge agreement dated 16 November 2010 entered into between SIG Euro Holding AG & Co. KGaA as pledgor and The Bank of New York Mellon as collateral agent and as pledgee; and

d)	the share pledge agreement dated 2 March 2011 entered into between SIG Euro Holding AG & Co. KGaA as pledgor and The Bank of New York Mellon as collateral agent and as pledgee.
“Existing Shares” has the meaning given to such term in sub-Clause 2.1 hereof.

“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February 2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

“Future Shares” means all additional shares in the capital of the Companies (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of any of the Companies (including by way of authorised capital (genehmigtes Kapitat)) or otherwise.

“Grantors” means the Loan Parties, the Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 2,000,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No.l and Joinder Agreement, the Second Amended and Restated Credit Agreement and the Amendment No. 6 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the August 2011 Escrow Issuers and/or of the August 2011 Ultimate Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New

York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 3.1.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Shares” means the Existing Shares and the Future Shares.

1.2	Construction

In this Agreement any reference to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGED SHARES

2.1	The Company 1 has a nominal share capital (Stammkapital) of EUR 50,000 (in words: Euro fifty thousand) which consists of one share (the “Existing Shares 1”).

The Company 2 has a nominal share capital (Stammkapital) of EUR 1,000,000 (in words: Euro one million) which consists of one share (the “Existing Shares 2”).

The Company 3 has a nominal share capital (Stammkapital) of EUR 5,000,000 (in words: Euro five million) which is divided into two shares, one share in the nominal amount (Nennbetrag) of EUR 100,000 (in words: Euro one hundred thousand) and one share in the nominal amount (Nennbetrag) of EUR 400,000 (in words: Euro four hundred thousand) (the “Existing Shares 3”).

The Company 4 has a nominal share capital (Stammkapital) of EUR 5,200,000 (in words: Euro five million two hundred thousand) which is divided into two shares. The Pledgor is the owner of one share in Company 4 with a nominal amount (Nennbetrag) of EUR 4,939,480 (in words: Euro four million nine hundred thirty-nine thousand four hundred eighty) carrying the serial number (laufende Nummer) 1 (the “Existing Shares 4”)

The Company 5 has a nominal share capital (Stammkapital) of EUR 30,700,000 (in words: Euro thirty million seven hundred thousand) which is divided into three shares. The Pledgor is the owner of one share in Company 5 with a nominal amount (Nennbetrag) of EUR 307,000 (in words: Euro three hundred seven thousand) (the “Existing Shares 5” and together with the Existing Shares 1, the Existing Shares 2, the Existing Shares 3 and the Existing Shares 4 the “Existing Shares”).

2.2	The Pledgor is the owner of the Existing Shares and is registered as such in the relevant shareholders list (Gesellschafterliste) of the Companies as filed

(aufgenommen) with the commercial register (Handelsregister), copies of which are attached as Schedule 1 Part 4 (Copy of Shareholders Lists).

3.	PLEDGE

3.1	The Pledgor hereby pledges to the Pledgee the Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4 (the “Pledge” and/or the “Pledges”).

3.2	The Pledgee hereby accepts the Pledges.

3.3	The Pledge is in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

4.	SCOPE OF THE PLEDGES

4.1	The Pledges constituted by this Agreement include:
(a)	the present and future rights to receive:
(i)	dividends attributable to the Shares, if any; and

(ii)	liquidation proceeds, redemption proceeds (Einziehungsentgelf), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal {Austritt) of a shareholder of the Companies, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;
(b)	the right to subscribe for newly issued shares; and

(c)	all other rights and benefits attributable to the Shares capable of being pledged (verpfändbar) (including without limitation all present and future pecuniary claims of the Pledgor against any of the Companies arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may be entered into between the Pledgor and any of the Companies).
4.2	Notwithstanding that the items set out in Clause 4.1 above are pledged hereunder, the Pledgor shall be entitled to receive and retain the items set out in Clause 4.1 in respect of, and otherwise deal (in accordance with the agreements between the parties) with all items described in Clause 4.1 hereof in respect of the Shares at all times other than any time the Pledgee is entitled to enforce the Pledges constituted hereunder.

4.3	On the date and during the period in which the Pledgee is entitled, in accordance with Clause 7 (Enforcement of the Pledges) hereof, to enforce the Pledges (or any part thereof):
(a)	all dividends paid or payable and any other property received, receivable or otherwise distributed in respect of or in exchange for the Shares;

(b)	all dividends or other distributions or payments paid or payable in respect of the Shares in connection with the partial or total liquidation or dissolution of any of the Companies or in connection with the reduction of the amount of the registered share capital of any of the Companies; and

(c)	all cash paid, payable or otherwise distributed in respect of the principal of, or in redemption of, or in exchange for the Shares, shall be forthwith delivered to the Pledgee and held as security for and on behalf of the Secured Parties. If such proceeds or property are received by the Pledgor, they shall be received as trustee for the benefit of the Pledgee and shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Pledgee as security in the form so received (with any necessary endorsement).

5.	PURPOSE OF THE PLEDGES

The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledges shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor may exercise its membership rights in any manner which does not adversely affect the validity and enforceability of the Pledges, the existence of all or part of the Shares or cause an Event of Default to occur. The Pledgor undertakes, unless otherwise agreed between the parties, that no resolutions will be passed which would, if passed, constitute a breach of its obligations under Clause 09 or any other obligation under this Agreement.

7.	ENFORCEMENT OF THE PLEDGES

7.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife), in particular, if any of the Obligations have become due and payable, then in order to enforce the Pledges (or any of them), the Pledgee (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titet). The Pledgee shall be entitled to have the Pledges enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledges sold (including at public auction).

7.3	The Pledgor hereby expressly agrees that 5 (five) business days’ prior written notice to the Pledgor of the place and time of any such sale shall be sufficient and the Pledgee shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by the Pledgee.

7.4	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledges under sub-Clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

7.5	Whilst the requirements for enforcement under sub-Clause 7.1 are continuing, all subsequent dividend payments attributable to the Shares and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Obligations or treated as additional collateral.

7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, during the continuation of an event which allows the Pledgee to enforce the Pledges, have the obligations and the Pledgee shall have the rights set forth in sub-Clause 9.6 below regardless of which resolutions are intended to be adopted.

7.7	The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledges and pledges over the shares or partnership interests in one or more other companies to such number of pledges as are necessary to satisfy the Obligations and agrees further that the Pledgee may decide to enforce the Pledge over the shares in the Companies individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies at one single proceeding (Gesamtverwertung).

7.8	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.9	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.10	If the Pledges are enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from any of the Companies or any of the Companies’ affiliates or to assign any of these claims.

8.	APPROVAL AND CONFIRMATION

The Pledgor as the sole shareholder of the Companies other than Company 4 and Company 5 hereby approves the Pledges over the Shares in Company 1, Company 2 and Company 3 and over any and all ancillary rights and claims associated with the Shares (as more particularly specified in Clause 4). Pursuant to the articles of association of each of Companies the Pledges are not subject to any approval of the relevant Company.

9.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise agreed between the parties, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

9.1	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

9.2	to inform the Pledgee promptly of any change made in the registered share capital of any of the Companies, or any changes made to the articles of association of any of the Companies which would materially adversely affect the security interest of the Pledgee and in each such case to promptly deliver to the Pledgee a copy of the updated shareholders list (Gesellschafterliste) and a copy of the amended articles of association (Satzung) both as filed (aufgenommen) with the commercial register (Handelsregister);

9.3	to promptly notify the Pledgee, by notification in writing of the registration of an objection (Widerspruch) in relation to the Shares of the Pledgor in the shareholders list (Gesellschafterliste) as filed (aufgenommen) with the commercial register (Handelsregister).

9.4	to promptly notify the Pledgee, by notification in writing of any attachment (Pfändung) in respect of any of the Shares or any ancillary rights set out in sub-Clause 4.1 such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;

9.5	in the event of any increase in the capital of any of the Companies, not to allow, without the prior written consent of the Pledgee (such consent not to be unreasonably withheld), any party other than himself to subscribe for any Future Shares, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder;

9.6	to promptly inform the Pledgee, by notification in writing, of all matters concerning of any of the Companies of which the Pledgor is aware which would materially adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee, by notification in writing, forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which would have a materially adverse effect upon any of the Pledges. The Pledgor shall allow, following the occurrence and during the continuance of any of the circumstances which permit the Pledgee to enforce the Pledges constituted hereunder in accordance with Clause 7, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all such shareholders’ meetings of any of the Companies as attendants without power to vote. Subject to the provision contained in sub-Clause 13.1, the Pledgee’s right to attend a shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Obligations;

9.7	to refrain from any acts or omissions, subject to the performance of its rights and duties under the Existing Share Pledge Agreements, the purpose or effect of which is or would be the dilution of the value of the Shares or the Shares ceasing to exist, unless permitted by the Pledgee (acting reasonably);

9.8	not to amend the articles of association of any of the Companies to the extent that such amendment would materially adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee (such consent not to be unreasonably withheld);

9.9	insofar as additional declarations or actions are necessary for the creation of the Pledges (or any of them) in favour of the Pledgee and at the Pledgee’s reasonable request (acting on the reasonable instructions of the Secured Parties), to make such declarations and undertake such actions at its own costs and expenses; and

9.10	for the avoidance of doubt, notification and consent requirements as set out in sub-Clauses 9.1 through 9.8 of this Agreement are deemed to be satisfied if and to the extent such notification or consent has been delivered under the Existing Share Pledge

Agreements provided that such notification to the Pledgee or consent of the Pledgee makes reference to this Agreement and each Existing Share Pledge Agreement.

10.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

11.	INDEMNITY

The Pledgor shall reimburse the Pledgee (which, for purposes of this Clause 11, shall include its officers, directors, employees, agents and counsel) upon request for all properly incurred, reasonable and documented out-of-pocket expenses incurred or made by it in connection with the Credit Documents. Such expenses shall include the properly incurred, reasonable and documented compensation and expenses, disbursements and advances of the Pledgee’s agents, counsel, accountants and experts. The Pledgor shall indemnify the Pledgee against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred, reasonable and documented attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of the Pledgee’s performance of its duties under this Agreement and under German law, including the costs and expenses of enforcing this Agreement and defending itself against or investigating any claim. The obligation to pay such amounts shall survive the payment in full or defeasance of the Obligations or the removal or resignation of the Pledgee. The Pledgee shall notify Reynolds Group Holdings Limited of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify Reynolds Group Holdings Limited shall not relieve the Pledgor of its indemnity obligations hereunder. The Pledgor may defend itself against such claim and the Pledgee shall provide reasonable cooperation in such defense. The Pledgee may have separate counsel and the Pledgor shall pay the properly incurred, reasonable and documented fees and expenses of such counsel. The Pledgor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Pledgee through the Pledgee’s own wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit). No provision of this Agreement shall require the Pledgee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

12.	NO LIABILITY

Except as otherwise agreed between the parties to this Agreement, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

13.	DURATION AND INDEPENDENCE

13.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledges shall not cease to exist, if any Grantor under the Credit Documents has only temporarily discharged the Obligations.

13.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

13.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

13.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

14.	RELEASE OF PLEDGE (PFANDFREIGABE)

14.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledges, due to their accessory nature (Akzessorietät) ceases to exist by operation of German mandatory law.

14.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

14.3	The parties acknowledge that the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will declare in writing the release of the Pledges (Pfandfreigabe) to the Pledgor as soon as reasonably practicable in accordance with, and to the extent required by, the Intercreditor Arrangements.

15.	PARTIAL INVALIDITY; WAIVER

15.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

15.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

15.3	In particular, the Pledges shall not be affected and shall in any event extend to any and all shares in each of the Companies even if the number or nominal value of the Existing Shares or the aggregate share capital of any of the Companies as stated in Clause 2 are inaccurate or deviate from the actual facts.

16.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 16 shall be made in writing except where notarisation is required.

17.	NOTICES AND THEIR LANGUAGE

17.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	SIG Euro Holding AG & Co. KG aA

	Address:	Rurstraße 58, 52441 Linnich, Germany

	Telephone:	+49 2462-790

	Fax:	+49 2462-792519 1

	Attention:	Managing Directors (Geschäftsführung)

for the Pledgor with a copy to:

	Address:	c/o Rank Group Limited
Level 9
148 Quay Street
PO Box 3515
Auckland 1140
New Zealand

	Telephone:	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

[1]	To be updated due to transfer of business seat

For the Pledgee:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E
New York, N.Y. 10286
The United States of
America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust
17.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing by the parties, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

17.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 17 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 17.

17.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

18.	NOTIFICATION

18.1	The Pledgor and the Pledgee hereby give notice of this Agreement and the Pledges of the rights pursuant to Clause 3 and Clause 4 to the Companies.

18.2	The Companies hereby acknowledge the notification pursuant to Clause 18.1 above.

19.	APPLICABLE LAW, JURISDICTION

19.1	This Agreement is governed by the laws of the Federal Republic of Germany.

19.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
The Notary advised the persons appearing:
•	that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);

•	that notwithstanding Section 16 para 3 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) there is no bona fide creation, acquisition nor ranking of a pledge of shares (in the sense that the pledgees are not protected if the shares purported to be pledged do not exist or have been previously encumbered for the benefit of a third party); and

•	that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

SCHEDULE 1
PART 1
LIST OF CURRENT BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holdings Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Pactiv Corporation
PART 2
LIST OF CURRENT GUARANTORS, CURRENT 2009 SENIOR SECURED NOTES GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS AND CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS
Whakatane Mill Australia Pty Limited
SIG Austria Holding GmbH
SIG Combibloc GmbH & Co KG
SIG Combibloc GmbH
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedacao Ltda
CSI Latin American Holdings Corporation

Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel

SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyarto es Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.

Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products
Holdings Inc. Reynolds Consumer Products Inc.
Reynolds Foil Inc.

Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC

Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC

PCA West Inc.
Prairie Packaging. Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv Mexico, S. de R.L. de C.V.

PART 3
LIST OF CURRENT NEW SECURED NOTES GUARANTORS2
Whakatane Mill Australia Pty Limited
SIG Beverages Brasil Ltda
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH

[2]	Post closing Austrian guarantors excluded.

SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.

CSI Tecniservicio, S. de R.L, de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técriicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.

Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC

Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.

Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv Mexico, S. de R.L. de C.V.

PART 4
COPIES OF SHAREHOLDERS LISTS (GESELLSCHAFTERLISTEN)

BADEN-WÜRTTEMBERG
Amtsgericht Freiburg i. Br.
- Registergericht -
HRB 702482
Amttlicher Ausdruck aus dem Registerordner
Dokumentname: 79098_HRB702482_GEL_S2008-08-084497446_#001.PDF
Eingestellt in den Registerordner am (letztes Freigabedatum): 26.06.2009
Unter der Dokumentart: Liste der Gesellschafter
Abgerufen aus dem Registerordner 04.08.2011 08:11:49
Der Ausdruck bezeugt einen Inhalt des Registerordners.
Dieser Ausdruck wird nicht unterschrieben und gilt als beglaubigte Abschrift.
Freiburg i. Br., den 04.08.2011
Urkundsbeamter/in der Geschäftsstelle
Lucci
Justizangestellte

SIG Beverages
SIG Bevarages Germany GmbH
Weilheimer Str.5, D-79761 Waldshut-Tiengen
Amtsgericht Freiburg
Registergericht
Bismarckallee 2
79098 Freiburg i. Br.
Waldshut-Tiengen, 3, September 2008

von	Tel direkt
Joachim Frommherz	(00 49) 0 77 41/ 8 44 55

E-mail	Fax direkt
Joachim.frommherz@Sig.blz	(00 49) 0 77 41/ 20 28
Gesellschafterwechsel bei der SIG Beverages Germany GmbH, Waldshut-Tiengen, HRB 702482, Registergericht Freiburg
Sehr geehrte Damen and Herren,
beigetügt erhaiten Sie eine aktualisierte Gesellschafterliste der SIG Beverages Germany GmbH, Weilheimer Straße 5, 79761 Waldshut-Tiengen, HRB 702482, Registergericht Freiburg. Der Gesellschafterwechsel ergab sich aufgrund der Verechmelzung des Altgesellschafters SIG Plastics Holding GmbH, Weilheimer Str. 5, 79761 Waldshut-Tiengen, HRB 621389, Registergericht Freiburg, auf den Neugesetlschafter SIG Euro Holding AG & Co. KGaA, Wellheimer Str. 5,79761 Waldshut-Tiengen, HRB 621259, Registergericht Freiburg.
Für Rückfragen stehan wlr Ihnen game jederzelit zur verfügung.
Mit freundlichen Grüßen
SIG Beverages Germany GmbH

/s/ Marco Haussener	/s/ Joachim Frommherz

Marco Haussener	Joachim Frommherz

SIG Beverages Germany GmbH	Geschäftsfuhrung:
Wellheimer Sir. 5,0-79761 Waldshut-Tiengen	Macro Haussener
HRB 7024B2 Amtsgericht Freiburg	Joachlm Frommherz
St.-Nr.: 20002/03010
Deutsche Bank Oilsseldorf, KINr:336002100, BLZ 30070010

Amtsgericht Freiburg
-Registergaricht-
Bismarckallee 2
79098 Freiburg
SIG Beverages Germany GmbH,
Weilheimer Str. 5,
79761 Waldshut-Tiengen,
HRB 702482, Registergericht Freiburg
Gesellschafterliste per 8. August 2008
Das Stammkapital in Höhe von EUR 50.000,00 der Gesellschaft per 8.6.2008 wird durch folgenden Gesellschafter gehalten:

SIG Euro Holding AG & Co. KGaA, Weilheimer Str. 5,
79761 Waldshut-Tiengen,
HRB 821259, Registergericht Freiburg	EUR	50.000.00

Stammkapital gesamt	EUR	50.000,00
Waldshut-Tiengen, den 3.9.2008

/s/ Marco Haussener	/s/ Joachlm Frommherz

Marco Haussener Geschäftsführer	Joachlm Frommherz Geschäftsführer

Liste der Gesellschafter
der
SIG International Services GmbH, Linnich
Alleinige Gesellschafterin:
SIG Euro Holding AG & Co. KGaA, Waldshut-Tiengen, eingetragen im Handelsregister des Amtsgerichts Waldshut-Tiengen, HR B 1259

Übernommene Stammeinlage: 1.000.000.00 EUR, bestehend aus:
1 Geschäftsanteil à 1.000.000,00 EUR
Linnich, den 09.12.2005
/s/ [ILLEGIBLE]

Liste der Gesellschafter
der
SIG Information Technology GmbH, Linnich
Alleinige Gesellschafterin:
SIG Euro Holding AG & Co. KGaA, Waldshut-Tiengen; eingetragen im Handelsregister des Amtsgerichts Waldshut-Tiengen, HR B 1259
Übernommene Stammelnlage: 500.000 Euro, bestehend aus:
1 Geschaftsanteil à 100.000 Euro
l Geschäftsanteil à 400.000 Euro
Linnich, den 27.09.2001

/s/ André Rosenstock André Rosenstock Geschaftsfuhrer

Liste der Gesellschafter
der Firma
SIG Combibloc Vermögensverwaltungs-GmbH
mit dem Sitz in Linnich
Nach Wirksamwerden der formwechselnden Umwandlung der SIG Combibloc Vermögensverwaltungs-GrnbH & Co. KGaA in eine GmbH und anschließender Rückabtretung des von dec ehemaligen Komplementärin treuhänderisch für die SIG Combibloc Holding GmbH gehaltenen Geschaäftsanteils sind an der Gesetlschaft beteiligt:

Gesellschafter		Stammeinlagen
1.	SIG Combibloc Holding GmbH in Waldshut-Tiengen	EUR	30.392.500,00
		EUR	500,00

2.	SIG Euro Holding AG & Co. KGaA in Waldshut-Tiengen	EUR	307.000,00

Stammkapital:		EUR	30.7110,000,00

Linnich, den 03.08.2007
Die Geschäftsführer:

/s/ W.W. Schäfers W.W. Schäfers	/s/ [ILLEGIBLE]

Liste der Gesellschafter

der
SIG Combibloc Holding GmbH
mit Sitz in Waldshut-Tiengen
(Amtsgericht Freiburg i, Br., HRB 620756)
gemäß § 40 Abs. 1S, 1 GmbHG
(nach erfolgter Umflrmierung der Gesellschafterin SIG Holding AG in SIG Combibloc Group AG)

		übernommene
		Geschäftsanteile		laufende Nummern
Gesellschafter		(Nennbeträge)		der Geschäftsanteile

1.	SIG Euro Holding AG & Co. KGaA mit Sitz in Waldshut-Tiengen (Amtsgericht Freiburg i. Br., HRB 621259)	EUR	4.939.480,00	(1)

2.	SIG Combibloc Group AG mit Sitz In Neuhausen am Rheinfall/Schwelz (Handelsregister Kanton Schaffhausen, Flrmennummer: CH-290.3.004,149-2)	EUR	260.520,00	(2)

Stammkapital insgesamt		EUR	5,200,000,00

Waldshut-Tiengen, den

/s/ Marco Haussener Marco Haussener - Geschäftsführer -	/s/ Andre Rosenstock Andre Rosenstock - Geschäftsführer -

Certified Copy
POWER OF ATTORNEY
SIG Combibloc Systems GmbH
SIG Combibloc Systems GmbH is a limited liability company (Gesellschaft mil beschränkter Haftung) incorporated under the laws of Germany, with its registered seat in Linnich, registered with the Commercial Register of the Local Court Düren under HR B 3935 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”):

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”): and

(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1,2011 (the “February 2011 Secured Notes”):
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes.” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”).
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29,2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010

Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”): and

(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”,
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1. (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”):

(b)	the entry into of a new indenture (the “New Secured Notes indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”),

2

including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).
The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group,

The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition, If the New Secured Notes or the New Unsecured Notes arc issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);

(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC

3

Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);

(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;

(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing, The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.

It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.

If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”):

(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured

4

Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);

(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5,2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

(l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and

(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and

(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

5

II.
POWER OF ATTORNEY
The Company authorizes (bevollmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”);

2.	any subsequent amendments (including by way of an amending agreement) to any Documents;

3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and

4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories-each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney,
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Unterschriftsseite folgt/signature page follows]

6

Place, Date: July 23, 2011
SIG Combibloc Systems GmbH

By:	/s/ Henrik Wagner
	Name:	Henrik Wagner
Function: CEO / Managing Director

By:	/s/ Christian Alt
	Name:	Christian Alt
Function: CEO / Managing Director

7

Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or

8

other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular;
•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledge Agreements”),
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes,

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company,

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions,

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

9

SCHEDULE 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.
2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

10

Schedule 3
Authorised Signatories
1.	Graeme Richard Hart

2.	Bryce McCheyne Murray

3.	Helen Dorothy Golding

4.	Allen Philip Hugli

5.	Gregory Alan Cole

6.	Mark Dunkley

7.	Cindi Lefari

8.	Philip John Presnell West

9.	Thomas James Degnan

10.	Robert Bailey

11.	Stephen David Pardy

12.	Prudence Louise Wyllie

13.	Chiara Francesca Brophy

14.	Karen Michelle Mower

15.	Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
1.	Philipp von Hoist

2.	Dr. David Witzel

3.	Klaudius Heda

4.	Daniel Wiedmann

11

EXHIBIT 1
COMMITMENT LETTER

12

Certified Copy
POWER OF ATTORNEY
SIG Combibloc Zerspanungstcchnik GmbH
SIG Combibloc Zerspanungstechnik GmbH is a limited liability company (Gesellschaft mit beschärnkter Haftung) incorporated under the laws of Germany, with its registered seat in Aachen, registered with the Commercial Register of the Local Court Aachen under HRB 3814 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”). the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and E450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”);

(c)	providing a guarantee and security with respect to the 7.125% senior seemed notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and

(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8,5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8,250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010

Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and

(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”,
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc, (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”):

(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”),

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including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).
The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes,
It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.
The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).
It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;
(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);
(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC

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Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);

(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;
(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantces provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.
It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition,
If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);
(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;
(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured

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Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);
(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “PLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;
(1)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and
(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;
(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and
(a)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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II.
POWER OF ATTORNEY
The Company authorizes (bevollmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
2.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”);
3.	any subsequent amendments (including by way of an amending agreement) to any Documents;
4.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and
5.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Unterschriftsseite folgt/signature page follows]

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Place, Date: July 20, 2011

SIG Combibloc Zerspanungstechinik GmbH
By:	/s/ Herman-Joseph Bücker
Name: Herman-Joseph Bücker
Function: CEO / Managing Director

Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or

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other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:
•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”):

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”):

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

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SCHEDULE 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.
2. Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

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Schedule 3
Authorised Signatories
1. Graeme Richard Hart
2. Bryce McCheyne Murray
3. Helen Dorothy Golding
4. Allen Philip Hugli
5. Gregory Alan Cole
6. Mark Dunkley
7. Cindi Lefari
8. Philip John Presnell West
9. Thomas James Degnan
10. Robert Bailey
11. Stephen David Pardy
12. Prudence Louise Wyllie
13. Chiara Francesca Brophy
14. Karen Michelle Mower
15. Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
16. Philipp von Holst
17. Dr. David Witzel
18. Klaudius Heda
19. Daniel Wiedmann

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EXHIBIT 1
COMMITMENT LETTER

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Certified Copy

VOLLMACHT
I.
PRÄAMBEL
1. Die unterzeichnete Closure Systems International B.V., eine Gesellschaft des Privatrechts mit beschrankter Haftung (besloten vennootschap met beperkte aansprakelijkheid) nach niederländischem Recht mit Sitz in Teleportboulevard 140, Amsterdam, Niederlande, eingetragen im Handelsregister unter Nr. 34291082, (die “Vollmaclitgebein”), ordnungsgemäß vertieten durch ihre Handlungsbevollmächtigte Orangefield Trust (Netherlands) B.V., eine Gesellschaft nach niederlandischem Recht mit Sitz in Amsterdam, Niederlande, eingetragen im Handelsregister unter Nr. 33135957, ist die einzige Gesellschafterin der Closure Systems International Holdings (Germany) GmbH, mit Sitz in Worms, eingetragen im Handelsregister des Amtsgerichts Mainz unter HR B 41388.
II.
Die Vollmachtgeberin bevollmächtigt hiermit, und zwar unter Befreiung von den Beschränkungen des § 181 BGB und mit § 181 BGB vergleichbaren Beschränkungen nach anwendbarem Recht, mit dem Recht zur Erteilung von Untervollmacht im gleichen Umfang (einschließlich der Befreiung von den Beschränkungen des § 181 BGB und mit § 181 BGB vergleichbaren Beschränkungen nach anwendbarem Recht), jede der folgcnden Personen
Philipp von Holst,
David Witzel,
Daniel Wiedmann und
Klaudius Heda
alle geschäftsansässig in den Büros von Debevoise & Plimpton LLP, Taubenstraße 7-9, 60313 Frankfurt am Main, Deutschland;
und zwar jeden einzeln, als bevollmähtigter
POWER OF ATTORNEY
I.
PREAMBLE
1. The undersigned Closure Systems International B,V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands with registered office in Teleportboulevard 140, Amsterdam, Netherlands, registered with the commercial register under no. 34291082 (the “Grantor”), duly represented by its proxy holder Orangefield Trust (Netherlands) B.V. a corporation under the laws of the Netherlands with registered office in Amsterdam, Netherlands, registered with the commercial register under no. 33135957, is sole shareholder of Closure Systems International Holdings (Germany) GmbH, with its seat in Worms, registered with the Commercial Register of the Local Court Mainz under HR B 41388.
II.
The Grantor hereby authorizes, empowers and instructs with relief from the restrictions of Section 181 German Civil Code, and from any restrictions comparable with Section 181 German Civil Code under the applicable law and with the right of delegation and substitution to the same extent (including release from any restrictions imposed by Section 181 German Civil Code and from restrictions comparable with Section 181 German Civil Code under the applicable law), each of the following persons
Philipp von Holst,
David Witzel,
Daniel Wiedmann und
Klaudius Heda
each with a business address at the offices of Debevoise & Plimpton LLP, Taubenstrasse 7-9, 60313 Frankfurt am Main, Germany;
each on his/her sole signature, is appointed to

Vertreter im Namen der Vollmachtgeberin (jeder ein “Bevollmächtigter”) in dieser Eigenschaft,
1. (i) einen oder mehrere Bestätigungs-und/oder Änderungsverträge im Zusammenhang mit bestehenden Sicherungsverträgen und (ii) neue Sicherungsverträge, insbesondere einen Verpfändungsvertrag bezüglich der Anteile an der Closure Systems International Holdings (Germany) GmbH zwischen der Vollmachtgeberin und The Bank of New York Mellon und anderen, abzuschließen;
2. sämtliche Erklärungen abzugeben und sämtliche Handlungen vorzunehmen, die zur Durchführung der oben genannten Vereinbarungen nach dem Ermessen des Bevollmächtigten erforderlich oder nützlich sind.
Änderungen bezüglich der Parteien im Zusammenhang mit den vorgenannten Verträgen wirken sich nicht auf die hiermit erteilte Vollmacht aus.
Im Zweifel ist diese Vollmacht weit auszulegen.
Diese Vollmacht erlischt am 31. März 2012, 24:00 Uhr, wenn sie nicht zuvor widerrufen wurde.
Die Haftung des Bevollmächtigten beschränkt sich auf Vorsatz und grobe Fahrlässigkeit.
Die Vollmachtgeberin wird auf erstes Anfordern jeden oben genannten Bevollmächtigten hinsichtlich Aufwendungen, Verluste, Verpflichtungen, Gerichtsurteilen, Geldbußen, Strafen und Beträgen, die in Vergleichen bezahlt werden (einschließlich aller Zinsen, Abgaben und anderer Gebühren in diesem Zusammenhang) freisteilen, die bei einem Bevollmächtigten entstehen oder auf Veranlassung eines Bevollmächtigten in Zusammenhang mit der Vollmacht entstehen.
Die deutschsprachige Fassung dieser
act for and on behalf of the Grantor as attorney-in-fact (each an “Attorney-in-Fact”) and, in such capacity,
1. to enter into (i) one or more confirmation and/or amendment agreements in connection with existing security agreements and (ii) new pledge agreements, in particular a new pledge agreement relating to shares in Closure Systems International Holdings (Germany) GmbH between the Grantor and The Bank of New York Mellon and others;
2. to make all statements and do all acts and things deemed necessary or useful, at the discretion of the Attorney-in-Fact, to give effect to the above mentioned agreements.
Changes relating to the parties of the above-mentioned agreements do not effect this Power of Attorney.
For the avoidance of doubt, this Power of Attorney is to be construed broadly.
This Power of Attorney shall lapse on March 31, 2012, 24:00h, if not revoked earlier.
The Attorney-in-Fact’s liability shall be limited to willful misconduct and gross negligence.
The Grantor shall — upon receipt of a first demand (auf erstes Anfordern) — indemnify (freistellen) each Attorney-in-Fact mentioned above against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Attorney-in-Fact in connection with this Power of Attorney.
The German version of this Power of Attorney

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Vollmacht ist bestimmend.
Die Vollmacht unterliegt dem Recht der Bundesrepublik Deutschland.
shall prevail.
The Power of Attorney shall be governed by the laws of the Federal Republic of Germany.

Ort/Place, Datum/Date: July 20, 2011

Closure Systems International B.V. By: Orangefield Trust (Netherlands) B.V. Title: proxy holder
BY:	/s/ Maurice Noest
	Name:	Maurice Noest
Function: General Proxyholder

BY:	/s/ Mirjam Reijners-Sieger
	Name:	Mirjam Reijners-Sieger
Function: General Proxyholder

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Certified Copy
POWER OF ATTORNEY
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Holdings (Germany) GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, with its registered seat in Worms, registered with the Commercial Register of the Local Court Mainz under HR B 41388 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);
(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”);
(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and
(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010

Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and
(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”.
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);
(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”), including the issuance of the New Secured Notes and the provision of related

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guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).
The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.
It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.
The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).
It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;
(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);
(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC

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Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);
(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;
(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.
It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.
If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);
(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;
(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;
(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;
(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured

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Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);
(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;
(l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and
(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;
(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and
(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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II.
POWER OF ATTORNEY
The Company authorizes (bevollmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”);
2.	any subsequent amendments (including by way of an amending agreement) to any Documents;
3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and
4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Unterschriftsseite folgt/signature page follows]

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Place, Date: July 23, 2011 Closure Systems International Holdings (Germany) GmbH
BY:	/s/ Gregory Alan Cole
	Name:	Gregory Alan Cole
Function: Managing Director

BY:	/s/ Helen Golding
	Name:	Helen Golding
Function: Managing Director

Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or

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other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:
•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

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SCHEDULE 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.
2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

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Schedule 3
Authorised Signatories
1. Graeme Richard Hart
2. Bryce McCheyne Murray
3. Helen Dorothy Golding
4. Allen Philip Hugli
5. Gregory Alan Cole
6. Mark Dunkley
7. Cindi Lefari
8. Philip John Presnell West
9. Thomas James Degnan
10. Robert Bailey
11. Stephen David Pardy
12. Prudence Louise Wyllie
13. Chiaia Francesca Brophy
14. Karen Michelle Mower
15. Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
1. Philipp von Hoist
2. Dr. David Witzel
3. Klaudius Heda
4, Daniel Wiedmann

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EXHIBIT 1
COMMITMENT LETTER

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Certified Copy
POWER OF ATTORNEY
Closure Systems International Deutschland GmbH
Closure Systems International Deutschland GmbH is a limited liability company (Gesellschaft mit beschrankter Haftung) incorporated under the laws of Germany, with its registered seat in Worms, registered with the Commercial Register of the Local Court Mainz under HR B 10054 (the “Company”),
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”). the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”):
(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and 6450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”):
(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group In an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and
(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 Issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes.” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”).
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9,0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8,250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010

Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and
(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”).
the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”,
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1. (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition,
RGHL may determine, in lieu of or in combination with Issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);
(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”).

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including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”),
The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.
It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (1) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group,
The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).
It is currently Intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;
(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);
(d)	the entry into of one or more purchase agreements or joinders thereto providing For the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC

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Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);
(e)	the entry into the Credit Agreement Amendment and/or Joinders thereto;
(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.
It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.
If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”):
(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured

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Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);

(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

(l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and

(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”),
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and
(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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II.
POWER OF ATTORNEY
The Company authorizes (bevollmächligl) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”):
2.	any subsequent amendments (including by way of an amending agreement) to any Documents;
3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and
4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Unterschrifisselte folgt/signature page follows]

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Place, Date: July 25, 2011 Closure Systems International Deutschland GmbH
BY:	/s/ Victor Lance Mitchell
	Name:	Victor Lance Mitchell
Function: President & CEO

BY:	/s/ Robert E Smith
	Name:	Robert E Smith
Function: CEO

Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, .extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:

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•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”):

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions,

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SCHEDULE 2
1.	Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.

2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

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Schedule 3
Authorised Signatories
1.	Graeme Richard Hart

2.	Bryce McCheyne Murray

3.	Helen Dorothy Golding

4.	Allen Philip Hugli

5.	Gregory Alan Cole

6.	Mark Dunkley

7.	Cindi Lefari

8.	Philip John Presnell West

9.	Thomas James Degnan

10.	Robert Bailey

11.	Stephen David Pardy

12.	Prudence Louise Wyllie

13.	Chiara Francesca Brophy

14.	Karen Michelle Mower

15.	Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
1. Philipp von Hoist
2. Dr. David Witzel
3. Klaudius Heda
4. Daniel Wiedmann

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EXHIBIT 1
COMMITMENT LETTER

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Certified Copy
POWER OF ATTORNEY
SIG Combibloc Group AG
SIG Combibloc Group AG is a company incorporated under the laws of Switzerland, with its registered seat in Neuhausen am Rheinfall, registered with the Commercial Register of the Canton of Schaffhausen under CH-290.3.004.149-2 (the “Principal”).
The Principal hereby authorizes (bevollmächtigt) the person or persons (the “Authorized Signatories”) listed in Exhibit A hereto, each of them individually, for and in the name of the Principal, to execute (i) one or more confirmation and/or amendment agreements in connection with existing security agreements and (ii) new pledge agreements relating to the shares in SIG Euro Holding AG & Co, KGaA (Verpfändung von Kommanditaktien) and the shares in SIG Combibloc Holding GmbH and any related documents, and to undertake any related transactions and actions.
The Authorized Signatories — each of them individually — are hereby (i) released from the restrictions of Section 181 German Civil Code (BGB) and from restrictions comparable with Section 181 German Civil Code under any applicable law and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this Power of Attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB) in such sub-powers-of attorney. For the avoidance of doubt, this Power of Attorney shall be construed broadly. The liability of each Authorized Signatory is to be limited to willful misconduct and gross negligence, The Principal shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Signature page follows]

Place/Ort, Date/Datum: Zurich, July 22, 2011

SIG Combibloc Group AG
BY:	/s/ Dr Jakob Höhn
	Name:	Dr Jakob Höhn
Function: Vice President of the Board

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Exhibit A
Authorized Signatories
1.	Graeme Richard Hart

2.	Bryce McCheyne Murray

3.	Helen Dorothy Golding

4.	Allen Philip Hugli

5.	Gregory Alan Cole

6.	Mark Dunkley

7.	Cindi Lefari

8.	Philip John Presnell West

9.	Thomas James Degnan

10.	Robert Bailey

11.	Stephen David Pardy

12.	Prudence Louise Wyllie

13.	Chiara Francesca Brophy

14.	Karen Michelle Mower

15.	Jennie Blizard.
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
1.	Philipp von Hoist;

2.	David Witzel;

3.	Klaudius Heda;

4.	Daniel Wiedmann;

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Certified Copy
POWER OF ATTORNEY
SIG Combibloc Holding GmbH
SIG Combibloc Holding GmbH is a limited liability company (Gesellschaft mit bescbränkter Haftung) incorporated under the laws of Germany, with its registered seat in Linnich, registered with the Commercial Register of the Local Court Düren under HR B 5751 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”);

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”): and

(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount Of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010

Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”): and

(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”.
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”):

(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”),

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including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”)

The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.

The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);

(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC

3

Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);
(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;

(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.

It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition,

If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);

(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured

4

Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);
(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

(l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and

(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and

(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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II.
POWER OF ATTORNEY
The Company authorizes (bevollmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”);

2.	any subsequent amendments (including by way of an amending agreement) to any Documents;

3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and

4.	a shareholder resolution to be executed by the Principal in its capacity as shareholder of Whakatane Mill Limited approving the participation of Whakatane Mill Limited in the Transactions as a guarantor and security provider;

5.	a shareholder resolution to be executed by the Principal in its capacity as shareholder of SIG Combibloc Limited (UK) approving the participation of SIG Combibloc Limited (UK) in the Transactions as a guarantor and security provider;

6.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany,
[Unterschriftsseite folgt/signature page follows]

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Place, Date: July 20, 2011,

SIG Combibloc Holding GmbH
BY:	/s/ Holger Dickers
	Name:	Holger Dickers
Function: CEO / Managing Director

BY:	/s/ Joachim Frommherz
	Name:	Joachim Frommherz
Function: CEO / Managing Director

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Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, Joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or

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other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:
•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”).

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (including, without limitation, (i) a Luxembourg law confirmation agreement in respect of a share pledge over Evergreen Packaging (Luxembourg) S.á.r.l,, and (ii) an English law deed of confirmation and amendment in respect of the share pledge over SIG Combibloc Ltd.) (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

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SCHEDULE 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.
2. Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

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Schedule 3
Authorised Signatories
1.	Graeme Richard Hart

2.	Bryce McCheyne Murray

3.	Helen Dorothy Golding

4.	Allen Philip Hugli

5.	Gregory Alan Cole

6.	Mark Dunkley

7.	Cindi Lefari

8.	Philip John Presnell West

9.	Thomas James Degnan

10.	Robert Bailey

11.	Stephen David Pardy

12.	Prudence Louise Wyllie

13.	Chiara Francesca Brophy

14.	Karen Michelle Mower

15.	Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
16.	Philipp von Holst

17.	Dr. David Witzel

18.	Klaudius Heda

19.	Daniel Wiedmann

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EXHIBIT 1
COMMITMENT LETTER

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Certified Copy
POWER OF ATTORNEY
SIG Euro Holding AG & Co. KGaA
SIG Euro Holding AG & Co. KGaA is a company limited by shares (Kommanditgesellschaft auf Aktien) incorporated under the laws of Germany, with its registered seat in Linnich, registered with the Commercial Register of the Local Court Düren under HR B 5754 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);
(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”);
(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and
(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
[Signature Page to SIG Euro Holding AG & Co. KgaA Power of Attorney]

(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010 Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and
(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”.
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”),
RGHL has entered into a commitment letter, attached hereto as Exhibit 1, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition,
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional Indebtedness as set forth below. In connection with such incurrence of Indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:

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(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);
(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”), including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).

The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.

The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released, It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which

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such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);
(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain member of the GPC Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);
(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;
(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured. Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.
It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition,
If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);
(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;
(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities Into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank

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Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;
(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or giant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Sank Debt and any secured Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);
(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;
(l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and
(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):

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(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;
(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and
(c)	(c) the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.
II.
POWER OF ATTORNEY
The Company authorizes (bevollmächtigi) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”);
2.	any subsequent amendments (including by way of an amending agreement) to any Documents;
3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and
4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.

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This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Unterschriftsseite folgt/signature page follows]

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Place, Date: July 20, 2011
SIG Euro Holding AG & Co. KGaA

BY:	SIG Reinag AG as general partner (Komplementär)

BY:	/s/ Marco Haussener
	Name:	Marco Haussener
Function: Director

BY:	/s/ Holger Dickers
	Name:	Holger Dickers
Function: Director

Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.
2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto,
3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.
4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.
6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto,
7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.
8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).
10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.
11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:

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•	various Confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”):
•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);
•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-Gerinan subsidiaries (including, without limitation, a Brazilian law amendment to a quota pledge agreement over quotas in SIG Beverages Brasil Ltda.) (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.
13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow end Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.
14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.
15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

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SCHEDULE 2
1. Any agreement, amendments, supplements, joinders, certiflcates or other documents required to be entered into in connection with the 2007 ICA.
2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmation or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

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Schedule 3
Authorised Signatories
1.	Graeme Richard Hart

2.	Bryce McCheyne Murray

3.	Helen Dorothy Golding

4.	Allen Philip Hugli

5.	Gregory Alan Cole

6.	Mark Dunkley

7.	Cindi Lefari

8.	Philip John Presnell West

9.	Thomas James Degnan

10.	Robert Bailey

11.	Stephen David Pardy

12.	Prudence Louise Wyllie

13.	Chiara Francesca Brophy

14.	Karen Michelle Mower

15.	Jennie Blizard
and the Following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
16.	Philipp von Hoist

17.	Dr. David Witzel

18.	Klaudius Heda

19.	Daniel Wiedmann

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EXHIBIT 1
COMMITMENT LETTER

13

Certified Copy
POWER OF ATTORNEY
SIG Beverages Germany GmbH
SIG Beverages Germany GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung)
incorporated under the laws of Germany, with its registered seat in Waldshut-Tiengen, registered with the Commercial Register of the Local Court Freiburg i. Br. under HR B 702482 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior,Secured Credit Facilities”);
(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”);
(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and
(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February I, 2011 (the “February 2011 Secured Notes”):
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
(c)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010

Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing. Notes”); and
(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”.
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);
(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”), including the issuance of the New Secured Notes and the provision of related

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guarantees in respect of the “New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).
The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.
It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.
The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).
It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;
(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);
(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);

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(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;
(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and ft is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities,
It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.
If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”):
(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in

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respect of the Existing Secured indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);
(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;
(l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and
(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”);
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;
(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and
(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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II.
POWER OF ATTORNEY
The Company authorizes (bevollmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”):
2.	any subsequent amendments (including by way of an amending agreement) to any Documents;
3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and
4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attomey and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) — indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Unterschriftsseite folgt/signature page follows]

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Place, Date: July 20, 2011

SIG Beverages Germany GmbH
By:	/s/ Holger Dickers
Name; Holger Dickers
Function: CEO/Managing Director

By:	/s/ Joachim Frommherz
	Name:	Joachim Frommherz
Function: CEO/Managing Director

Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto,

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto,

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Melton, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”),

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:

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•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”):

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (including, without limitation, a Brazilian law amendment to a quota pledge agreement over quotas in SIG Beverages Brasil Ltda.) (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or Creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

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SCHEDULE 2
1.	Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.
2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

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Schedule 3
Authorised Signatories
1.	Graeme Richard Hart

2.	Bryce McCheyne Murray

3.	Helen Dorothy Golding

4.	Allen Philip Hugli

5.	Gregory Alan Cole

6.	Mark Dunkley

7.	Cindi Lefari

8.	Philip John Presnell West

9.	Thomas James Degnan

10.	Robert Bailey

11.	Stephen David Pardy

12.	Prudence Louise Wyllie

13.	Chiara Francesca Brophy

14.	Karen Michelle Mower

15.	Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
1.	Philipp von Holst

2.	Dr. David Witzel

3.	Klaudius Heda

4.	Daniel Wiedmann

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EXHIBIT 1
COMMITMENT LETTER

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Certified Copy
POWER OF ATTORNEY
SIG International Services GmbH
SIG International Services GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, with its registered seat in Linnich, registered with the Commercial Register of the Local Court Düren under HR B 3925 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”),
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”). the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5,2009 (the “2009 Notes”);

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and

(d)	providing a guarantee and security with respect to the 6,875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing, Secured Notes.” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of Є420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8,5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010
[Signature Page to SIG International Services GmbH Power of Attorney]

Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and

(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”,
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”). with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit l, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring (the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);

(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”).

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including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).

The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.

The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, (the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);

(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of me Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC

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Group (the “Unsecured Notes Purchase- Agreement” and the “Secured Notes Purchase Agreement”, respectively);
(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;

(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment {the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.

It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition,

If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”):

(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured

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Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);
(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

(l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”): and

(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
(a)	the documents relating to the Bridge Financing Facilities, including, without (imitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and

(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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II.
POWER OF ATTORNEY
The Company authorizes (bevollmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”):

2.	any subsequent amendments (including by way of an amending agreement) to any Documents;

3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and

4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents,
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney,
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany,
[Unterschriftsseite folgt/signature page follows]

6

Place, Date: July 20, 2011
SIG International Services GmbH

BY:	/s/ Marco Haussener
	Name:	Marco Haussener
Function: Managing Director

BY:	/s/ Holger Dickers
	Name:	Holger Dickers
Function: Managing Director

Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes,
New secured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto,

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or

8

Other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular;

•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledge Agreements”).

12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

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SCHEDULE 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 JCA,

2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without Limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

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Schedule 3
Authorised Signatories
1.	Graeme Richard Hart

2.	Bryce McCheyne Murray

3.	Helen Dorothy Golding

4.	Allen Philip Hugli

5.	Gregory Alan Cole

6.	Mark Dunkley

7.	Cindi Lefari

8.	Philip John Presnetll West

9.	Thomas James Degnan

10.	Robert Bailey

11.	Stephen David Pardy

12.	Prudence Louise Wyllie

13.	Chiara Francesca Brophy

14.	Karen Michelle Mower

15.	Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
1.	Philipp von Holst

2.	Dr. David Witzel

3.	Klaudius Heda

4.	Daniel Wiedmann

11

EXHIBIT I
COMMITMENT LETTER

12

Certified Copy
POWER OF ATTORNEY
SIG Information Technology GmbH
SIG Information Technology GmbH is a limited liability company (Gesellschaft mit beschränker Haftung) incorporated under the laws of Germany, with its registered seat in Linnich, registered with the Commercial Register of the Local Court Düren under HR B 4050 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”).

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”) and

(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”).
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes.” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”).
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”) (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010
[Signature Page to SIG Information Technology GmbH Power of Attorney]

Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and

(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”),

the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”.
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit I. (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition,
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its director indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);

(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”),

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including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).

The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.

The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Meger Arrangements”).

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);

(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially certain members of the GPC

3

Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);

(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;

(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.

It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.

If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);

(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured

4

Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);
(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

(1)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5,2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and

(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described In the Commitment Letter;

(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and

(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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II.
POWER OF ATTORNEY
The Company authorizes (bevollmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”‘);

2.	any subsequent amendments (including by way of an amending agreement) to any Documents;

3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and

4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly, The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany,
[Unterschriftsseite folgt/signature page follows]

6

Place, Date: July 20, 2011

SIG Information Technology GmbH
By:	/s/ Timo Snellman
	Name:	Timo Snellman
Function: CBO / Managing Director

Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto,

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement,

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or

8

other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:

•	various confirmation, reaffirmation or amendment agreements under German taw (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”):

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledee Agreements”),
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions,

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

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SCHEDULE 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA,
2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

10

Schedule 3
Authorised Signatories
1. Graeme Richard Hail
2. Bryce McCheyne Murray
3. Helen Dorothy Golding
4. Allen Philip Hugli
5. Gregory Alan Cole
6. Mark Dunkley
7. Cindi Lefarf
8. Philip John Presnell West
9. Thomas James Degnan
10. Robert Bailey
11. Stephen David Pardy
12. Prudence Louise Wyliie
13. Chiara Francescs Brophy
14. Karen Michelle Mower
15. Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9,60313 Frankfurt am Main, Germany:
16. Philipp von Hoist
17. Dr. David Witzel
18. Klaudius Heda
19. Daniel Wiedmann

11

EXHIBIT 1
COMMITMENT LETTER

Certified Copy
POWER OF ATTORNEY
SIG Combibloc GmbH
SIG Combibloc GmbH is a limited liability company (Gesellschaft mit beschrtinkter Haftung) incorporated under the laws of Germany, with its registered seat in Linnich, registered with the Commercial Register of the Local Court Diiren under HR B 5182 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by;
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”). the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”):

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”): and

(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes.” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”)
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9,5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010

Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”): and
(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”.
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group” through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1. (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);

(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”),

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including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).
The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group,

The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released, It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S. A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”),

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);

(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC

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Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);
(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;

(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing, The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities,

It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.

If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);

(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured

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Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);
(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

(1)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”): and

(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers,
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”);
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and

(a)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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II
POWER OF ATTORNEY
The Company authorizes (bevollmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
2.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”):

3.	any subsequent amendments (including by way of an amending agreement) to any Documents;

4.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and

5.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows;
The Authorized Signatories. each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistelkn) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney,
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
lUnterschriftsseite folgt/signature page follows]

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Place, Date: July 20, 2011
SIG Combibloc GmbH

By:	/s/ Dr. Thomas Kloubert
	Name:	Dr. Thomas Kloubert
Function: Managing Director

By:	/s/ Oliver Betzer
	Name:	Oliver Betzer
Function: Managing Director

Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto,

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto,

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or

8

Other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:
•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”):

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company,

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

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SCHEDULE 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA,
2.   Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank, Debt to be included as “Obligations” thereunder.

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Schedule 3
Authorised Signatories
1.	Graeme Richard Hart

2.	Bryce McCheyne Murray

3.	Helen Dorothy Golding

4.	Allen Philip Hugli

5.	Gregory Alan Cole

6.	Mark Dunkley

7.	Cindi Lefari

8.	Philip John Presnell West

9.	Thomas James Degnan

10.	Robert Bailey

11.	Stephen David Pardy

12.	Prudence Louise Wyllie

13.	Chiara Francesca Brophy

14.	Karen Michelle Mower

15.	Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
16.	Philipp von Holst

17.	Dr. David Witzel

18.	Klaudius Heda

19.	Daniel Wiedmann

11

EXHIBIT 1
COMMITMENT LETTER

12

Certified Copy
POWER OF ATTORNEY
SIG Vietnam Beteiligungs-GmbH
SIG Vietnam Beteiligungs-GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, with its registered seat in Waldshut-Tiengen, registered with the Commercial Register of the Local Court Freiburg i. Br, under HR B 621587 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”);

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15,2010 (the “October 2010 Secured Notes”); and

(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1,2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010

Notes, the October 2010 Senior Notes and the February 2010 Senior Notes being together, the “Existing Notes”); and
(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”).
the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”,

It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”),

The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;

RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).

RGHL has entered into a commitment letter, attached hereto as Exhibit 1, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.

RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.

In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);

(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”), including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).

The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.

The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition, If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the Issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);

(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);

(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;

(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.

It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.

If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);

(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);

(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

(l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (I) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”): and

(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):

(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and

(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2,
II,
POWER OF ATTORNEY
The Company authorizes (bevollmächligt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”);

2.	any subsequent amendments (including by way of an amending agreement) to any Documents;

3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and

4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, In the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.

This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Unterschriftsseite folgt/signature page follows)

Place, Date: July 20, 2011
SIG Vietnam Beteiligungs-GmbH

BY:	/s/ Holger Dickers
	Name:	Holger Dickers
Function: CEO / Managing Director

BY:	/s/ Joachim Frommherz
	Name:	Joachim Frommherz
Function: CEO / Managing Director

Execution Copy
Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or

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other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:

•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledge Agreements”).

12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

SCHEDULE 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 1CA.

2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

Schedule 3
Authorised Signatories
1. Graeme Richard Hart

2. Bryce McCheyne Murray

3. Helen Dorothy Golding

4. Allen Philip Hugli

5. Gregory Alan Cole

6. Mark Dunkley

7. Cindi Lefari

5. Philip John Presnell West

9. Thomas James Degnan

10. Robert Bailey

11. Stephen David Pardy

12. Prudence Louise Wyllie

13. Chiara Francesca Brophy

14. Karen Michelle Mower

15. Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
1. Philipp von Holst

2. Dr. David Witzel

3. Klaudius Heda

4. Daniel Wiedmann

EXHIBIT 1
COMMITMENT LETTER

Certified Copy
POWER OF ATTORNEY
Pactiv Deutschland Holdinggesellschaft mbH
Pactiv Deutschland Holdinggesellschaft mbH is a limited liability company (Gesetlschaft mit beschränkter Haftung) incorporated under the laws of Germany, with its registered seat in Hamburg, registered with the Commercial Register of the Local Court Hamburg under HR B 71774 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”). the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”):

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”);

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and

(d)	providing a guarantee and security with respect to the 6,875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”):
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated

February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010 Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and
(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”).
the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”.
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group") through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition").
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(g)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”):

(h)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”).

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including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).

The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.

The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a soeiété anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

(i)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);

(j)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC

3

Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);

(k)	the entry into the Credit Agreement Amendment and/or joinders thereto;

(I)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.

It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.

If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);

(m)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

(n)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(o)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(p)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing

4

Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);

(q)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

(r)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007ICA”); and

(s)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and

(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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II.
POWER OF ATTORNEY
The Company authorizes (bevollmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”);

2.	any subsequent amendments (including by way of an amending agreement) to any Documents;

3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and

4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall - upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistelln) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany,
[Unterschriftsseite folgt/signature page follows]

6

Pactiv Deutschland Holdinggesellschalft mbH Place, Date:
By:	/s/ Petro Kowalskyj
	Name:	Petro Kowalskyj
	Title:	Director

7

Execution Copy
Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers. and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:

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•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements mat require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company,

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

9

SCHEDULE 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.

2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

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Schedule 3
Authorised Signatories
1. Graeme Richard Hart

2. Bryce McCheyne Murray

3. Helen Dorothy Golding

4. Allen Philip Hugli

5. Gregory Alan Cole

6. Mark Dunkley

7. Cindi Lefari

8. Philip John Presnell West

9. Thomas James Degnan

10. Robert Bailey

11. Stephen David Pardy

12. Prudence Louise Wyllie

13. Chiara Francesca Brophy

14. Karen Michelle Mower

15. Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
16. Philipp von Hoist

17. Dr. David Witzel

18. Klaudius Heda

19. Daniel Wiedmann

11

EXHIBIT 1
COMMITMENT LETTER

12

Certified Copy
POWER OF ATTORNEY
Omni-Fac Ekco GmbH Verpackungsmittel
Omni-Pac Ekco GmbH Verpackungsmittel is a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, with its registered seat in Hamburg, registered with the Commercial Register of the Local Court Hamburg under HR B 102663 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”). the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”);

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and

(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US $1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated

February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010 Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and

(f)	being party to the intercreditor arrangements in respect of the guarantees, Indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”.
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);

(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”),

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including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).

The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.

The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);

(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC

3

Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);

(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;

(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.

It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.

If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);

(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing

4

Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);

(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time parry thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

(l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”): and

(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities’ Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and

(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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II.
POWER OF ATTORNEY
The Company authorizes (bevollmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”);

2.	any subsequent amendments (including by way of an amending agreement) to any Documents;

3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and

4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) - indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Unterschriftsseite folgt/signature page follows]

6

Omni-Pac Ekco GmbH Verpackungsmittel

Place, Date:		July 20, 2011

By:	/s/ Stefan Beese
	Name:	Stefan Beese
	Title:	Director

By:	/s/ Petro Kowalskyj
	Name:	Petro Kowalskyj
	Title:	Director

SCHEDULE 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:

8

•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”);

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

9

SCHEDULE 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.
2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

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Schedule 3
Authorised Signatories
1.	Graeme Richard Hart

2.	Bryce McCheyne Murray

3.	Helen Dorothy Golding

4.	Allen Philip Hugli

5.	Gregory Alan Cole

6.	Mark Dunkley

7.	Cindi Lefari

8.	Philip John Presnell West

9.	Thomas James Degnan

10.	Robert Bailey

11.	Stephen David Pardy

12.	Prudence Louise Wyllie

13.	Chiara Francesca Brophy

14.	Karen Michelle Mower

15.	Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr, 7-9, 60313 Frankfurt am Main, Germany:
16.	Philipp von Holst

17.	Dr. David Witzel

18.	Klaudius Heda

19.	Daniel Wiedmann

11

EXHIBIT 1
COMMITMENT LETTER

12

Certified Copy
POWER OF ATTORNEY
Omni-Pac GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel is a limited liability company (Gesetlschaft mit beschränkter Haftung) incorporated under the laws of Germany, with its registered seat in Elsfleth, registered with the Commercial Register of the Local Court Oldenburg under HR B 201738 (the “Company”)
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated as of November 5,2009 (the “2009 Notes”);

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and

(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1,2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated

February 1,2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010 Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and

(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”,
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”),
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit .1, (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of; a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below, In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially, by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);

(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”),

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including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).

The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.

It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.

The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).

It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;

(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);

(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC

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Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);

(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;

(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.

It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.

If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);

(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;

(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing

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Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);

(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;

(l)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and

(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and

(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

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II.
POWER OF ATTORNEY
The Company authorizes (bevoltmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and.performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”);

2.	any subsequent amendments (including by way of an amending agreement) to any Documents;

3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and

4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) — indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Unterschriftsseite folgt/signature page follows]

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Omni-Pac GmbH Verpackungsmittel Place, Date:
By:	/s/ Stefan Beese
	Name:	Stefan Beese
	Title:	Director

By:	/s/ Petro Kowalskyj
	Name:	Petro Kowalskyj
	Title:	Director

Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes.
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:

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•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”):

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, commumcations or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

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SCHEDULE 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.
2.	Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

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Schedule 3

Authorised Signatories
1. Graeme Richard Hart
2. Bryce McCheyne Murray
3. Helen Dorothy Golding
4. Allen Philip Hugli
5. Gregory Alan Cole
6. Mark Dunkley
7. Cindi Lefari
8. Philip John Presnell West
9. Thomas James Degnan
10. Robert Bailey
11. Stephen David Pardy
12. Prudence Louise Wyllie
13. Chiara Francesca Brophy
14. Karen Michelle Mower
15. Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
16. Philipp von Holst
17. Dr. David Witzel
18. Klaudius Heda
19. Daniel Wiedmann

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EXHIBIT 1
COMMITMENT LETTER

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Certified Copy
POWER OF ATTORNEY
Pactiv Hamburg Holdings GmbH
Pactiv Hamburg Holdings GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, with its registered seat in Hamburg, registered with the Commercial Register of the Local Court Hamburg under HR B 106481 (the “Company”).
I.
PREAMBLE
The Company is part of the Reynolds group of companies, which includes RGHL (as defined below) and each of its subsidiaries (the “Reynolds Group”).
As part of the Reynolds Group, the Company is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements, including by:
(a)	providing a guarantee and security with respect to the senior secured credit agreement (the “Senior Secured Credit Agreement”) dated as of November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG, as amended, amended or restated, supplemented or otherwise modified from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and 450,000,000 pursuant to an indenture dated as of November 5, 2009 (the “2009 Notes”);

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated as of October 15, 2010 (the “October 2010 Secured Notes”); and

(d)	providing a guarantee and security with respect to the 6.875% senior secured notes due 2021 issued by members of the Reynolds Group in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated as of February 1, 2011 (the “February 2011 Secured Notes”);
(the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes being together, the “Existing Secured Notes,” and together with the Senior Secured Credit Facilities, the “Existing Secured Indebtedness”),
(e)	incurring and providing a guarantee of certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007 (together with (i), the “2007 Notes”), (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 (the “May 2010 Notes”), (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “October 2010 Senior Notes”) and (v) 8.250% senior notes due 2021 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated

February 1, 2011 (the “February 2011 Senior Notes”) (the 2007 Notes, the May 2010 Notes, the October 2010 Senior Notes and the February 2011 Senior Notes being together, the “Existing Notes”); and

(f)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”), the Existing Secured Indebtedness, the Existing Notes and the Intercreditor Arrangements being, together, the “Existing Financing Arrangements”.
It is currently intended that RGHL will indirectly acquire the GPC group of companies (the “GPC Group”) through the merger of an indirect wholly owned subsidiary of RGHL with and into Graham Packaging Company Inc. (“GPC”), with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).
The Company has previously considered and approved the entry by the Company into the Senior Secured Credit Agreement, as amended or otherwise modified from time to time;
RGHL has determined it may be necessary or advisable to incur additional indebtedness under the Senior Secured Credit Facilities in order to partially fund the Acquisition, the associated costs and transactions required to effect the Acquisition and for general corporate purposes, and the Company is now considering entering into amendments to, and/or an amendment and restatement of, the Senior Secured Credit Agreement, pursuant to which additional indebtedness would be incurred and the proceeds made available under certain incremental facilities and subject to certain conditions (the “Credit Agreement Amendment”).
RGHL has entered into a commitment letter, attached hereto as Exhibit 1 (together with the term sheets attached thereto, the “Commitment Letter”), pursuant to which certain lenders have provided commitments for three bridge financing facilities comprised of: a senior secured bank bridge facility, a senior secured notes bridge facility and a senior unsecured notes bridge facility, each as more particularly described in the Commitment Letter (collectively, the “Bridge Financing Facilities”), which may be used to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition.
RGHL may determine, in lieu of or in combination with issuing the New Secured Notes (as defined below), New Unsecured Notes (as defined below) and/or incurring the Additional Bank Debt (as defined below), that it is necessary or advisable to draw on one or more of the Bridge Financing Facilities in order to fund all or part of the Acquisition.
In addition, RGHL and/or certain direct or indirect subsidiaries of RGHL intend to incur additional indebtedness as set forth below. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended, by, among other things, RGHL and/or certain of its direct or indirect subsidiaries doing one or more of the following:
(a)	the entry into of a new indenture (the “New Unsecured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the issuance of the New Unsecured Notes and provision of related guarantees in respect of the New Unsecured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Unsecured Notes Guarantees”);

(b)	the entry into of a new indenture (the “New Secured Notes Indenture”), or accession thereto, by certain members of the Reynolds Group in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”),

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including the issuance of the New Secured Notes and the provision of related guarantees in respect of the New Secured Notes by certain members of the Reynolds Group (including the Company, as applicable) and, following the Acquisition, potentially by certain members of the GPC Group (the “New Secured Notes Guarantees”).
The proceeds from the issuance of the New Unsecured Notes and the New Secured Notes may be used to partially fund the Acquisition and the associated costs and transactions required (including, without limitation, the repayment of existing indebtedness of GPC Group and contractual payments to existing shareholders of GPC Group) to effect the Acquisition and for general corporate purposes.
It is expected that the Existing Secured Indebtedness and/or the Intercreditor Arrangements will be amended, restated, extended, confirmed, affirmed, re-affirmed, released and/or retaken, as necessary, in order to ensure that following the entry into the New Secured Notes Indenture, the New Secured Notes will have the benefit of (i) guarantees from substantially the same guarantors (including the Company) that guarantee the Existing Secured Indebtedness and, following the Acquisition, potentially from certain members of the GPC Group and (ii) substantially the same collateral provided in respect of the Existing Secured Indebtedness and, following the Acquisition, potentially security provided by certain members of the GPC Group.
The New Secured Notes and the New Unsecured Notes may be issued into escrow prior to the date of the Acquisition. If the New Secured Notes or the New Unsecured Notes are issued into escrow, the Company will not be required to provide its guarantees and security with respect to the New Secured Notes or the New Unsecured Notes (as relevant) until such time as the escrow is released. It is currently intended that if the New Secured Notes or the New Unsecured Notes are issued into escrow the relevant escrow issuers, which shall be affiliates of RGHL (the “Escrow Issuers”), will merge or otherwise be consolidated with Reynolds Group Issuer Inc., a Delaware corporation, Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer (Luxembourg) S.A., a societe” anonyme (a public limited liability company) under the laws of Luxembourg (the “Existing Issuers”) or any other affiliates of RGHL which may issue the New Secured Notes and the New Unsecured Notes (together with the Existing Issuers, the “Issuers”) on the release of the escrow, with the Issuers being the surviving entities (the “Escrow and Merger Arrangements”).
It is currently intended that if the New Secured Notes or the New Unsecured Notes are not issued into escrow, the New Secured Notes and the New Unsecured Notes may be issued by the Issuers;
(c)	the entry into of one or more registration rights agreements or joinders thereto by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC Group pursuant to which such entities agree to register the re-sale of the New Unsecured Notes and the New Secured Notes and/or register the issuance of the Unsecured Exchange Securities and the Secured Exchange Securities (each as defined below) (the “Unsecured Notes Registration Rights Agreement” and the “Secured Notes Registration Rights Agreement”, respectively);
(d)	the entry into of one or more purchase agreements or joinders thereto providing for the issuance and sale of the New Unsecured Notes and the New Secured Notes and related guarantees by certain members of the Reynolds Group (including the Company) and, following the Acquisition, potentially by certain members of the GPC

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Group (the “Unsecured Notes Purchase Agreement” and the “Secured Notes Purchase Agreement”, respectively);
(e)	the entry into the Credit Agreement Amendment and/or joinders thereto;
(f)	the incurrence of additional indebtedness (the “Additional Bank Debt”) under the Senior Secured Credit Facilities as amended by the Credit Agreement Amendment (the “Amended Senior Secured Credit Facilities”) which will have the benefit of substantially the same guarantees and security as already provided in respect of the Senior Secured Credit Facilities and it is expected that the security and guarantees provided in respect of the Senior Secured Credit Facilities and/or the Intercreditor Arrangements will be amended, restated, extended, affirmed, re-affirmed, confirmed, released and/or retaken, as necessary, in order to effectuate the foregoing. The Additional Bank Debt may also have the benefit of guarantees and security provided, following the Acquisition, potentially by certain members of the GPC Group, as a result of such GPC Group entities granting guarantees and security in respect of the Amended Senior Secured Credit Facilities.
It is intended that the Additional Bank Debt will not be drawn down until the date of the Acquisition, however the Credit Agreement Amendment will allow for such funds either (i) to be made available as delayed draw term loans that would be funded on the date of the Acquisition or (ii) to be drawn down into escrow prior to the date of the Acquisition.
If the Additional Bank Debt is either made available as delayed draw term loans or is drawn into escrow prior to the date of the Acquisition, the Company will not be required to confirm its guarantees and security with respect to the Additional Bank Debt until such time as either the delayed draw term loans are funded or the escrow is released or otherwise terminated (the “Bank Escrow Arrangements”);
(g)	the incurrence of additional indebtedness pursuant to the terms described in the Commitment Letter;
(h)	the entry into the Facilities Documents (as such term is defined in the Commitment Letter), including, without limitation, any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;

(i)	the provision by certain members of the Reynolds Group (including the Company as an existing guarantor) of certain affirmations, reaffirmations and/or confirmations that the guarantees in place in respect of the Existing Secured Indebtedness and Existing Notes continue in full force and effect, notwithstanding the Transactions (as defined below), the Escrow and Merger Arrangements, the Bank Escrow Arrangements and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt, the Amended Senior Secured Credit Facilities and the Bridge Financing Facilities, if any, as applicable;

(j)	the amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second, third or junior ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (collectively, the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes, the Additional Bank Debt and any secured Bridge Financing Facilities, as applicable, on a pari passu basis with the Existing

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Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness (including after the consummation of the Escrow and Merger Arrangements and the Bank Escrow Arrangements);
(k)	the entry into any amendments, supplements, joinders, designations, confirmations or other documents in connection with the first lien intercreditor agreement dated as of November 5, 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement, dated as of January 21, 2010 (as further amended, extended, restated or otherwise modified the “FLICA”) to the extent required in order to permit the New Secured Notes and/or the Additional Bank Debt to be included as “Obligations” thereunder;
(1)	the entry into of any amendments, supplements, accessions, designations, confirmations or other documents in connection with the intercreditor agreement dated May 11, 2007, as amended and/or restated, including, without limitation, as of (i) November 5, 2009 by an amendment and restatement agreement and (ii) November 5, 2010 by an amendment agreement, both between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch, as administrative agent and The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (as such intercreditor agreement may be further amended, extended, restated or otherwise modified, the “2007 ICA”); and
(m)	following the Acquisition, the possible accession by certain members of the GPC Group to the Existing Financing Arrangements and the Transaction Documents (as defined below) as guarantors and/or security providers.
(collectively, the “Transactions”).
In order to effect the Transactions, it is intended that the Company enter into and/or approve, as relevant, the following documents, (collectively, the “Transaction Documents”):
(a)	the documents relating to the Bridge Financing Facilities, including, without limitation, the Facilities Documents, and any credit agreements, intercreditor agreements, security documents, indentures, registration rights agreements, purchase agreements, notes, joinders, offering material or any other documents in connection with the Bridge Financing Facilities or the conversion of any such Bridge Financing Facilities into term loans and/or exchange notes as described in the Commitment Letter;
(b)	the documents relating to the Amended Senior Secured Credit Facilities, the New Secured Notes and the New Unsecured Notes, as more particularly described in Schedule 1; and
(c)	the documents relating to the intercreditor arrangements in respect of Amended Senior Secured Credit Facilities, the New Secured Notes, the New Unsecured Notes, the Existing Secured Notes and the Existing Notes, as more particularly described in Schedule 2.

5

II.
POWER OF ATTORNEY
The Company authorizes (bevollmächtigt) the person or persons listed in Schedule 3 (the “Authorized Signatories”) hereto, each of them individually, to act for and in the name of the Company, and, in such capacity, to consider, settle, approve, execute or deliver the following:
1.	execution, delivery and.performance of the Transaction Documents and any other documents related thereto or required to be executed, delivered and performed in order to give effect to the Acquisition and the Transactions, (including any notices, certificates, requests, communications or other documents (together with the Transaction Documents, the “Documents”);
2.	any subsequent amendments (including by way of an amending agreement) to any Documents;
3.	supplement, make alterations to and complete any blanks in any Documents (including, but not limited to, altering or completing details of the parties), and
4.	to do anything and consider, settle, approve, sign, agree, execute, deliver and/or issue any documents that, in the opinion of the relevant Authorized Signatory, may be necessary, expedient or incidental to any transaction or dealing contemplated by any of the Documents.
In connection with the transactions, the Company hereby declares as follows:
The Authorized Signatories — each of them individually — are (i) released from the restrictions of Section 181 second alternative German Civil Code (BGB) and to the extent legally possible according to Section 181 first alternative German Civil Code (BGB) and (ii) authorized to grant sub-powers-of attorney to third parties of their choice and with the same scope as this power-of-attorney and to include the release from the restrictions of Section 181 German Civil Code (BGB). For the avoidance of doubt, this power of attorney is to be construed broadly. The liability of each Authorized Signatory shall be limited to willful misconduct and gross negligence. The Company shall — upon receipt of a first demand (auf erstes Anfordern) — indemnify (freistellen) each Authorized Signatory against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Authorized Signatory in connection with this Power of Attorney.
This Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Unterschriftsseite folgt/signature page follows]

6

Place, Date: July 20, 2011

Pactiv Hamburg Holdings GmbH
BY:	/s/ Petro Kowalskyj
	Name:	Petro Kowalskyj
Function: Director

Schedule 1
New Secured Notes
1.	The New Secured Notes Indenture, between, among others, the duly appointed trustee for the New Secured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto.

2.	The Secured Notes Purchase Agreement, or any accession or joinder thereto.

3.	The Secured Notes Registration Rights Agreement, or any accession or joinder thereto.

4.	Officer’s certificates in respect of the New Secured Notes and any officer’s certificates in respect of any opinion given in respect of the New Secured Notes.
New Unsecured Notes
5.	The New Unsecured Notes Indenture, between, among others, the duly appointed trustee for the New Unsecured Notes, the Escrow Issuers or Issuers and the guarantors, or any accession, joinder or supplemental indenture thereto,

6.	The Unsecured Notes Purchase Agreement, or any accession or joinder thereto.

7.	Unsecured Notes Registration Rights Agreement, or any accession or joinder thereto.

8.	Officer’s certificates in respect of the New Unsecured Notes and any officer’s certificates in respect of any opinion given in respect of the New Unsecured Notes..
Other Documents relating to the New Secured Notes, the New Unsecured Notes, and/or the Amended Senior Secured Credit Facilities
9.	A confirmation, affirmation or re-affirmation agreement, between, among others, certain of the Loan Parties, each duly appointed collateral agent under the First Lien Intercreditor Agreement, Credit Suisse AG, as administrative agent under the Senior Secured Credit Facilities, and The Bank of New York Mellon, as trustee under the 2009 Indenture and in other capacities, with respect to the continuing security and/or guarantees in respect of the New Secured Notes and/or the Additional Bank Debt (the “Reaffirmation Agreement”).

10.	The Credit Agreement Amendment, and any ancillary and/or related documents necessary to give effect to such amendments to the Senior Secured Credit Agreement.

11.	the amendment, restatement, affirmation, re-affirmation, supplement, creation, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) or other action in respect of collateral under the applicable agreements, instruments or other documents creating security interests, in particular:

8

•	various confirmation, reaffirmation or amendment agreements under German law (including such agreements that require notarial recording) with respect to the continuing or amendment of the existing German security agreements (the “German Confirmation Agreements”);

•	Any agreements under which the Company grants new security such as new share pledge agreements or new account pledge agreements (including such agreements that require notarial recording) (the “German New Pledge Agreements”):

•	Any agreements under which the Company grants new security under non-German law or confirms, reaffirms or amends existing agreements including but not limited to share pledge agreements or Interest pledge agreements relating to any shares/interests in non-German subsidiaries (the “Non-German Pledge Agreements”).
12.	Any other document, instrument and/or agreement for the purpose of confirming, affirming, retaking or creating security in respect of the Additional Bank Debt and/or the New Secured Notes.

13.	Any document, instrument and/or agreement for the purposes of implementing, or required as a result of the implementation of, the Escrow and Merger Arrangements and/or the Bank Escrow Arrangements, including any document, instrument or agreement which amends or otherwise varies any security interest and/or guarantee granted by the Company.

14.	Any letters, notices or agreements of appointment in favour of certain related or unrelated persons to act as process agent on behalf of the Company in respect of the Transactions.

15.	Any notices, certificates, requests, waivers, authorisations, amendments, letter agreements, restatements, communications or other documents to be made, executed or entered into in connection with the above and/or the Transactions.

9

Schedule 2
1. Any agreements, amendments, supplements, joinders, certificates or other documents required to be entered into in connection with the 2007 ICA.
2. Any agreements, amendments, supplements, joinders, certificates, designations, confirmations or other documents required to be entered into in connection with the FLICA including, without limitation, in order to permit the New Secured Notes and/or Additional Bank Debt to be included as “Obligations” thereunder.

10

Schedule 3
Authorised Signatories
1.	Graeme Richard Hart

2.	Bryce McCheyne Murray

3.	Helen Dorothy Golding

4.	Allen Philip Hugli

5.	Gregory Alan Cole

6.	Mark Dunkiey

7.	Cindi Lefari

8.	Philip John Presnell West

9.	Thomas James Degnan

10.	Robert Bailey

11.	Stephen David Pardy

12.	Prudence Louise Wyllie

13.	Chiara Francesca Brophy

14.	Karen Michelle Mower

15.	Jennie Blizard
and the following attorneys-at-law of Debevoise & Plimpton LLP, all with its business address at Taubenstr. 7-9, 60313 Frankfurt am Main, Germany:
16.	Philipp von Hoist

17.	Dr. David Witzel

18.	Klaudius Heda

19.	Daniel Wiedmann

11

EXHIBIT 1
COMMITMENT LETTER

12

Certified Copy

VOLLMACHT	POWER OF ATTORNEY
Pactiv Corporation

eine nach dera Recht des Staates Delaware gegründete Gesellschaft mit Sitz in 1900 West Field Court, Lake Forest, IL 60045, USA (die “Vollmachtgeberin”)	a company incorporated under the laws of Delaware, USA, having its seat in 1900 West Field Court, Lake Forest, IL 60045, USA (the “Principal”)

bevollmächtigt und beauftragt hiennit, und Z war unter Befreiung von den Beschränkungen des § 181 BGB und mit dem Recht zur Erteilung von Untervollmacht im gleichen Umfang, jede der folgenden Personen	hereby authorizes, empowers and instructs with relief from the restrictions of Section 181 German Civil Code and with the right of delegation and substitution to the same extent, each of the following persons
Philipp von Hoist,
Dr. David Witzel,
Daniel Wiedmann
Klaudius Heda

alle geschäftsansässig in den Büros von Debevoise & Plimpton LLP, Taubenstraße 7-9, 60313 Frankfurt am Main, Deutschland,

und zwar jeden einzehi, als bevollmachtigter Vertreter im Namen der Vollmachtgeberin folgende Rechtsgeschäfte und Rechtshandlungen vorzunchmen:
each with a business address at the offices of Debevoise & Plimpton LLP, Taubenstrasse 7- 9, 60313 Frankfurt am Main, Germany,

each on his/her sole signature, to act for and on behalf of the Principal as attorney-in-fact and, in such capacity, to perform the following legal acts and transactions:

1. Den Abschluss eines Verpfandungsvertrags mit der The Bank of New York Mellon und anderen zur Verpfandung ihrer Gesellschaftsanteile an Pactiv Deutschland Holdinggesellschaft mbH eingetragen im Handelsregister des Amtsgerichts Hamburg unter HRB 71774 und mit Sitz in der Friedensallee 23-25, 22765 Hamburg (“Pactiv Deutschland”) mit Sitz in Bonn.
1. Conclusion of a share pledge agreement with The Bank of New York Mellon and others regarding Sie pledge of its shares in Pactiv Deutschland Holdinggesellschaft mbH, registered with the commercial register of the local court in Hamburg under registration no. HRB 71774 and having its business seat at Friedensallee 23-25,22765 Hamburg (“Pactiv Deutschland”).

2. Sämtliche Erklärungen abzugeben und sämtliche Handlungen vorzunehmen, die nach dem Ermessen des Bevollmächtigten erforderlich oder nützlich sind (einschließlich etwaiger Anmeldungen zum Handelsregister).
2. To make all statements and do all acts and things deemed necessary or useful, at the discretion of the attorney-in-fact (including applications with the commercial register).

Im Zweifel ist diese Vollmacht weit auszulegen.	For the avoidance of doubt, this power of attorney is to be construed broadly.

Diese Vollmacht erlischt am 31. März 2012, 24:00 Uhr, wenn sie nicht zuvor widerrufen	This power of attorney shall lapse on March

wurde.	31,2012,24:00h, if not revoked earlier.

Die Haftung des Bevollmachtigten beschränkt sichäuf Vorsatz.	The attorney-in-fact’s liability shall be limited to willful misconduct.

Die Vollmachtgeberin wird auf erstes Anfordern jeden oben genarmten Bevollmächtigten hinsichtlich Aufwendungen, Verluste, Verpflichtungen, Gerichtsurteilen, Geldbußen, Strafen und Beträgen, die in Vergleichen bezahlt werden (einschließlich aller Zinsen, Abgaben und anderer Gebuhren in diesem Zusarrunenhang) freistellen, die bei einem Bevollmächtigten entstehen oder auf Veranlassung eines Bevollmächtigten in Zusammenhang mit der Vollmacht entstehen.
The Principal shall — upon receipt of a first demand (auf erstes Anfordern) — indemnify (freistellen) each Attorney-in-Fact mentioned above against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by, or on behalf of, an Attorney-in- Fact in connection with this Power of Attorney.

Die deutschsprachige Fassung dieser Vollmacht ist bestimmend. Die Vollmacht unterliegt dem Recht der Bundesrepublik Deutschland.	The German version of this power of attorney shall prevail. The Power of Attorney shall be governed by the laws of the Federal Republic of Germany.
[Signature Page follows]

2

Ort/Place, Datum/Date:

Pactiv Corporation
By:	/s/ Helen Golding
	Name:	Helen Golding
Function: Vice President

3

Certified Copy
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS:
The Bank of New York Mellon, a banking corporation company duly incorporated and existing under the laws of the State of New York, and having its registered office at One Wall Street, New York, NY 10286, U.S.A. (the “Company”) hereby undertakes as follows:
WHEREAS:
(A)	the Company has been appointed as collateral agent (the “Collateral Agent”) under a first lien intercreditor agreement dated 5 November 2009 (as subsequently amended pursuant to Amendment No. 1 and Joinder Agreement dated as of January 21, 2011) between, among others, The Bank of New York Mellon as collateral agent and representative under certain indentures, Credit Suisse AG as representative under a certain credit agreement, Wilmington Trust (London) Limited as an additional collateral agent and each grantor (including, without limitation, Reynolds Consumer Products Holdings Inc., Reynolds Group Holdings Inc., Closure Systems Mernational Holdings Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer Inc.) that are parties thereto (the “Grantors”) (the “First Lien Intercreditor Agreement”); and

(B)	pursuant to the First Lien Intercreditor Agreement, the Collateral Agent may hold certain security interests for itself and other secured parties in connection with the obligations of the Grantors under the certain credit agreement and certain indentures referred to above.
The Company acting herein by its duly authorized officers,
HEREBY APPOINTS Rudolf Schiifer, Volkmar Fenkl, Tereza Sipkova, Christopher Strakosch and Tsampikos Trigenis as its true and lawful attorneys-in-fact, each with full power and authority to act severally as herein described, in the name and on behalf of the Company:
To act on behalf of the Company in its capacity as Collateral Agent and on behalf of other secured parties who have vested rights in the company as their Collateral Agent in any and all matters in respect to the conclusion, implementation, amendment, approval, cancellation, termination of security agreements and the establishment of other security as well as other financing agreements and ancillary agreements granted to the Collateral Agent in accordance with to the terms of the Collateral Agreement on such terms and conditions which the acting attorney-in-fact considers appropriate in its absolute and unfettered discretion. The security agreements include, in particular, pledges of shares and, without limitation, preparing and executing documents, notices and reports, communicating with governmental bodies and obtaining necessary approvals; and

To engage in any and all acts, things, and activities which are related to, incidental or conducive directly or indirectly, to the attainment of the foregoing objectives, including, but not limited to obtaining the notarization of any documents.
Giving and granting unto its said attorneys-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite, necessary and proper to be done in the performance of the above to all intents and purposes as it might or could do if it were acting for itself with full power of substitution and revocation, hereby ratifying and continuing all that its said attorneys or their respective appointed substitute shall lawfully do or cause to be done by virtue of this document unless revoked by the undersigned Company by written instrument
THIS POWER OF ATTORNEY shall become effective immediately and unless previously revoked, shall expire upon August 31, 2012.
THIS POWER OF ATTORNEY shall be governed by and constructed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the Company has caused it name to be subscribed hereto by its duly authorized representative this 5th day of August 2011.

THE BANK OF NEW YORK MELLON		THE BANK OF NEW YORK MELLON

By:	/s/ Sonia Chaliha	By:	/s/ Catherine F. Donohue

	Name: Sonia Chaliha		Name: Catherine F. Donohue
	Title: Managing Director		Title: Vice President

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)
     On the 5th day of August in the year 2011 before me, the undersigned, a Notary Public in and for said State, personally appeared Sonia Ghaliha, Managing Director, and Catherine F. Donohue, Vice President, personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their capacities, and that by their signatures on the instrument, the individuals, or the person upon behalf of which the individual acted, executed the instrument.

WITNESS MY HAND AND OFFICIAL SEAL.
/s/ Danny Lee
NOTARY PUBLIC
(Seal)
DANNY LEE, NOTARY PUBLIC
State of New York, NO. 01LE6161129
Qualified in New York County
Commission Expires February 20, 2015

BNY MELLON
Patricia A. Bicket
Vice President and Secretary, The Bank of New York Mellon
CERTIFICATE
     I, the undersigned, Patricia A. Bicket, Secretary of The Bank of New York Mellon, a New York banking corporation with its principal office at One Wall Street, New York, New York 10286, DO HEREBY CERTIFY that the following individuals are duly appointed and qualified officers of The Bank of New York Mellon:

Name	Title
Sonia Chaliha	Managing Director

Catherine F. Donohue	Vice President
     I FURTHER CERTIFY that they have been authorized to execute Powers of Attorney on behalf of the Bank in discharging or performing their duties within the Corporate Trust Division in accordance with Section 6.4 of the By-Laws of The Bank of New York Mellon as amended through October 12, 2010, a true copy of which is attached hereto.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of The Bank of New York Mellon this 5th day of August, 2011.

/s/ Patricia A. Bicket
Secretary

One Wall Street, 9th Floor, New York, NY 10286
T 212 635 1787 F 212 635 1269 patricia.bicket@bnymellon.com

\

SIGNING AUTHORITIES
Extracts from By-Laws of
THE BANK OF NEW YORK MELLON
ARTICLE VI
As Amended through October 12, 2010
     SECTION 6.1 [Intentionally Omitted]
     SECTION 6.2 Senior Signing Powers. The Chief Executive Officer, the President, . any Vice Chairman, any Senior Executive Vice President and any Executive Vice President is authorized to accept, endorse, execute or sign any document, instrument or paper in the name of, or on behalf of, the Bank in all transactions arising out of, or in connection with, the normal course of the Bank’s business or in any fiduciary, representative or agency capacity and, when required, to affix the seal of the Bank thereto. In such instances as in the judgment of the Chief Executive Officer, the President, any Vice Chairman, any Senior Executive Vice President or any Executive Vice President may be proper and desirable, any one of said officers may authorize in writing, including email and other forms of electronic communication or approval, from time-to-time any other officer to have the powers set forth in this section applicable only to the performance or discharge of the duties of such officer within his or her particular division or function. Any officer of the Bank authorized in or pursuant to Section 6.3 to have any of the powers set forth therein, other than the officer signing pursuant to this Section 6.2, is authorized to attest to the seal of the Bank on any documents requiring such seal.
     SECTION 6.3. Limited Signing Powers. In such instances as in the judgment of the Chief Executive Officer, the President, any Vice Chairman, any Senior Executive Vice President, or any Executive Vice President may be proper and desirable, any one of said officers may authorize in writing, including email and other forms of electronic communication or approval, from time to time any other officer, employee or individual to have the limited signing powers or limited power to affix the seal of the Bank to specified classes of documents set forth in a resolution of the Board applicable only to the performance or discharge of the duties of such officer, employee or individual within his or her division or function.
     SECTION 6.4 Powers of Attorney. All powers of attorney on behalf of the Bank shall be executed by any officer of the Bank jointly with the Chief Executive Officer, the President, any Vice Chairman, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President or any Managing Director, provided that the execution by such Senior Vice President or Managing Director of said Power of Attorney shall be applicable only to the performance or discharge of the duties of such officer within his or her particular division or function. Any such power of attorney may, however, be executed by any officer or officers or person or persons who may be specifically authorized to execute the same by the Board of Directors and, at foreign branches only, by any two officers provided one of such officers is the Branch Manager.
     SECTION 6.5. Auditor. The Chief Auditor or any officer designated by the Chief Auditor is authorized to certify in the name of, or on behalf of the Bank, in its own right or in a fiduciary or representative capacity, as to the accuracy and completeness of any account, schedule of assets, or other document, instrument or paper requiring such certification.